As filed with the Securities and Exchange Commission on April 28, 1998
                                                      REGISTRATION NO. 333-41629

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -------------------------

                                    FORM S-1


                                 AMENDMENT NO. 3
                                       TO

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                               KASPER A.S.L., LTD.
             (Exact name of registrant as specified in its charter)

       DELAWARE                               2337                         22-3497645
(State or other jurisdiction of     (Primary Standard Industrial        (I.R.S. Employer
incorporation or organization)      Classification Code Number)         Identification No.)


                                  77 METRO WAY
                           SECAUCUS, NEW JERSEY 07094
                               TEL: (201) 864-0328
                               FAX: (201) 864-7768

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             MR. LESTER E. SCHREIBER
                                  77 METRO WAY
                           SECAUCUS, NEW JERSEY 07094
                               TEL: (201) 864-0328
                               FAX: (201) 864-7768

    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            -------------------------

                                   COPIES TO:

                              MARK ABRAMOWITZ, ESQ.
                              MARK S. HIRSCH, ESQ.
                       PARKER CHAPIN FLATTAU & KLIMPL, LLP
                           1211 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036
                              TEL.: (212) 704-6000
                               FAX: (212) 704-6288
                            -------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                            -------------------------

                                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------
                                                  PROPOSED MAXIMUM   PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF         AMOUNT TO BE   OFFERING PRICE     AGGREGATE OFFERING     AMOUNT OF
   SECURITIES TO BE REGISTERED       REGISTERED    PER SECURITY             PRICE        REGISTRATION FEE
----------------------------------------------------------------------------------------------------------

Common Stock                         1,310,336        $13.125 (1)        $17,198,160       $5,073.46
Senior Notes (Face Amount)         $11,391,438           106% (1)        $12,074,924       $3,562.10
----------------------------------------------------------------------------------------------------------
              Total                                                                        $8,635.56*
----------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rules 457(c) and 457(o) solely for the purpose of computing the amount of the registration fee. The fee for the Common Stock was based on the average of the bid ($13) and asked price ($13.25) of the Common Stock on the over-the-counter market on December 1, 1997. The fee for the Senior Notes was based on the average of the bid ($106) and asked price ($106) of the Senior Notes on the over-the-counter market on December 1, 1997.

*   Filing fee has been previously paid.
                              ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

================================================================================

--------------------------------------------------------------------------------
Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED APRIL 28, 1998


PROSPECTUS


                               Kasper A.S.L., Ltd.


                        1,310,336 Shares of Common Stock

                                       and
               $11,391,438 Principal Amount of 12.75% Senior Notes

                               due March 31, 2004

        This Prospectus relates to the resale by certain stockholders of Kasper A.S.L., Ltd., a Delaware corporation (the "Company"), of (i) up to 1,310,336 shares of Common Stock, par value $0.01 per share, of the Company; and (ii) $11,391,438 principal amount of 12.75% Senior Notes (the "Senior Notes") issued to certain creditors of the Company's predecessor under a reorganization plan. See "Business - Reorganization of Leslie Fay." The Common Stock and the Senior Notes are sometimes referred to herein as the "Securities." See "Description of Capital Stock." The Securities may be offered from time to time by the Selling Shareholders in the over-the-counter market, in negotiated transactions or otherwise, at market prices then prevailing at the time of sale or at negotiated prices.

        ALTHOUGH THE SENIOR NOTES ARE TITLED "SENIOR": (A) THE COMPANY HAS NOT ISSUED, AND DOES NOT HAVE ANY CURRENT FIRM ARRANGEMENTS TO ISSUE, ANY SIGNIFICANT INDEBTEDNESS TO WHICH THE SENIOR NOTES WOULD BE SENIOR; AND (B) THE SENIOR NOTES WILL RANK SUBORDINATE TO, OR PARI PASSU WITH, ESSENTIALLY ALL OF THE OUTSTANDING EXISTING AND FUTURE INDEBTEDNESS OF THE COMPANY AND ITS SUBSIDIARIES.

        The Senior Notes were issued pursuant to an Indenture Agreement (the "Indenture") dated June 4, 1997 between the Company and IBJ Schroder Bank & Trust Company as Trustee. The Indenture provides, among other things, protection to holders of the Senior Notes in the event of a change in control of the Company. The Indenture defines a change of control as a change of 50% or more in ownership, other than through an acquisition by any group of which Arthur S. Levine is a member. In the event of a change in control, the Company is required to notify the holders and offer to buy back their Senior Notes in cash at a purchase price of at least 101% of the principal amount plus any accrued interest. No assurance, however, can be given that in the event of a change of control, the Company will have, or will have access to sufficient funds to repurchase the Senior Notes. The Indenture does not afford holders protection in the event of a highly leveraged transaction (such as a merger or restructuring) if it does not result in a change of control as defined in the Indenture.

        As of April 24, 1998, the Senior Notes are subordinated to $20,267,084 of secured indebtedness.

        Subject to certain exceptions, the Senior Notes may not be redeemed in whole or in part prior to January 1, 2000. After such date, the Company may redeem the Senior Notes in whole or in part, plus any accrued interest, at a prepayment premium. See "Description of Capital Stock - Senior Notes."

        THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE
             "RISK FACTORS " BEGINNING ON PAGE 6 FOR A DISCUSSION OF

                  CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN
                      CONNECTION WITH AN INVESTMENT IN THE
                           SECURITIES OFFERED HEREBY.


            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION, NOR HAS THE SECURITIES AND
                   EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.



                 The date of this Prospectus is _________, 1998

                               PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Except for the historical information contained herein, matters discussed or incorporated by reference in this Prospectus are forward-looking statements that involve risks and uncertainties. These forward-looking statements include, but are not limited to, statements about (i) improvements in the markets served by the Company; and (ii) the consummation of contracts and other transactions described herein. The Company's actual results, financial and otherwise, could differ materially from such forward-looking statements because of, among other things, factors discussed in the section entitled "Risk Factors" as well as those discussed in this summary and elsewhere in this Prospectus.

                                   THE COMPANY

        Kasper A.S.L., Ltd., a Delaware corporation (the "Company"), is one of the largest manufacturers and marketers of women's suits in the United States. The Company designs, contracts for the manufacture of, markets and distributes women's suits, dresses, knitwear and sportswear. From its established position in the "upper moderate" suit market, under its Kasper for ASL(R) brand name, the Company has diversified into the lower price point "moderate" suit market under its Le Suit(TM) brand name and to a lesser extent, the higher price point "bridge" and designer women's suit markets under its Albert Nipon(R) and Nipon(R) brand names. The Company markets and distributes its products under eight different brands: (i) Kasper for ASL(R) suit, the leading brand name in "upper moderate" women's suits; (ii) Le Suit(TM), a line of suits introduced to create a less expensive alternative to Kasper for ASL(R) suits; (iii) Albert Nipon Suits(R), a line of suits designed and marketed to compete in the bridge area of the market; (iv) Albert Nipon Evening(TM), a line of beaded and sequined evening suits; (v) Kasper for ASL(R) dresses, a line of "better" career dresses;
(vi) Kasper and Company(R) ASL Sportswear, a line of sportswear under the Kasper brand name priced between the moderate and better markets; (vii) Nina Charles(TM), a better priced knitwear line comprised of two distinct product classifications: better knit dresses and better knit sportswear/separates; and
(viii) b. bennett(TM), a line of suits catering to the younger woman seeking an updated look.

        The Company also designs and manufactures suits for sale under private labels for various department stores. Management believes the Company's primary strengths are the quality, styling, value and brand name recognition of its products. The Company's products are sold to approximately 1,400 retail accounts having approximately 2,000 retail locations throughout the United States and through the Company's chain of 47 retail outlet stores.

        The Company was incorporated in Delaware on March 5, 1997 under the name Sassco Fashions, Ltd. in connection with the June 4, 1997 reorganization (the "Reorganization") of the Leslie Fay Companies, Inc. ("Leslie Fay"), the Company's former parent. The Company changed its name from Sassco Fashions, Ltd. to Kasper A.S.L., Ltd. on November 5, 1997. As a result of the Reorganization, the Company emerged from bankruptcy as a separate stand-alone corporation with its own financing sources. Pursuant to the Amended Joint Plan of Reorganization (the "Reorganization Plan") approved by the U.S. Bankruptcy Court on April 29, 1997, the former creditors of Leslie Fay received 6,800,000 shares of Common Stock of the Company and 12.75% Senior Notes in the aggregate principal amount of $110,000,000. See "Business Reorganization of Leslie Fay." The Company also issued options ("Management Options") to certain members of management to purchase 1,753,459 shares of Common Stock, which upon issuance will represent approximately 20.5% of the Company's outstanding Common Stock. The Company also issued options to purchase 100,000 shares of Common Stock to its current non-employee directors. See "Management."

        The Company is based in Secaucus, New Jersey and has sales, production and design offices in New York City, Dallas, London and Montreal and a buying office in Hong Kong. The Company's executive office is located at 77 Metro Way, Secaucus, New Jersey 07094, Tel: (201) 864-0328.

        Kasper(R), Kasper for ASL(R), Kasper II(R), Kasper for ASL Petite(R), Kasper and Company(R), Kasper and Company Petite(R), Kasper Dress(R), Kasper Dress Petite(R), Albert Nipon(R), Nipon Boutique(R), Executive Dress by Albert Nipon(R), Nipon Night(R), Albert Nipon Suits(R) and Nipon Studio(R) are registered trademarks of the Company. Le Suit(TM), b. bennett(TM), Nina Charles(TM) and Albert Nipon Evening(TM) are non-registered tradenames used by the Company. See "Business--Trademarks". This Prospectus also includes trademarks, tradenames and service marks of other companies.

        In this Prospectus, unless the context otherwise requires, all references to the "Company" are to Kasper A.S.L., Ltd., a Delaware corporation, and its wholly owned subsidiaries ASL/K Licensing Corp., ASL Retail Outlets, Inc. and Kasper A.S.L. Europe, Ltd., each a Delaware corporation, and Asia Expert, Ltd., Viewmon Ltd. and Tomwell Ltd., each a Hong Kong corporation.

                                  THE OFFERING


Securities offered by the Selling
Shareholders................................1,310,336 shares of Common Stock and
                                            12.75% Senior Notes in the aggregate
                                            principal amount of $11,391,438. See
                                            "Description of Capital Stock."


Terms of Senior Notes.......................The Senior Notes bear interest at an
                                            annual   rate  of  12.75%,   payable
                                            semi-annually in arrears, and mature
                                            on March 31, 2004.  The Senior Notes
                                            may be redeemed  starting January 1,
                                            2000  at the  Company's  option,  in
                                            whole  or in part,  at a  prepayment
                                            premium.   The   Senior   Notes  are
                                            unsecured obligations of the Company
                                            and  rank   PARI   PASSU   with  the
                                            Company's other permitted  unsecured
                                            indebtedness.  See  "Description  of
                                            Capital Stock - Senior Notes."

Common Stock outstanding
    prior to this offering..................6,800,000 shares
    after this offering ....................6,800,000 shares (1)

Use of proceeds.............................The  Company  will not  receive  any
                                            proceeds   from   the  sale  of  the
                                            Securities     subject    of    this
                                            Prospectus. See "Use of Proceeds".

Risk Factors................................An  investment  in  the   securities
                                            offered   hereby   involves  a  high
                                            degree    of    risk.    Prospective
                                            investors should carefully  consider
                                            the matters set forth  herein  under
                                            the caption "Risk Factors".

---------------
(1) Does not include (i) 2,500,000 shares of Common Stock reserved for issuance upon the exercise of options available for grant under the Company's 1997 Management Stock Option Plan, of which 1,753,459 options have been granted as of the date hereof; and (ii) 100,000 shares reserved for issuance upon the exercise of options granted to the Company's current non-employee directors. See "Management."

                                  RISK FACTORS

        An investment in the Securities offered hereby is speculative in nature and involves a high degree of risk. In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following risk factors before purchasing the Securities offered hereby.

INDUSTRY RISKS
--------------

        CYCLICAL TRENDS IN APPAREL RETAILING; CHANGES IN THE RETAIL INDUSTRY

        The apparel industry is a cyclical industry, with purchases of apparel and related goods tending to decline during recessionary periods when disposable income is low. In addition, the Company, like many of its competitors, sells to major retailers, some of whom have engaged in leveraged buyouts or transactions in which such retailers incurred significant amounts of debt, and some of whom have in recent years operated under the protection of the federal bankruptcy laws. In addition, the retail industry periodically has experienced consolidation and other ownership changes. In the future, other retailers in the United States and in foreign markets may consolidate, undergo restructurings or reorganizations, or realign their affiliations, any of which would decrease the number of stores that carry the Company's products or increase the ownership concentration within the retail industry which could have a material adverse effect on the Company's operations, business or financial condition.

        CHANGES IN FASHION TRENDS

        The Company believes that its success depends in substantial part on its ability to anticipate, gauge and respond to changing consumer demands and fashion trends in a timely manner. For those products that are "fashion staples," the Company attempts to reduce the risks of changing fashion trends and product acceptance by holding positions in its inventory to ensure an uninterrupted supply of finished garments and piece goods inventory. There can be no assurance, however, that the Company will continue to be successful in this regard. If the Company misjudges the market for its collections, it may be faced with a significant amount of unsold finished goods inventory and piece goods inventory, which could have an adverse effect on the Company's operations, business and financial condition.

        COMPETITION

        Competition is strong in the areas of the fashion industry in which the Company operates. The Company competes with numerous designers and manufacturers of apparel and accessory products, domestic and foreign, none of which accounts for a substantially larger percentage of total industry sales than the others, but some of which are significantly larger and have substantially greater resources than the Company. The Company's business depends, in part, on its ability to shape and stimulate consumer tastes and demands by producing innovative, attractive, and exciting fashion products, as well its ability to remain competitive in the areas of design, price and quality. No assurance can be given that the Company will continue to compete favorably in the industries in which it operates. Such failure or inability to compete could have a material adverse effect on the Company's operations, business or financial condition. See "Business -- Competition."

BUSINESS RISKS
--------------

        DEPENDENCE ON FOREIGN SUPPLIERS AND CONTRACTORS

        The Company uses a variety of raw materials, principally consisting of woven and knitted fabrics and yarns. Generally, the raw materials are purchased by the Company directly from suppliers and sent to contractors to be cut and sewn. The Company purchases the raw materials required for the production of its products from more than 100 suppliers. Purchases from the Company's four major suppliers of raw materials accounted for approximately 19.4%, 15.3%, 9.2%, and 6.8%, respectively, of the Company's total purchases of raw materials for 1997. The Company's transactions with its suppliers are based on written instructions issued by the Company from time to time and, except for these instructions, the Company has no written agreements with its suppliers. To date, the Company has not experienced any difficulty in obtaining needed raw materials. No assurance can be given, however, that the Company will continue not to have difficulty obtaining raw materials and the inability of certain suppliers to provide needed items on a timely basis could materially adversely affect the operations, business or financial condition of the Company. See "Business -- Suppliers."

        The Company does not own any significant production facilities. The Company's apparel products are produced for the Company by approximately 30 different contractors. All of the Company's products are manufactured to its exacting specifications outside of the United States. The Company schedules work with its contractors so that each factory, or at least multiple floors of each factory, are entirely dedicated to the Company's products, thereby ensuring quality control. Purchases of finished goods from the Company's four major contractors accounted for 29.2%, 13.7%, 13.4% and 11.7% of the Company's total production during 1997. Although the Company does not have written agreements with its contractors, it has had long-term relationships with many of them. However, the termination of the Company's relationship with any one of its four major contractors and any delays in finding a substitute contractor, could result in delays in the Company's production plans and have a material adverse effect on the Company's operations, business and financial condition. See "Business -- Manufacturing."

        RELIANCE ON FOREIGN OPERATIONS; IMPORT RESTRICTIONS

        During 1997, 98% of the Company's finished goods and approximately 80% of the Company's direct purchases of raw materials for its products were produced in Taiwan, the Philippines, Hong Kong, and the Peoples' Republic of
China and other Asian countries, all through arrangements with independent suppliers and contractors. As a result of the location of the Company's suppliers and contractors, the Company's operations may be affected adversely by political and financial instability resulting in the disruption of trade from the countries in which such suppliers and contractors operate, the imposition of additional regulations relating to imports, the imposition of additional duties, taxes, and other charges on imports, or restrictions on the transfer of funds. The inability of a supplier or contractor to ship orders of the Company's products in a timely manner could cause the Company to miss the delivery date requirements of its customers for those items, which could result in cancellation of orders, refusal to accept deliveries, or a reduction in sales prices, thereby having a material adverse effect on the Company's operations, business or financial condition. The Company has not, to date, suffered any material adverse effect as a result of the current financial and currency crisis in Asia. No assurance can be given, however, that such crisis, or any other similar crises in that region will not have a material adverse effect on the Company's operations, business or financial condition due to the Company's dependence on this region for its suppliers and contractors. See "Business -- Manufacturing."

        The Company's import operations are subject to constraints imposed by bilateral textile agreements between the United States and a number of foreign countries, including Taiwan, South Korea, and Hong Kong.

These agreements, which have been negotiated bilaterally either under the Arrangement Regarding International Trade in Textiles, known as the Multifiber Agreement, and other applicable statutes, impose quotas on the amounts and types of merchandise which may be imported into the United States from these countries. These agreements also allow the United States to impose restraints at any time on the importation of categories of merchandise that, under the terms of the agreements, are not currently subject to specified limits. The Company's imported products are also subject to United States customs duties which comprise a material portion of the cost of the merchandise. A substantial increase in customs duties could have an adverse effect on the Company's operating results. The United States and the countries in which the Company's products are produced or sold may, from time to time, impose new quotas, duties, tariffs, or other restrictions, or adversely adjust prevailing quota, duty, or tariff levels, any of which could have a material adverse effect on the Company's operations, business or financial condition. See "Business--Imports and Import Restrictions."

        RISKS RELATING TO OPERATIONS IN CHINA

        At present, a significant portion of the economic activity in China is export-driven and, therefore, is affected by developments in the economies of China's principal trading partners. The U.S. Congress considers annually the renewal of China's current "Most Favored Nation" trading status and may attach conditions to the renewal of such status which China may decline, or be unable, to meet. In 1994, President Clinton announced delinkage of such status to China's achievement of overall significant progress in the area of human rights. Prior to this announcement, renewal of such status had been contingent on the achievement of such progress. There can be no assurance that renewal of such status in the future will not be linked to human rights issues or other requirements or that, notwithstanding continuing presidential support for such status, Congress for any reason in the future will not deny such status beyond the President's ability to veto such denial. Revocation or conditional extension by the United States of China's "Most Favored Nation" trading status could have a material adverse effect on the trade and economic development of China and on the operations, business or financial condition of the Company. See "Business--Imports and Import Restrictions." The Company primarily transacts its sales and purchases in U.S. dollars. As a result, the Company does not use any hedging activities to manage the currency risks involved with working abroad.

        The Company's interests may be adversely affected by the political environment in China. China is a socialist state which since 1949 has been, and is expected to continue to be, controlled by the Communist Party of China. Changes in the top political leadership of the Chinese government may have a significant impact on policy and the political and economic environment in China. Moreover, economic reforms and growth in China have been more successful in certain provinces than in others, and the continuation or increase of such disparities could affect political or social stability. See "Business--Imports and Import Restrictions."

        RISKS RELATING TO OPERATIONS IN HONG KONG

        The Company has a buying office that conducts quality control, sourcing, beading and embroidery and other activities in Hong Kong. Accordingly, the Company may be materially adversely affected by factors affecting Hong Kong's political situation and its economy or its international political and economic relations. Sovereignty of Hong Kong reverted to China on July 1, 1997. The 1984 Sino-British Joint Declaration, the 1990 Basic Law of Hong Kong, the 1992 United States-Hong Kong Policy Act and other agreements provide some indication of the business climate the Company believes will exist in Hong Kong after the change in sovereignty. As of July 1, 1997, Hong Kong became a Special Administrative Region of China, with certain autonomies from the Chinese government, including
(i) being a separate customs territory from China with separate tariff rates and export control procedures; and (ii) maintaining a separate intellectual property registration system. All land leases in effect at the time of the transfer of sovereignty will be extended for a period of 50 years, except for those leases without a renewal option expiring after June 30, 1997 and before June 30, 2047. Hong Kong will continue to be a member of the World Trade Organization and the Hong Kong dollar will continue to be legal tender freely convertible into Reminmbi and not subject to foreign exchange controls. The Hong Kong government, as set up by China, will have sole responsibility for tax policies, though the Chinese government must approve all budgets. Notwithstanding the provisions of these international agreements, there can be no assurance as to the continued stability of political, economic or commercial conditions in Hong Kong. Changes affecting Hong Kong's political situation and its economy or its international political and economic relations may have a material adverse effect on the Company's operations, business or financial condition. The Company primarily transacts its sales and purchases in U.S. dollars. As a result, the Company does not use any hedging activities to manage the currency risks involved with working abroad.

        SEASONALITY OF BUSINESS

        The Company's business varies with general seasonal trends that are characteristic of the apparel industry and it generally experiences higher net revenues and net income in the first and third quarters of each fiscal year as compared to the second and fourth quarters of each fiscal year. On a quarter to quarter basis, the Company's operations may vary with production and shipping schedules, the introduction of new products, and variations in the timing of certain holidays from year to year.

        The Company historically has experienced lower net revenues and operating income in the second and fourth quarters than in other quarters due to
(i) lower demand among retail  customers  typical of the apparel  industry,  and
(ii) certain expenses that are constant throughout the year being relatively higher as a percentage of net revenues.

        RISKS RELATING TO THE COMPANY'S ABILITY TO MANAGE GROWTH

        As part of the Company's growth strategy, the Company plans to increase sales by increasing the number of outlet stores through which its products are sold. In addition, the Company's plan has been and continues to be to extend its existing collections. There can be no assurance that certain of the Company's collections or any new products or collections that it may add in the future will achieve the same degree of success as that achieved by the Kasper ASL(R) suit line, dress line and sportswear line, Albert Nipon(R), Le Suit(TM), and Nina Charles(TM) collections of women's apparel or that such collections or products will be profitable. The introduction of new collections and products generally is characterized by relatively high start-up costs, as well as production, distribution, and marketing inefficiencies associated with the initial limited distribution of such collections and products. There can be no assurance that any collection or product which the Company has or may introduce will achieve sales levels sufficient to enable it to generate profits or positive cash flow. Expansion of the Company's operations or of its collections or products also could require capital beyond that provided by the Company's cash flow or available credit facilities. There can be no assurance that such capital will be available to the Company, or, if available, that it will be available on terms the Company considers reasonable. The failure or inability of the Company to obtain such capital on favorable terms could have a material adverse effect on the Company's operations, business or financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        DEPENDENCE ON KEY CUSTOMERS

        Certain of the Company's customers have accounted for significant portions of the Company's net revenues. During 1997, Federated Department Stores, May Merchandising Co. and Dillards Department Stores accounted for approximately 18%, 17% and 14% of total sales respectively. A decision by one or more of such substantial customers, whether motivated by fashion concerns, financial difficulties, or otherwise, to decrease the amount of merchandise purchased from the Company or to cease carrying the Company's products could have a material adverse affect on the Company's operations, business and financial condition.

        DEPENDENCE UPON KEY PERSONNEL

        The future success of the Company largely is dependent on the talents and efforts of Mr. Arthur S. Levine, the Company's Chairman of the Board, as well as on the talents and abilities of key members of the Company's design teams and other key management executives. No assurance can be given that the Company's business would not be adversely affected if certain key members of the Company's design teams or management ceased to be active in the business of the Company. Mr. Levine is also integral to the Company's marketing efforts. The Company has entered into a five-year employment agreement dated June 4, 1997 with Mr. Levine but does not maintain a key person life insurance policy on the life of Mr. Levine. The loss of Mr. Levine could have a material adverse effect on the Company's operations, business and financial condition. See "Management -- Employment Agreements."

        DEPENDENCE ON AND PROTECTION OF LICENSED INTELLECTUAL PROPERTY RIGHTS

        The Company is the holder of several registered marks in the United States, including Kasper(R), Kasper for ASL(R), Kasper II(R), Kasper for ASL Petite(R), Kasper and Company(R), Kasper and Company Petite(R), Kasper Dress(R), Kasper Dress Petite(R), Albert Nipon(R), Nipon Boutique(R), Executive Dress by Albert Nipon(R), Nipon Night(R), Albert Nipon Suits(R) and Nipon Studio(R) (collectively, the "Marks"). Le Suit(TM), b. bennett(TM), Nina Charles(TM) and Albert Nipon Evening(TM) are non-registered tradenames used by the Company. The Company relies primarily upon a combination of trademark, copyright, know-how, trade secrets, and contractual restrictions to protect its intellectual property rights. The Company believes that such measures afford only limited protection and, accordingly, there can be no assurance that the actions taken by the Company to establish and protect its trademarks, including the Marks, and other proprietary rights will prevent imitation of its products or infringement of its intellectual property rights by others, or prevent the loss of revenue or other damages caused thereby. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or obtain and use information that the Company regards as proprietary which could have a material adverse effect on the Company's operations, business or financial condition. In addition, there can be no assurance that one or more parties will not assert infringement claims against the Company; the cost of responding to any such assertion could be significant, regardless of whether the assertion is valid. See "Business -- Trademarks."

FINANCIAL RISKS
---------------

        SUBSTANTIAL LEVERAGE

        As of the date hereof, the Company has consolidated indebtedness that is substantial in relation to its stockholders' equity. As of January 3, 1998, the Company has total debt of approximately $110.0 million (excluding $29.7 million of trade payables and other accrued liabilities) and stockholders' equity of approximately $121.0 million. The Company's leveraged financial position poses substantial consequences to holders of Common Stock, including the risks that
(i) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of interest on such indebtedness, (ii) the Company's leveraged position may impede its ability to obtain financing in the future for working capital, capital expenditures and general corporate purposes, and (iii) the Company's highly leveraged financial position may make it more vulnerable to economic downturns and may limit its ability to withstand competitive pressures. If the Company is unable to generate sufficient cash flow from operations in the future to service its indebtedness and to meet its other commitments, the Company will be required to adopt one or more alternatives, such as refinancing or restructuring its indebtedness, selling material assets or operations, or seeking to raise additional debt or equity capital. There can be no assurance that any of these actions could be effected on satisfactory terms, that they would enable the Company to continue to satisfy its capital requirements or that they would be permitted by the terms of existing or future debt agreements, including the terms and conditions of the Senior Notes and the $100 million working capital facility with BankBoston as the agent bank for a consortium of lending institutions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources".

        RISKS RELATING TO THE COMPANY'S DEBT COMPLIANCE

        The Company is required to meet certain financial covenants under the terms of the Company's $100 million revolving credit facility with its banks. The agreement which provides that the banks are secured by all the assets of the Company, also requires the maintenance of quarterly consolidated EBITDA (earnings before interest, taxes, depreciation and amortization), a minimum Debt Service Coverage Ratio (the ratio of consolidated operating cash flow to consolidated total debt service), a semi-annual Inventory Coverage Ratio (the ratio of inventory to accounts receivable), an annual limit on capital expenditures, monthly maximum limitation on levels of piece goods inventory and a monthly minimum excess availability under the revolving credit facility. Should the Company be unable to meet any of these tests when required, it will be necessary to request waivers and/or amendments of the facility from the banks. There can be no assurance that the necessary waivers and/or amendments will be granted or that if granted, they will be on terms acceptable or favorable to the Company. There are no financial covenants under the terms of the Senior Notes. However, they do provide for default in the event the Company is not in compliance with its other loan agreements. The inability or failure of the Company to obtain such necessary waivers or amendments when needed could have a material adverse effect on the Company's operations, business or financial condition.

        RISKS RELATING TO THE COMPANY'S EMERGENCE FROM CHAPTER 11

        The Company emerged from Chapter 11 on June 4, 1997. The Company's experience in Chapter 11 may affect its ability to negotiate favorable trade terms with manufacturers and other vendors and to negotiate favorable lease terms with landlords. The failure to obtain such favorable terms could have a material adverse effect on the Company's operations, business or financial condition.

STOCKHOLDER RISKS
-----------------

        ABSENCE OF PUBLIC MARKET; ARBITRARY DETERMINATION OF OFFERING PRICE; POSSIBLE VOLATILITY OF MARKET PRICE

        Prior to this offering, there has not been an established market for any of the Securities, and, although the Common Stock and the Senior Notes trade in the over-the-counter market, there can be no assurance that an active trading market will develop or be sustained. The Securities may be offered from time to time by the Selling Shareholders in the over-the-counter market, in negotiated transactions or otherwise, at market prices then prevailing at the time of sale or at negotiated prices. The market price of the Securities may be subject to significant fluctuations in response to variations in the Company's financial position, operating results, developments concerning acquisitions, government regulations, general trends in the industry and other factors.

        SHARES ELIGIBLE FOR FUTURE SALE

        The prevailing market price of Common Stock after this offering could be adversely affected by future sales of substantial amounts of Common Stock by existing shareholders. There will be 6,800,000 shares of Common Stock outstanding immediately following this offering. Of which 6,774,984 will be tradeable without restriction and 25,016 of which may be sold subject to the restrictions of Rule 144 under the Securities Act of 1933 (the "Securities Act"). The 25,016 shares of Common Stock owned by certain officers and directors of the Company are "restricted securities" within the meaning of Rule 144 under the Securities Act, and, together with any Shares which are purchased by affiliates of the Company, as the term is defined in Rule 144, may be sold only by the respective holders thereof pursuant to an effective registration statement under the Securities Act or in accordance with one or more other exemptions under the Securities Act (including Rule 144). Rule 144, as amended, permits sales of restricted securities by any person (whether or not an affiliate) after one year, at which time sales can be made subject to the Rule's existing volume and other limitations and by non-affiliates without adhering to Rule 144's existing volume or other limitations after two years. Future sales of substantial amounts of Shares in the public market, or the perception that such sales could occur, could adversely affect the price of the Shares in any market that may develop for the trading of such shares. See "Shares Eligible for Future Sales."

        POSSIBLE EFFECTS OF BLANK CHECK PREFERRED STOCK; ANTITAKEOVER PROVISIONS

        The Company's Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the relative voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company and could prevent stockholders from receiving a premium for their shares in the event of a third party tender offer or change of control transaction. Although the Company has no present intention to issue any shares of its preferred stock, there can be no assurance that the Company will not do so in the future. Additionally, if the Company issues preferred stock, the issuance may have a dilutive effect upon the holders of the Company's Common Stock, including the purchasers of the shares of Common Stock offered hereby. In addition, the Company is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder. See "Description of Capital Stock - Section 203 of the Delaware General Corporation Law."

        LIMITATIONS ON LIABILITY OF DIRECTORS AND OFFICERS

        The Company's Certificate of Incorporation contains provisions limiting the liability of directors of the Company for monetary damages to the fullest extent permissible under Delaware law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by or in the name of the Company for breach of a director's duties to the Company or its stockholders except in certain limited circumstances. In addition, the Certificate of Incorporation contains provisions requiring the Company to indemnify directors, officers, employees and agents of the Company serving at the request of the Company against expenses, judgments (including derivative actions), fines and amounts paid in settlement. This indemnification is limited to actions taken in good faith in the reasonable belief that the conduct was lawful and in or not opposed to the best interests of the Company. The Certificate of Incorporation provides for the indemnification of directors and officers in connection with civil, criminal, administrative or investigative proceedings when acting in their capacities as agents for the Company. The foregoing provisions may reduce the likelihood of derivative litigation against directors and officers and may discourage or deter stockholders or management from suing directors or officers for breaches of their duties to the Company, even though such an action, if successful, might otherwise benefit the Company and its stockholders. See "Description of Capital Stock - Limitations on Liability and Indemnification of Officers and Directors."

              NON-COMPARABILITY OF HISTORICAL FINANCIAL STATEMENTS

        The Company's historical combined financial statements prior to the date the Reorganization Plan was consummated, are not comparable to the financial statements after such date as a result of the application of "fresh start" reporting and, therefore, are not indicative of the Company's future performance.

                                 USE OF PROCEEDS

        The Company will not receive any proceeds from the sale of the Securities subject to this Prospectus.

                                 DIVIDEND POLICY

        The Company has not paid any cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. The Company currently intends to retain earnings, if any, to finance the growth of the Company and repay outstanding debt. In addition, certain of the Company's agreements with lending institutions limit the Company's ability to declare any dividends for the duration of such agreements.

                                 CAPITALIZATION

        The following table sets forth the capitalization of the Company as of January 3, 1998. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations"and the Financial Statements and the notes thereto, included elsewhere in this Prospectus.


                                                                 January 3, 1998
                                                                 (in thousands)
                                                                 --------------
Long-Term Debt:
        12.75% Senior Notes in the aggregate
        principal amount of $110,000,000........................      $ 110,000
Bank Revolving Credit Agreement ................................           --
                                                                      ---------
Total Debt .....................................................        110,000

Shareholders' Equity:
     Preferred Stock, $0.01 par value,
        1,000,000 shares authorized; no shares issued
        and outstanding ........................................           --
    Common Stock, $0.01 par value;
        20,000,000 shares authorized; 6,800,000 shares
        issued and outstanding .................................             68
     Capital in excess of par value ............................        119,932
     Cumulative translation adjustment .........................            (14)
    Retained Earnings ..........................................            972
                                                                      ---------

        Total Shareholders' Equity .............................        120,958
                                                                      ---------
        Total Capitalization ...................................      $ 230,958
                                                                      =========

                  SELECTED CONSOLIDATED/COMBINED FINANCIAL DATA
                 (in thousands, except share and per share data)

        The following financial information is qualified by reference to, and should be read in conjunction with, the Company's Consolidated/Combined Financial Statements and Notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," contained elsewhere in this Prospectus. The selected consolidated financial information for the seven months ended January 3, 1998 is derived from the Company's audited Consolidated Financial Statements. The selected consolidated financial information for each of the four years in the period ended December 28, 1996 and for the five months ended June 4, 1997 is derived from the Company's audited Divisional Combined Financial Statements for the fiscal years ended January 1, 1994, December 31, 1994, December 30, 1995 and December 28, 1996 and for the five months ended June 4, 1997. The following table also includes certain unaudited pro forma combined statement of operations data for the five months ended June 4, 1997 which give effect to the Reorganization as if it had occurred on December 29, 1996.

                SELECTED CONSOLIDATED/COMBINED FINANCIAL DATA (1)
                      (in thousands, except per share data)


                                                                                                      PRO     REORGANIZED
                                                                                                      FORMA     COMPANY
STATEMENT OF OPERATIONS DATA:                                                                         (10)        (3)     PRO FORMA
                                              -------------------------------------------------------------------------------------
                                                                                                              |         |  COMBINED
                                                                                           FIVE       FIVE    |  SEVEN  |   TWELVE
                                                      FISCAL YEARS ENDED (2)               MONTHS     MONTHS  |  MONTHS |   MONTHS
                                              -----------------------------------------    ENDED      ENDED   |  ENDED  |  ENDED(4)
                                               JAN. 1,   DEC. 31,   DEC. 30,   DEC. 28,    JUNE 4,    JUNE 4, |  JAN. 3,|   JAN. 3,
                                                1994       1994       1995       1996       1997       1997   |   1998  |    1998
                                              --------   --------   --------   --------   --------   -------- | --------|  --------
                                                                                                   (UNAUDITED)|         |(UNAUDITED)
                                                                                          -----------------------------------------
Net sales .................................   $254,525   $250,748   $279,974   $311,550   $136,107   $136,107 | $175,602|  $311,709
Cost of Goods Sold ........................    182,381    180,192    207,161    238,268    101,479    101,179 |  127,784|   228,963
Gross profit ..............................     72,144     70,556     72,813     73,282     34,628     34,928 |   47,818|    82,746
Selling, general and administrative                                                                           |         |
 expenses (1) .............................     39,776     42,010     49,604     50,263     23,374     22,255 |   31,802|    54,057
Amortization of reorganization asset (5) ..       --         --         --         --         --        1,358 |    1,902|     3,260
Depreciation and amortization (6) .........      1,318      1,486      2,033      2,238      1,191      2,135 |    2,836|     4,971
Interest and financing costs ..............        450        450        525      1,634        667      6,511 |    9,358|    15,869
Income before taxes .......................     30,600     26,610     20,651     19,147      9,396      2,669 |    1,920|     4,589
Provision for income taxes (7) ............     12,240     10,644      8,260      7,659      3,758      1,068 |      948|     2,016
                                              --------   --------   --------   --------   --------   -------- | --------|  --------
Net income ................................   $ 18,360   $ 15,966   $ 12,391   $ 11,488   $  5,638   $  1,601 | $    972|  $  2,573
                                              ========   ========   ========   ========   ========   ======== | ========|  ========
                                                                                                              |         |
Net income per share (8) ..................       --         --         --         --         --         --   | $   0.14|      0.38
Weighted average number of shares                                                                             |         |
outstanding (8) ...........................       --         --         --         --         --         --   |    6,800|     6,800
Ratio of Earnings to Fixed Charges(11).....       69:1       60:1       40:1       13:1       15:1      1.4:1 |    1.2:1|     1.3:1
----------------------------------------------------------------------------------------------------------------------------------

OTHER FINANCIAL DATA:                                                                                         |         |
                                                                                                              |         |
Income before interest, taxes, depreciation                                                                   |         |
and amortization...........................   $ 32,368   $ 28,546   $ 23,209   $ 23,019   $ 11,254   $ 12,673 | $ 16,016|  $ 28,689
                                                                                                              |         |
----------------------------------------------------------------------------------------------------------------------------------

BALANCE SHEET DATA:                                                                                           |         |
                                                                                                              |         |
                                               JAN. 1,   DEC. 31,   DEC. 30,   DEC. 28,   JUNE 4,             | JAN. 3, |
                                                1994       1994       1995       1996       1997              |    1998 |
                                              --------   --------   --------   --------   --------            | --------|
                                                                                                              |         |
Working Capital.............................. $ 74,829   $ 87,428   $109,671   $127,900   $101,264            | $100,876|
Reorganization value in excess of                                                                             |         |
identifiable assets .........................     --         --         --         --         --              |   63,279|
Total Assets.................................  115,086    127,931    162,109    172,881    147,050            |  260,656|
Long-term Debt (9)...........................     --         --         --         --         --              |  110,000|
Shareholders' Equity (9)..................... $ 97,259   $109,563   $135,601   $157,204   $132,363            | $120,958|

(1) The Selected Consolidated/Combined Financial Data presented above has been prepared to show the Company as a free standing entity apart from Leslie Fay. Until 1996, the Company was totally dependent upon Leslie Fay for all administrative support, including accounting, credit, collections and legal support. As such, the financial statements reflect an allocation of Leslie Fay's administrative expenses to the Company.

(2) The change in the fiscal year-end from year to year is based on the Company's internal policy to close the fiscal year-end on the Saturday closest to December 31 of each year. As such, data for the fiscal year ended January 1, 1994, December 31, 1994, December 30, 1995, December 28, 1996 and January 3, 1998 include the Company's results of operations for 52, 52, 52, 52 and 53 weeks, respectively.

(3) The Company has accounted for the reorganization using the principles of "fresh start" reporting as required by AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code ("SOP 90-7"). Pursuant to such principles, in general, the Company's assets and liabilities were revalued. Therefore, due to the restructuring and implementation of "fresh start" reporting, the consolidated financial statements for the reorganized company (starting June 4, 1997) are not comparable to the combined financial statements of the predecessor company.

(4) Provided solely for convenience of the reader in reviewing "Management's Discussion and Analysis of Financial Condition and Results of Operations." Results reflect the combination of pro forma results for the five months ended June 4, 1997 for the predecessor company and for the seven months ended January 3, 1998 for the reorganized company. As such, this information, as presented, does not comply with generally accepted accounting principles applicable to companies upon emergence from bankruptcy which calls for separate reporting for the reorganized company and the predecessor company.

(5) For "fresh start" reporting purposes, any portion of the Company's reorganization value not attributable to specific identifiable assets is reported as "reorganization value in excess of identifiable assets." This asset is being amortized over a 20 year period beginning June 4, 1997.

(6) Included in Depreciation and Amortization for the seven month period ended January 3, 1998 is the amortization of trademarks and bank fees.

(7) As a division of Leslie Fay, the Company was not subject to Federal, State and Local income taxes. Effective June 4, 1997, the Company became subject to such taxes. The effective tax rate used for the historical financial statements reflects the rate that would have been applicable, had the Company been an independent entity. Provisions for deferred taxes were not reflected on the Company's books but were reflected on the books and records of Leslie Fay. Going forward, the Company will record deferred taxes in accordance with the provision of Statement of Accounting Standards Number 109, Accounting for Income Taxes.

(8) Due to the implementation of the Reorganization and fresh start accounting, per share data for the predecessor company have been excluded as they are not comparable.

(9) Pursuant to the Reorganization Plan, the Company issued $110 million in Senior Notes and 6,800,000 shares of Common Stock of the Company to the former creditors of Leslie Fay. Prior to the Reorganization, the Company operated as a division of Leslie Fay. As such, the Shareholders' Equity as reported was the Company's divisional equity as of the respective date.

(10)The Company's combined statement of operations for the five months ended June 4, 1997 has been adjusted to give retroactive treatment to the Reorganization of the Company, including the amortization relating to the reorganization asset, trademark and bank fees, interest relating to the Senior Notes, and excluding royalty expense, the Leslie Fay administrative expense allocations and other miscellaneous expenses that the Company would not have incurred had the Reorganization occurred on December 29, 1996.


(11)For purposes of calculating the ratio of earnings to fixed charges, earnings are determined by adding fixed charges and provision for income taxes to net income. Fixed charges consist of total interest expense for the period.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with the "Selected Combined Financial Data" and the Company's combined financial statements and the related notes thereto which are included elsewhere in this Prospectus. The Company utilizes a 52-53 week fiscal year ending on the Saturday nearest December 31. Accordingly, fiscal years 1993, 1994, 1995, 1996 and 1997 ended on January 1, 1994 ("fiscal 1993"), December 31, 1994 ("fiscal 1994"), December 30, 1995 ("fiscal 1995"), December 28, 1996 ("fiscal 1996"), and
January 3, 1998 ("fiscal 1997"), respectively.

        On June 4, 1997, the Company was separated from Leslie Fay, in accordance with the Reorganization Plan approved by the U.S. Bankruptcy Court. On that date, all assets and corresponding liabilities associated with the operation of the Sassco Fashions Division, including the Nipon Trademarks, were sold to the Company. Prior to that date, the Company operated as the Sassco Fashions Division of the Leslie Fay Companies, Inc., from the time it was acquired by Leslie Fay in 1980. The Company received the assets and liabilities of the former Sassco Fashion Division of Leslie Fay as part of the Reorganization Plan of Leslie Fay. In the aggregate, $249.6 million of assets, subject to $19.6 million of liabilities, were sold by Leslie Fay to the creditors in satisfaction of creditor claims of like amount. The Company in turn transferred to the creditors 6,800,000 shares of its common stock with a market value of $120 million and Senior Notes with an aggregate principal amount of $110 million in exchange for the net assets. The Company is one of the largest marketers and manufacturers of career women's suits in the United States. The Company also markets career dresses, sportswear and knitwear. The Company has grown through the extension of existing product lines, the introduction of new brands and the expansion of its retail outlet operations.

        The accompanying audited financial statements have been prepared to show the Company as a free standing entity apart from Leslie Fay. Until 1996, the Company was totally dependent upon Leslie Fay for all administrative support, including accounting, credit, collections, legal, etc. As such, the financial statements reflect an allocation of Leslie Fay administrative expenses to the Company.

        As a division of Leslie Fay, the Company was not subject to Federal, State and Local income taxes. Effective June 4, 1997, the Company became subject to such taxes. The effective tax rate used for the historical financial statements reflects the rate that would have been applicable, had the Company been independent. Provisions for deferred taxes were not reflected on the Company's books, but were reflected on Leslie Fay's books and records. Going forward, the Company will record deferred taxes in accordance with the provision of Statement of Financial Accounting Standards Number 109, "Accounting for Income Taxes."


        The Company's business is primarily the design, distribution and wholesale sale of women's career suits, dresses and sportswear to principally major department stores and specialty shops. Over the last five years, the Company has increased its share of the wholesale market by expanding into all markets, including the "lower moderate" (LeSuit), "upper moderate" (Kasper) and "bridge" (Nipon) markets. The Company has also introduced a career sportswear label, Kasper and Company(R), and career knitwear under the name Nina Charles(TM). In analyzing the performance of the knitwear division and its capital and operational requirements, the Company has decided to discontinue the Nina Charles(TM) label at wholesale in the United States for the Fall 1998 season. The Company will continue to market the label in its retail stores and in Canada and Europe. For Fall 1998, the Company will incorporate its knitwear business into its Dress and Sportswear lines.


        In July 1995, the Company started its retail outlet operations by acquiring 22 lease properties, which were assigned to the Company by Leslie Fay on June 4, 1997 pursuant to the Plan of Reorganization. As of

January 3, 1998, the Company had 47 retail outlet stores throughout the United States. Sales at the retail outlet stores totaled $38.6 million in the year ended January 3, 1998. The stores operate under the name Kasper ASL(R), but also sell the Company's other labels, including Nipon(R), Kasper and Company(R), Nina Charles(TM), Le Suit(TM) and b. bennett(TM).

        In connection with the separation from Leslie Fay, Leslie Fay transferred all rights and title to the Nipon trademarks to the Company. At the time of the transfer, there were several licensing agreements in effect, including men's sportswear, dress slacks, ties, ladies coats, etc. In 1997 the Company received approximately $900,000 in licensing income from licensing agreements.

        On June 4, 1997, the Company acquired the trade name Kasper(R) from Forecast Designs, Inc., a company owned by Herbert Kasper, for $6 million. Prior to June 4, the Company paid royalties for the use of the Kasper name to Forecast Designs, Inc. In accordance with the agreement, Forecast Designs, Inc. will retain the right to the licensing income from pre-existing licenses, which licenses will be transferred to the Company upon Mr. Kasper's death. The Company will be entitled to 50% of the income generated by any new licenses. Pursuant to the terms of the acquisition agreement, the Company also entered into an Employment, Consulting and Non-Competition Agreement with Herbert Kasper. Such agreement, which has a term of ten years, provides for the payment to Mr. Kasper of $300,000 in annual salary and $7,500 for each 1% by which the gross profits from the Company's sales of Kasper women's apparel, namely suits, dresses and sportswear in each of the six years 1998 to 2003 exceeds the total gross profit derived by the Company from the sale of such products in the year 1995. Under the terms of the Agreement, Mr. Kasper may and has been dedicating his business time to the licensing activities of ASL/K Licensing Corp., which includes meeting with current and prospective licensees of the Kasper brand name. He also participates in marketing trips and is involved in the Company's ad campaigns, reviews competitor's products and meets with prospective wholesale buyers on behalf of the Company. Mr. Kasper may also perform such other tasks as he and Mr. Levine may agree.


        The Company has plans to launch an advertising campaign beginning in 1998. Anticipated costs relating to the advertising campaign are $2.0 million. Costs for advertising are expensed as incurred.


FISCAL 1997 COMPARED TO FISCAL 1996
-----------------------------------

        NET SALES

        Net Sales in fiscal 1997 were $311.7 million as compared to $311.6 for fiscal 1996. Wholesale sales decreased to $273.1 million in fiscal 1997 from $289.4 million in fiscal 1996, a drop of 5.6%. The extra week's wholesale sales in fiscal 1997 were $5.2 million, resulting in an overall decrease of $21.5 million on a comparable 52-week basis, which was in line with the Company's plans to reduce production in 1997 in order to avoid the excess inventory situation which occurred in 1996. The reductions spanned the Company's product lines, but were more prevalent in the Dress and Private Label lines which decreased 22.6% and 39.4%, respectively, from the prior year. In addition, there were sales of the Nina Charles(TM) knitwear line totaling $4.5 million in the first half of 1997 and $3.7 million of sales of the b. bennett(TM) line for the full year of 1997, as compared to no sales in the same respective periods in 1996. The Company has recently decided to discontinue marketing the Nina
Charles(TM) brand name for wholesale in the United States beginning with the Fall 1998 season.

        Retail sales increased to $38.6 million in fiscal 1997 from $22.2 million in fiscal 1996, an increase of 74.1% due primarily to the net addition of 8 stores in fiscal 1997. The extra week's retail sales in fiscal 1997 amounted to $0.8 million, resulting in an overall increase of $15.6 million on a comparable 52-week basis.

Comparable store sales for fiscal 1997 were $23.4 million as compared to $20.6 million for fiscal 1996, an increase of 13.6%.

        GROSS PROFIT

        Gross Profit as a percentage of net sales increased to 26.4% for Fiscal 1997, compared to 23.5% for Fiscal 1996. The improvement over fiscal 1996 can be attributed to the higher percentage of retail sales as well as the improved performance at the wholesale level. Wholesale gross profit as a percentage of sales, adjusted for the extra week's sales, increased to 24.2% in fiscal 1997 from 22.0% in fiscal 1996 as a result of lower markdowns given to dispose of less merchandise at close-out prices. The better margins were primarily attributed to the Dress and Suit lines, which increased 10.9% and 5.1%, respectively.

        Retail gross profit as a percentage of sales, adjusted for the extra week's sales, increased to 39.2% in fiscal 1997 from 38.6% in fiscal 1996.

        SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

        Selling, general and administrative expenses increased to $55.2 million in fiscal 1997 as compared to $50.3 million in fiscal 1996, an increase of $4.9 million or 9.7%. The increase was primarily attributed to an extra week of selling, general and administrative expenses, which totaled approximately $1.4 million; and increased selling and occupancy costs related to the net addition of 8 retail outlet stores of approximately $1.8 million and $1.6 million, respectively. Wholesale selling, general and administrative expenses remained relatively flat, with incremental increases relating to occupancy offsetting decreases in direct expenses as a result of the reduction in sales.

        Selling, general and administrative expenses include the following: (i) design expenses; (ii) production expenses, which includes purchasing of raw materials, production planning and scheduling and product costing; (iii) selling and marketing expenses, including showroom sales personnel and sales representatives outside the showroom; (iv) administrative expenses, which include all back office functions such as finance, human resources, import management, accounts receivable and payable, etc.; (v) advertising expenses;
(vi) shipping expenses; and (vii) occupancy expenses, which include costs related to all owned and or leased facilities, including rent, utilities, etc. These expenses are expected to remain stable in the near future with the exception of advertising which is expected to increase by $2 million dollars in 1998.

        Prior to the separation from Leslie Fay, Arthur S. Levine was a principal in two companies, Kerrison Trading Co. ("Kerrison") and Alco Design Associates, Inc. ("Alco") that provided consulting services with regard to design, manufacturing and importation of apparel for the Sassco Fashions Division of Leslie Fay. Those consulting arrangements ceased as of June 4, 1997. For the 1996 and 1997 fiscal years, Mr. Levine received $3,402,642 and $1,487,920, respectively, as compensation for such consulting services. Payments totaling $236,000 were made to the two companies in August 1997 for services rendered prior to June 5, 1997. Such payments were included in selling, general and administrative expenses.

        AMORTIZATION OF REORGANIZATION ASSET

        As a result of the Reorganization, the portion of the Company's reorganization value not attributable to specific identifiable assets has been reported as "reorganization value in excess of identifiable assets". This asset is being amortized over a 20-year period beginning June 4, 1997. Accordingly, the Company incurred amortization charges for fiscal 1997 totaling $1.9 million representing seven months amortization of the reorganization asset.

        DEPRECIATION AND AMORTIZATION

        Depreciation and amortization increased to $4.0 million in fiscal 1997 from $2.2 million in fiscal 1996 as a result of the amortization charges associated with the trademarks and bank fees associated with the new financing. The trademarks are being amortized over 35 years beginning June 4, 1997 and resulted in amortization charges for fiscal 1997 of $850,000 for the seven months. The bank fees are being amortized over the life of the financing, which is three years, and resulted in $471,000 of amortization charges for fiscal 1997. The remaining increase relates to depreciation and amortization associated with capital expenditures in fiscal 1997.

        INTEREST AND FINANCING COSTS


        Interest and financing costs increased to $10.0 million in fiscal 1997 from $1.6 million in fiscal 1996, an increase of approximately $8.4 million. The increase is primarily attributable to the seven month's interest expense on the $110 million in Senior Notes, which were issued on June 4, 1997. The Senior Notes bear interest at 12.75% per annum and mature on March 31, 2004. Interest is payable semi-annually on March 31 and September 30. Interest relating to the Senior Notes for the seven months totaled $8.2 million. There are no principal payments due until maturity. To the extent that the Company elects to undertake a secondary stock offering or elects to prepay certain amounts a premium (as defined on page 50) will be required to be paid.

        The Company assumed from Leslie Fay a factoring/financing agreement with Heller. The agreement was for the sole purpose of supporting the Sassco Fashions Division of Leslie Fay. The agreement had a two year term expiring in February 1998. It provided for Heller to act as the credit and collection arm of the Company. The Company would receive funds from Heller as the receivables were collected. Any amounts unpaid after 120 days would be guaranteed and paid to the Company by the factor. The cost was .4% for the first $240 million in sales and
 .35% for sales above that amount. The agreement was amended in January 1998 to add an additional 18 months to the term of the arrangement and lower the rate to
 .35% for the first $250 million in sales and .3% on the excess over that amount.


        INCOME TAXES

        Provision for income taxes was $.9 million for the seven months ended January 3, 1998. This amount differs from the amount computed by applying the federal income tax statutory rate of 34% to income before taxes because of state and foreign taxes, and timing differences relating primarily to customer reserves and allowances, inventory, depreciation and amortization. Income taxes for the periods ended June 4, 1997 and prior were computed using the effective tax rate that would have been applicable, had the Company been an independent entity.

FISCAL 1996 COMPARED TO 1995
----------------------------

        NET SALES

        Net Sales in fiscal 1996 were $311.6 million, an increase of approximately $31.6 million or 11.3% , from $280.0 million in fiscal 1995. The increase is primarily attributable to a $16.0 million increase in both wholesale and retail sales in fiscal 1996 from fiscal 1995, which reflects the benefit of a full year of sales for the retail outlet stores plus the addition of 18 new stores during fiscal 1996. The wholesale sales increase reflects the addition of the Nina Charles(TM) knitwear line, as well as an increase in sportswear sales. Unit sales of suits increased, but were relatively equal in dollars at the net sales level due to increased markdowns and allowances. The Company has decided to discontinue marketing the Nina Charles(TM) brand name for wholesale in the United States beginning with the Fall 1998 season.

        GROSS PROFIT

        Gross profit, as a percentage of net sales, decreased to 23.5% in fiscal 1996 from 26.0% in fiscal 1995. This decrease is primarily attributable to a decline in wholesale gross margins in fiscal 1996 associated with the sale of excess inventory. The excess inventory situation was caused by an overly aggressive sales plan that resulted in too much production of goods that were not sold in season. The situation was exacerbated by the late shipment of goods as a result of the fabric problem discussed below. In addition, the consolidation of certain traditional discount chain stores, where the Company had historically been able to dispose of excess goods at favorable margins, resulted in reduced gross profit in fiscal 1996. As mentioned above, for the first quarter of 1996, gross profit was adversely impacted by the late delivery of the spring product. The late delivery of product was caused primarily by a problem with a certain fabric that resulted in rescheduling other shipments from the Far East. The fabric, although it passed initial quality tests, did not meet the Company's strict standards in actual production. The fabric had to be replaced and other production had to be moved to take its place, which resulted in late deliveries of early Spring 96 products to the Company's customers. The late delivery and inventory buildup problems, however, are not indicative of future trends, although the Company remains subject to risk regarding late delivery of product. See "Risk Factors-Business Risks-Dependence on Foreign Supplies and Contractors."

        SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

        Selling, general and administrative expenses increased to $50.3 million for fiscal 1996 from $49.6 for fiscal 1995, an increase of approximately $700,000 or 1.4%. The decrease was primarily due to the lower allocation of expenses from Leslie Fay, as the Company provided most of its own administrative support independently of Leslie Fay during fiscal 1996. In addition, the reduction in allocation of administrative costs was partially offset by the increase in selling, general and administrative expenses associated with a full year's operation of the retail outlet stores plus the addition of 18 more stores during fiscal 1996.

        INTEREST AND FINANCING COSTS

        Interest and financing costs increased from $525,000 in fiscal 1995 to $1.6 million in fiscal 1996, an increase of approximately $1.1 million. This increase is primarily attributable to Company's execution of a factoring/financing agreement with Heller Financial ("Heller") effective February 1996. Prior to that time, the Company's receivables were managed by Leslie Fay.

LIQUIDITY AND CAPITAL RESOURCES
-------------------------------

        Net cash provided by operating activities increased to $49.0 million during fiscal 1997 as compared to cash usage of $3.1 million during fiscal 1996, primarily as a result of reductions in accounts receivable and inventory levels from 1996 to 1997. Accounts receivables from outside contractors consisting of piece goods transferred to them for use in production decreased directly due to management's plan to reduce inventory levels in fiscal 1997 from fiscal 1996. That same decision is the cause of the reduction in finished goods inventory from fiscal 1996 to 1997.

        The Company's main sources of liquidity historically have been cash flows from operations and credit facilities. Prior to June 4, 1997, as a division of Leslie Fay, the Company either borrowed from, or invested its excess cash with, Leslie Fay. The Company's capital requirements primarily result from working capital needs, retail expansion and renovation of department store boutiques and other corporate activities.

        Effective June 5, 1997, the Company entered into a $100 million working capital facility with BankBoston as the agent bank for a consortium of lending institutions. The facility provides for a sub-limit for letters of credit of $50 million. The working capital facility is secured by substantially all the assets of the Company. The working capital facility expires in fiscal 2000 and provides for various borrowing rate options, including rates based upon a fixed spread over LIBOR. The facility provides for the maintenance of certain financial ratios and covenants and sets limits on the amount of capital expenditures and dividends to shareholders. Availability under the facility is limited to a borrowing base calculated upon eligible accounts receivable, inventory and letters of credit. As of January 3, 1998, there were no direct borrowings outstanding, $21.7 million in letters of credit outstanding under the facility and $27.6 million available for future borrowings.


        Pursuant to the Reorganization Plan, the Company issued $110 million in Senior Notes. The Senior Notes bear interest at 12.75% per annum and mature on March 31, 2004. Interest is payable semi-annually on March 31 and September 30. Interest relating to the Senior Notes for the seven months ended January 3, 1998 totaled $8.2 million. There are no principal payments due until maturity. To the extent that the Company elects to undertake a secondary stock offering or elects to prepay certain amounts a premium (as defined on page 50) will be required to be paid.


        The Company assumed from Leslie Fay a factoring/financing agreement with Heller. The agreement was for the sole purpose of supporting the Sassco Fashions Division of Leslie Fay. The agreement had a two year term expiring in February 1998. It provided for Heller to act as the credit and collection arm of the Company. The Company would receive funds from Heller as the receivables were collected. Any amounts unpaid after 120 days would be guaranteed and paid to the Company by the factor. The cost was .4% for the first $240 million in sales and
 .35% for sales above that amount. The agreement was amended in January 1998 to add an additional 18 months to the term of the arrangement and lower the rate to
 .35% for the first $250 million in sales and .3% on the excess over that amount.

        Capital expenditures were $4.7 and $7.0 million for fiscal 1997 and fiscal 1996, respectively. The capital expenditures represent funds spent for computer systems and hardware to enable the Company to operate independently, the retail outlet store development and the customization of, and improvements to, the Company's new warehouse facility in early 1997.


        Capital expenditures for 1998 are anticipated to total approximately $4.8 million and are expected to cover costs associated with a relocation to a new sales, production and design office, continued retail outlet store development, overseas facilities development and computer system improvements.


YEAR 2000 COMPLIANCE

        The Company has conducted a review of its computer systems to identify the systems that could be affected by the "Year 2000" issue and is developing an implementation plan to resolve the issue. The Year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations. The Company is utilizing both internal and external resources to identify, correct or reprogram, and test the systems for the year 2000 compliance. The Company presently believes that, with modifications to existing software and converting to new software, the Year 2000 problem will not pose significant operational problems for the Company's computer systems as so modified and converted. However, if such modifications and conversions are not completed timely, the Year 2000 problem may have a material impact on the operations of the Company.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
-----------------------------------------

        All new standards relating to items that affect the statement of operations of the Company in accordance with SAB 74 that were issued as of the date of emergence from bankruptcy have been fully adopted by the Company.

        The Company has adopted the 1997 Management Stock Option Plan effective December 2, 1997 (See Note 9 to Unaudited Interim Financial Statements ). In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation." This statement establishes the fair market value based method of accounting for an employee stock option but allows companies to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25 "Accounting for Stock Issued to Employees." Companies which elect to continue using the accounting under APB Opinion No. 25 must, however, make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting defined in SFAS No. 123 had been applied. The Company has elected to account for its stock based compensation awards to employees and directors under the accounting prescribed by APB Opinion No. 25 and has provided the disclosures required by SFAS No. 123 for fiscal 1997.

        In 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share." This statement establishes standards for computing and presenting earnings per share ("EPS"), replacing the presentation of currently required Primary EPS with a presentation of Basic EPS. For entities with complex capital structures, the statement requires the dual presentation of both Basic EPS and Diluted EPS on the face of the statement of operations. Under this new standard, Basic EPS is computed on the weighted average number of shares actually outstanding during the year. Diluted EPS includes the effect of potential dilution from the exercise of outstanding dilutive stock options and warrants into common stock using the treasury stock method. SFAS No. 128 has been adopted for the current fiscal year.

        In June 1997, the Financial Accounting Standards Board issued two new disclosure standards. Results of operations and financial position will be unaffected by the implementation of these new standards.

        Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"), established standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 now requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

        Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"), which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise", establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by Management in deciding how to allocate resources and in assessing performance.

        Both SFAS Nos. 130 and 131 are effective for financial statements for periods beginning after December 15, 1997 and require comparative information for earlier years to be restated. The Company has not yet determined what additional disclosures, if any, may be required in connection with adopting these statements.

CHANGE IN METHOD OF ACCOUNTING
------------------------------

        The effects of the Company's reorganization under Chapter 11 have been accounted for in the Company's financial statements using the principles required by the American Institute of Certified Public Accountants' Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code ("Fresh Start Accounting"). Pursuant to such principles, the Company's assets, upon emergence from Chapter 11 are stated at "reorganization value", which is defined as the value of the entity before considering liabilities on a going-concern basis following the reorganization and represents the estimated amount a willing buyer would pay for the assets of the Company immediately after the reorganization. The reorganization value for the Company was determined by reference to the remaining liabilities plus the estimated value of shareholders' equity of the outstanding shares of the Common Stock. The reorganization value of the Company was allocated to the assets of the Company in conformity with the procedures specified by Accounting Principles Board Opinion No. 16, Business Combinations, for transactions reported on the basis of the purchase method of accounting. In this allocation, identifiable assets were valued at estimated fair values, and any excess reorganization value has been recorded as "reorganization value in excess of amounts allocated to identifiable assets" (a long-term intangible asset similar to "goodwill").

IMPACT OF ASIAN FINANCIAL AND CURRENCY CRISIS
---------------------------------------------

        To date, the Company has not experienced any difficulty in obtaining needed raw material from its primary sources of supply in the Far East which are located in Japan, nor has it experienced any problems with its sewing contractors in Taiwan, the Philippines, Hong Kong and China. Over the past year, the region has suffered extreme volatility in its local financial markets and currency exchanges. As a result, no assurance can be given that the Company will continue to have an uninterrupted source of supply from the region. The inability of certain suppliers to provide needed items on a timely basis could materially adversely affect the Company's operations, business and financial condition.

                                    BUSINESS

GENERAL
-------

        The Company is one of the largest manufacturers and marketers of women's suits in the United States. The Company designs, contracts for the manufacture of, markets and distributes women's suits, dresses, knitwear and sportswear. From its established position in the "upper moderate" suit market, under its Kasper for ASL(R) brand name, the Company has diversified into the lower price point "moderate" suit market under its Le Suit(TM) brand name and to a lesser extent, the higher price point "bridge" and designer women's suit markets under its Albert Nipon(R) and Nipon(R) brand names. The Company markets and distributes its products under eight different brands: (i) Kasper for ASL(R) suit, the leading brand name in "upper moderate" women's suits; (ii) Le Suit(TM), a line of suits introduced to create a less expensive alternative to Kasper for ASL(R) suits; (iii) Albert Nipon Suits(R), a line of suits designed and marketed to compete in the bridge area of the market; (iv) Albert Nipon Evening(TM), a line of beaded and sequined evening suits; (v) Kasper for ASL(R) dresses, a line of "better" career dresses; (vi) Kasper and Company(R) ASL Sportswear, a line of sportswear under the Kasper brand name priced between the moderate and better markets; (vii) Nina Charles(TM), a better priced knitwear line comprised of two distinct product classifications: better knit dresses and better knit sportswear/separates; and (viii) b. bennett(TM), a line of suits catering to the younger woman seeking an updated look.

        The Company also designs and manufactures suits for sale under private labels for various department stores. Management believes the Company's primary strengths are the quality, styling, value and brand name recognition of its products. The Company's products are sold to approximately 1,400 retail accounts having approximately 2,000 retail locations throughout the United States and through the Company's chain of 47 retail outlet stores.

        The Company operates four wholly-owned subsidiaries, ASL/K Licensing Corp., ASL Retail Outlets, Inc. and Kasper A.S.L. Europe Ltd., each a Delaware corporation, and Asia Expert, Ltd. ("AEL"), a Hong Kong corporation, the owner of Viewmon Ltd. and Tomwell Ltd., each Hong Kong corporations.

        Generally, AEL acts as a buying agent for the Company for which it receives an arms length commission. AEL also provides a quality control function at the sewing contractors in China, Hong Kong and other parts of the Far East as part of its buying service. Viewmon Ltd. provides services regarding the acquisition of quota, while Tomwell Ltd. provides beading services for Nipon(R) and some Kasper for ASL(R) garments. These subsidiaries receive arms length fees for their services.

        Kasper A.S.L. Europe, Ltd. operates a sales office in London, England, where it sells the Company's products to retailers and distributors throughout the European continent. ASL Retail Outlets, Inc. operates the chain of 47 retail outlet stores that sell the Company's products directly to consumers. These stores purchase the merchandise directly from the Company at an arms length price. ASL/K Licensing Corp. was established to coordinate the licensing of the Kasper(R) trade name that was acquired on June 4, 1997. In connection with the separation from Leslie Fay, Leslie Fay transferred all rights and title to the Nipon trademarks to the Company. At the time of the transfer, there were several licensing agreements in effect, including men's sportswear, dress slacks, ties, ladies coats, etc. In 1997 the Company received approximately $900,000 in licensing income from licensing agreements. As of January 3, 1998 ASL/K Licensing Corp. had not entered into any new license agreements, although some were in the advanced stage of negotiations.

REORGANIZATION OF LESLIE FAY
----------------------------


        In 1980, the Company was acquired by Leslie Fay but continued to operate as a stand-alone division with Arthur S. Levine remaining in charge of the Sassco Fashions Division. In February 1993, Leslie Fay announced that its 1990, 1991 and 1992 financial statements were incorrect due to fraudulent accounting entries. As a result of the misstated financial statements, Leslie Fay defaulted on its unsecured bank and insurance debt. On February 26, 1993, the bank creditors informed Leslie Fay that no additional revolving borrowings could be made and that no new letters of credit would be issued under the bank facilities until the negotiations for a revised credit facility were completed. The uncertainty surrounding Leslie Fay's financing quickly spread to trade creditors, most of whom refused to extend further credit to Leslie Fay. As a result of its inability to obtain credit, Leslie Fay filed for protection under Chapter 11 of the Bankruptcy Code on April 3, 1993.

        Leslie Fay's Plan of Reorganization, which became effective on June 4, 1997 (the "Effective Date"), provided for the Company and a reorganized entity named The Leslie Fay Company, Inc. to emerge from bankruptcy as separate stand-alone U.S. corporations, each with its own financing sources. Pursuant to the Reorganization Plan, the former creditors of Leslie Fay received 6,800,000 shares of Common Stock of the Company and 12.75% Senior Notes in the principal aggregate amount of $110 million. The Company also issued (i) Management Options to certain members of management to purchase 1,753,459 shares of Common Stock, which upon issuance will represent approximately 20.5% of the Company's outstanding Common Stock; and (ii) options to purchase 100,000 of Common Stock to its non-employee directors. 1,310,336 of the Common Stock issued pursuant to the Reorganization and $11,391,438 face amount of the Senior Notes are the subject of this Prospectus.

        Pursuant to the Reorganization Plan, and based on the Company's estimate of the amount of certain outstanding claims by creditors of Leslie Fay that ultimately will be allowed by the Bankruptcy Court, the Plan Administrator currently retains approximately 1,419,141 shares of Common Stock and $22,948,279 principal amount of Senior Notes for payment of certain classes of claims against Leslie Fay (the "Holdback"). Such shares of Common Stock and Senior Notes are being held in trust by the Plan Administrator under the Reorganization Plan and are disbursed as such claims are either settled or dismissed.


STRATEGY
--------

        The Company believes that the women's suit category will continue to grow notwithstanding the "casualization" of dress in the workplace. More women are entering the work force and the current fashion cycle seems to favor structured apparel. The Company's principal retail customers, the department and specialty department stores, are continuing to invest in women's suits because this category is strategically important as a destination department for career women and other women desiring structured, versatile apparel. The Company's growth in the suit category has been assisted by its ability to bring its goods to the forefront of the store by increasing and updating its in-store shops and have been further enhanced by the development of certain areas of its businesses including petite sizes, increasing emphasis on pantsuits and seasonless fabrics. The Company extended its sportswear line through a wide variety of products and the introduction of a full knitwear line with the Fall 1996 delivery.

        The Company's marketing strategy is to maintain and grow all its suit business, while continuing to extend its presence in women' s apparel by focusing on those competitive advantages that have made it the leading marketer of women's suits. The Company believes that its strong Kasper(R) brand name, coupled with its continuous emphasis on excellent fit, high quality and excellent price-to-value relationship, will enable it to expand consumer acceptance of its Kasper(R) dresses and sportswear lines.

        The Company's business strategy is directed at maintaining and enhancing its position as a leader in the United States women's suits market. The Company plans to introduce new products and expand its retail operations, including the opening of one or more full price flagship stores. Implementation of these strategies may require significant investments for advertising, infrastructure, furniture and fixtures, and additional inventory. There can be no assurance that the growth strategies will be successful. The major elements of the Company's business strategy are as follows:

        OFFER QUALITY CAREER WEAR AT REASONABLE PRICE POINTS

        The Company's products are well recognized for their consistently superior quality and fit at prices that offer value to the consumer. The Company intends to continue the evolution of this process whereby the Company's designers work closely with its merchandising, sales and production teams to offer a product that is consistent in quality and fit season after season and reflects current fashion influences.

        INCREASE STORE PENETRATION

        The Company distributes its products through approximately 2,000 department and specialty stores throughout the United States. The Company believes that it has opportunities for increased store penetration in the Kasper and Company(R) sportswear label and in its knitwear business. At the same time, the Company feels it can expand its penetration of the Kasper(R) suit label through increased use of in store shops throughout the department store channel. The Company currently has 600 such shops in place.

        CONTINUE RETAIL STORE EXPANSION

         The Company plans to expand its retail outlet store business by adding 10 to 15 new outlet stores per year over the next several years. The Company currently has 47 retail outlet stores throughout the United States. These stores have provided the Company with an additional distribution channel at favorable profit margins. In addition, the Company is exploring the opening of one or more full price retail outlet stores in key markets, such as New York, Chicago and San Francisco. The full price stores would be a showcase for the Company's products that would give additional credence to the Company's licensing efforts and brand awareness.

        DEVELOP NEW LICENSING OPPORTUNITIES

        The Company currently has several licensing agreements in place for the Nipon trade name. In 1997 these licenses generated approximately $900,000 in revenue. The Company believes there are even greater opportunities to license not only the Nipon name but also the Kasper name.

        EXPAND PRODUCT LINE OFFERINGS

        Over the years, the Company has added new product lines such as LeSuit(TM) to counteract the retailers trend to private label. It has also added the Nina Charles(TM) knitwear line in Fall of 1996 and the b. bennett(TM) line of suits, catering to the younger woman, in Spring 1997. The Company intends to continue its efforts to seek out new promising markets for its existing brands as well as new brands.

PRODUCTS
--------

        The Company participates in three principal areas of the women's apparel market: (i) suits, which include "upper moderate" women's suits sold under the Kasper for ASL(R) brand name; "moderate" women's suits sold under the Le Suit(TM) brand name; suits sold under the Albert Nipon(R) brand name that are priced consistent with the bridge area of the ready-to-wear market; evening suits sold under the Nipon(R) brand name which compete in the designer market, and suits sold under the b. bennett(TM) name, a line of suits catering to the younger woman seeking an updated look; (ii) dresses, which includes Kasper for ASL(R) dresses, a line of "better" career dresses; and (iii) sportswear, which includes Kasper and Company ASL(R) sportswear, a line of sportswear under the Kasper brand name priced between the moderate and better markets and Nina Charles(TM), a better priced knitwear line comprised of two distinct product classifications: better knit dresses and better knit sportswear/separates. Career sportswear are marketed as groups of skirts, pants, jackets, blouses, sweaters and related accessories which, while sold as separates, are coordinated as to styles, color palettes and fabrics and are designed to be worn together or as separates.

SUITS
-----

        The Company produces suits which are designed to sell primarily in four price ranges under the brand names Kasper for ASL(R), Le Suit(TM), Albert Nipon(R), and Albert Nipon Evening(TM).

        KASPER FOR ASL(R) SUIT

        Kasper for ASL(R) is a leading brand name in "upper moderate" women's suits, with approximately 70% of the "upper moderate" women's suit market. Suits marketed under the Kasper for ASL(R) brand name represent the core of the Company's business. The Kasper for ASL(R) Suit division seeks to produce a wide variety of high quality, excellent fitting suits at affordable prices, and produces suits in petite, misses and large sizes (large sizes are distributed under the Kasper II(R) brand name). These suits are designed to achieve an updated classic look that can be worn from one season to the next without looking dated. In order to maintain a state of newness in its product inventory and on the retail sales floor, the Kasper for ASL(R) Suit division introduces a new line of suits five times a year. Many of these suits are made of "seasonless" fabrics that can extend the selling and wearing season of the garments. Sales of Kasper for ASL(R), as a percentage of the Company's net wholesale sales, for the 1995, 1996 and 1997 fiscal years were approximately 46.2%, 40.5% and 40.7%, respectively. The retail price for suits sold under the Kasper for ASL(R) brand name is $160 to $275. The Kasper for ASL(R) Suit division has established a "quick response" program with key accounts. The program is built around four basic bodies (two skirt suits, one pant suit and a three piece suit with jacket, skirt and pants) in three basic colors (black, navy and taupe), which are available in both Missy and Petite sizes. Under the program the Kasper for ASL(R) Suit division keeps "quick response" inventory available throughout the year and automatically replenishes stock based upon sell-through information received from the key accounts.

        LE SUIT(TM)

        The Le Suit(TM) line of suits were introduced to create a less expensive alternative to Kasper for ASL(R) Suits. The Le Suit(TM) division uses the best styles designed for Kasper for ASL(R) Suits for the preceding year with less expensive fabrics maintaining the same level of quality, fit and construction as Kasper for ASL(R) Suits. In addition to regular sizes, the Le Suit(TM) division also produces suits in petite and large sizes. The Le Suit(TM) brand offers an alternative to retailers' private label suits at an attractive price to the retailer without the attendant costs of maintaining their own private label business. Sales of Le Suit(TM), as a percentage of the Company's net wholesale sales, for the 1995, 1996 and 1997 fiscal years were approximately 15.3%, 16.9% and 16.9%, respectively. The retail price for suits sold under the Le Suit(TM) brand name is $99 to $189. The Le Suit(TM) division has recently initiated a "quick response" program similar to the Kasper for ASL(R) Suit division.

        ALBERT NIPON(R) SUIT

        The Albert Nipon(R) Suit division designs and markets suits to compete in the bridge area of the market. These suits, which are primarily distributed to high-end department and specialty stores, are designed to provide higher styling and a more sophisticated look than Kasper for ASL(R) Suits and use more expensive fabrics. In addition to garments in regular sizes, the Albert Nipon(R) division also produces suits in petite sizes. Sales of Albert Nipon(R) Suits, as a percentage of the Company's net wholesale sales, for the 1995, 1996 and 1997 fiscal years were approximately 4.2%, 4.5% and 4.0%, respectively. The retail price for suits sold under the Albert Nipon(R) brand name is $275 to $450.

        ALBERT NIPON EVENING(TM)

        The Albert Nipon Evening(TM) division designs and markets primarily beaded and sequined evening suits and occupies an unique niche in the suit marketplace. Sales of Albert Nipon Evening(TM) garments, as a percentage of the Company's net wholesale sales, for the 1995, 1996 and 1997 fiscal years were approximately 2.0%, 1.5% and 1.6%, respectively. The retail price for garments sold under the Albert Nipon Evening(TM) brand name is $350 to $700.

        b. bennett(TM)

        In Spring 1997, the Company introduced the b. bennett(TM) line of suits. This product line is targeted to reach the younger woman seeking a more updated look and offers her an alternative to the classic business suit. The b. bennett(TM) line utilizes distinctive fabrics and trim detail to achieve this look. All garments have the same level of quality and consistent fit as the Company's other products. Sales of b. bennett(TM) garments, as a percentage of the Company's net wholesale sales, for the 1997 fiscal year were approximately 1.4%. The retail price for garments sold under the b. bennett(TM) brand name is $199 to $300.

PRIVATE LABEL
-------------

        The Company also designs and manufactures suits for sale under private labels for various department stores. Sales of products for sale under these private labels, as a percentage of the Company's net wholesale sales, for the 1995, 1996 and 1997 fiscal years were approximately 12.6%, 14% and 9.5%, respectively. The retail price for suits sold under private labels is $139 to $199.

DRESSES
-------

        The Company produces collections of dresses under the Kasper for ASL(R) Dresses brand name, targeted to sell at "better" prices. The Company's strategy is to leverage its position in the career suit market by designing and marketing dresses suitable for the career woman.

        KASPER FOR ASL(R) DRESSES

        The Company believes the Kasper for ASL(R) Dress division is one of the largest "better" dress companies in the United States. The Kasper for ASL(R) Dress division has expanded its line and offers a wide variety of high quality dresses at affordable prices, including career and classic, desk to dinner dresses. Kasper dresses, like Kasper suits, are designed with subtle changes from season to season rather than drastic trends that tend to become outdated quickly. In order to maintain a state of "newness" in its product line, the Kasper for ASL(R) Dress division introduces a new line of dresses five times a year. Sales of Kasper for ASL(R) Dresses, as a percentage of the Company's net wholesale sales, for the 1995, 1996 and 1997 fiscal years were approximately 10.9%, 8.2% and 6.8%, respectively. The retail price for dresses sold under the Kasper for ASL(R) Dresses brand name is $110 to $180.

SPORTSWEAR
----------

        The Company offers a collection of "better" career sportswear under the brand names Kasper and Company ASL(R) Sportswear. Products offered in this area of the market are intended for a less formal working environment as well as for casual wear.

        KASPER AND COMPANY ASL(R) SPORTSWEAR

        In 1993, the Company introduced a line of sportswear under the Kasper brand name priced between the moderate and better markets. This was a logical extension that enabled the Company to capitalize on the competitive advantages it had developed with its suit business. The Kasper and Company ASL(R) Sportswear division designs and markets blazers, pants, skirts, knit tops and blouses to be sold as separates. The Kasper and Company ASL(R) Sportswear uses fabrics of similar quality as those used for the suits and maintaining the consistency of excellent fit and quality tailoring. Sales of Kasper and Company for ASL(R) Sportswear, as a percentage of the Company's net wholesale sales, for the 1995, 1996 and 1997 fiscal years were approximately 8.8%, 10.6% and 11.8%, respectively. The retail price for garments sold under the Kasper for ASL(R) brand name is $49 to $198.

        NINA CHARLES(TM)

        Nina Charles(TM) for Kasper ASL, also known for its consistency in quality and fit, is a better priced knitwear division comprised of two distinct product classifications: "better" knit dresses and "better" knit sportswear/separates. Both product lines are designated with a modern approach to career dressing. The styles are current but avoid fashion extremes. Sales of Nina Charles(TM) garments, as a percentage of the Company's net wholesale sales, for the 1995, 1996 and 1997 fiscal years were approximately 0%, 3.7% and 6.2%, respectively. The retail price for garments sold under the Nina Charles(TM) brand name $49 to $199. The Company has recently decided to discontinue marketing the Nina Charles(TM) brand name for wholesale in the United States beginning with the Fall 1998 season.

DESIGN
------

        The Company designs its products based on seasonal plans that reflect prior seasons' experience, current design trends, economic conditions and management's estimates of the product's future performance. Product lines are developed primarily for the two major selling seasons, spring and fall. The Company also produces lines for the transitional periods within these seasons. As "seasonless" fabrics become increasingly popular in women's apparel, the Company's has integrated these fabrics into its product lines.

        The average lead time from the selection of fabric to the production and shipping of finished goods ranges from approximately eight to nine months. Although the Company retains significant flexibility to change production scheduling, production, for other than private label goods, begins before the Company has received customer orders.

        The Company's design teams travel around the world to select fabrics and colors and stay abreast of the latest design trends and innovations. In addition, the Company monitors the sales of its products to determine changes in consumer trends. In-house designers use a computer-aided design ("CAD") system to customize designs. The Company's designers meet regularly with the piece good and sales departments to review design concepts, fabrics and styles.

        Each of the Company's product lines has its own design team which is responsible for the development and coordination of the product offerings within each line. Once colors and fabrics are selected, production and showroom samples are produced and incorporated into the product line, and the design and sourcing departments begin to develop preliminary production samples. After approval of the samples, production begins. As a line of products is being finalized, customer reaction is evaluated and samples are modified as appropriate.

        After production samples are approved for production, various patterns that will be used to cut the fabric are produced by the Company's team of experienced pattern makers. This process is aided by the use of a computerized marker and grading system.

MANUFACTURING
-------------

        Apparel sold by the Company is manufactured in accordance with its design, detailed specification and production schedules. The Company does not own any significant manufacturing facilities, but contracts for the cutting and sewing of its garments with over 30 contractors located principally in Taiwan, the Philippines, Hong Kong and China. Purchases of finished goods from the Company's four major contractors accounted for 29.2%, 13.7%, 13.4% and 11.7% of the Company's total production during 1997. The Company schedules work with its contractors so that each factory, or at least one floor of each factory, is dedicated 100% to the Company's products, thereby ensuring quality control and continuous flow of merchandise. The Company believes that outsourcing allows it to maximize production flexibility while avoiding significant capital expenditures, work-in-process inventory build ups and costs of managing a large production work force. The Company's production and sourcing staffs in Hong Kong, Taiwan and the Philippines oversee all aspects of apparel manufacturing and production, including quality control, as well as researching and developing new sources of supply. Although the Company does not have any long-term agreements with any of its manufacturing contractors it has had long-term mutually satisfactory relationships with its four principal contractors and has engaged each of them for more than 15 years. The Company allocates product manufacturing among contractors based on the contractor's capabilities, the availability of production capacity and quota, quality, pricing and flexibility in meeting changing production requirements on relatively short notice. The Company is able to maintain low cost production through high unit volume and captive manufacturing facilities as it has products manufactured 52 weeks per year.

        In order to ensure the continuous flow of current merchandise, the Company maintains an inventory of piece goods in base cloths and colors at its Hong Kong facility, as well as at various contractors. This enables the Company to manufacture its products on a constant basis, keeping manufacturing facilities busy during the slower time periods thus freeing up these facilities for manufacture of the more recently designed products with a lesser lead time. By keeping a steady flow of production to its contractors, the Company is able to retain its dominant position in the contractors facility and allow for the continuous flow of its products.

QUALITY CONTROL
---------------

        The Company's comprehensive quality control program is designed to ensure that purchased piece goods and finished goods meet the Company's exacting standards. The Company monitors the quality of its fabrics and approves "strike-offs" prior to the production of such fabrics. Production samples are submitted to the Company for approval prior to production. The Company maintains a quality control staff who, in addition, to the contractors' own quality control staff, inspect prototypes of each garment before production runs are commenced and perform random in-line quality control checks during production and after production before the garments leave each contractor's premises. In addition, inspectors perform quality control at the Company's distribution center in New Jersey, where each style is measured against detailed specifications, and each garment undergoes a sewing, button and thread inspection and is then steamed in a state-of-the-art steam tunnel and pressed. Garments are selected at random from shipments received in the distribution center and sent to New York for inspection and approval by the production and sales staff before shipment. The Company believes that its policy of inspection at the offshore contractors' facilities, together with the inspection and refinishing at its distribution center, are essential to maintaining the quality and reputation that its garments enjoy.

        The Company permits garments to be returned for credit by its customers for defective merchandise, incorrect shipments, and/or late/early shipments only. Average total returns of the Company's products for the 1995, 1996 and 1997 fiscal years were less than 2.4% of net sales.

SUPPLIERS
---------

        Generally, the raw materials required for the manufacturing of the Company's products are purchased directly by the Company. Raw materials, which are in most instances made and/or colored especially for the Company, consist principally of piece goods and yarn. Purchases from the Company's four major suppliers, accounted for 19.4%, 15.3%, 9.2%, and 6.8%, respectively, of the Company's total purchases of raw materials for 1997. The Company's transactions with its suppliers are based on written instructions issued by the Company from time to time and, except for these instructions, the Company has no written agreements with its suppliers. However, the Company has experienced little difficulty in satisfying its raw material requirements and considers its sources of supply adequate.

DISTRIBUTION
------------

        The Company operates a 300,000 square foot distribution and refinishing center in Secaucus, New Jersey. To ensure that each of its retail customers receives the merchandise ordered in excellent condition, all apparel produced for the Company is processed through the Company's distribution center before delivery to the retail customer. No merchandise is drop-shipped directly from the contractor to the customer.

        The Company sells approximately 98% of its products within the United States. The Company distributes its products through approximately 1,400 department stores and specialty retailer accounts throughout the United States and Canada representing approximately 2,000 locations. Department stores accounted for approximately 77%, 72%, and 75% of the Company's sales for the 1995, 1996 and 1997 fiscal years, respectively. Federated Department Stores, May Merchandising Co. and Dillards Department Stores accounted for approximately 18%, 17% and 14% of total sales, respectively, for fiscal 1997. Sales to any individual store unit of either Federated Department Stores, May Merchandising Co. and Dillards Department Stores did not exceed 8.1% of sales. While the Company believes that purchasing decisions are generally made independently by each department store, in some cases the trend may be toward more centralized purchasing decisions. The Company's 10 largest customers accounted for approximately 70% of the Company's total sales during 1997. A decision by one or more of such substantial customers, whether motivated by fashion concerns, financial difficulties, or otherwise, to decrease the amount of merchandise purchased form the Company or to cease carrying the Company's products could materially adversely affect the financial condition and operations of the Company.

        The Company has a direct sales staff in the United States of 48 sales employees, of which 32 are located in New York and 16 are located in Dallas, Texas. The Dallas sales staff consists of two full-time employees and fourteen part-time employees. All sales personnel are salaried. The Company also uses commissioned agents at three regional showrooms in the United States. In addition, senior management is actively involved in selling to major accounts. Products are marketed to department stores and specialty retailing customers during the "market weeks," which are generally four to six months in advance of the five corresponding industry selling seasons. The Company also has a sales office in London comprised of 6 full-time and one part-time employees.


        The Company employs a cooperative advertising program with its major retail accounts, whereby it contributes to the cost of its retail accounts' advertising programs. An important part of the marketing process includes prominent displays of the Company's products in retail accounts' sales brochures.

        The Company expects that its continuing emphasis on its retail relationships with strong in-store marketing support will enable it to secure broad retail distribution for its new and expanding apparel lines with good in-store placement. The Company's retail relationships are long-standing, at senior retail management levels. In 1993, the Company began implementing its in-store Kasper for ASL(R) shops, which average 800 square feet and dominate the retail floor with presentation of an in-depth Kasper for ASL(R) suit line. The Company provides all of the necessary fixtures in return for store commitments on location and average inventory levels. At January 3, 1998, the Company had 600 Kasper(R) in-store shops. The Company plans to continue to expand this program to stores which historically have had strong Kasper(R) sales and are willing to provide prominent floor placement and commit to minimum average inventory levels.

        The Company maintains a staff of 13 regional specialists who service the department stores carrying the Company's products, focusing principally on the Kasper for ASL(R) suit line. Retail specialists visit each of their assigned stores several times a year, depending on the store's volume, to track stock and sales at each store, conduct training seminars and provide assistance in displaying the products, collect information on the positioning and appearance of the Company's products in each store and interact with and assist the store's customers both informally and at fashion shows organized by the specialists. These regional specialists provide written reports to the Company's management and to store management, with the goal of assisting each store to optimize sales and margins.

        Of the approximately 2,000 stores that carry the Company's products, regional specialists track approximately 800 of the largest locations which, in fiscal 1997, aggregated approximately 60% of the Kasper suit sales. Approximately 100 selling specialists, at the highest volume Kasper(R) in-store boutiques, also report weekly to the Company on sales and inventory positions. Although these selling specialists are store employees, they are trained by the Company and can earn Kasper(R) suits from the Company as incentive bonuses for above average performance. The Company expects to continue to increase the number of selling specialists as it identifies motivated sales people who are willing to assume the additional responsibilities. The Company believes that this in-house marketing support is instrumental in maintaining its competitive position.

RETAIL OUTLET STORES
--------------------

        In July 1995, the Company commenced its retail outlet store program to establish another distribution channel for its products and to take advantage of the current consumer trend towards shopping at "company outlet" stores. At January 3, 1998, the Company operated 47 retail outlet stores which represented approximately 7.1% and 12.4% of total sales for the 1996 and 1997 fiscal years, respectively. These stores, which stock current line merchandise, are generally located in an outlet center mall where other women's apparel companies have established retail outlet stores. The Company believes the retail outlet stores help develop customer awareness of the Company's brand names while allowing management to control the price range of its products. The Company currently has retail locations in Secaucus, New Jersey, Franklin Mills, Pennsylvania, Worcester, Massachusetts, Central Valley, New York, Dawsonville, Georgia, Martinsburg, West Virginia, Clinton, Connecticut, Lancaster, Pennsylvania, Vero Beach, Florida, Howell, Michigan, Ontario, California, Orlando, Florida, Burbank, Ohio, Michigan City, Indiana, Grove City, Pennsylvania, Camarillo, California, Gaffney, South Carolina, Jackson, New Jersey, Waterloo, New York, Riverhead, New York, Williamsburg, Virginia, Chattanooga, Tennessee, Hilton Head, South Carolina, Prince William, Virginia, Myrtle Beach, South Carolina, Kittery, Maine, Commerce, Georgia, Tannersville, Pennsylvania, Reading, Pennsylvania, Destin, Florida, Ellenton, Florida, Sunrise, Florida, Foley, Alabama, Gonzalez, Louisiana, Gainesville, Texas, Hillsboro, Texas, San Marcos, Texas, Castle Rock, Colorado, Kenosha, Wisconsin, Jeffersonville, Ohio, Edinburgh, Indiana, Lake Elsinore, California, Las Vegas, Nevada, Napa, California, Gilroy, California, Sevierville, Tennessee, and Birch Run, Michigan.

TRADEMARKS
----------

        The Company is the holder of several registered marks in the United States, including Kasper(R), Kasper for ASL(R), Kasper II(R), Kasper for ASL Petite(R), Kasper and Company(R), Kasper and Company Petite(R), Kasper Dress(R), Kasper Dress Petite(R), Albert Nipon(R), Nipon Boutique(R), Executive Dress by Albert Nipon(R), Nipon Night(R), Albert Nipon Suits(R), Nipon Studio(R). The Company believes its ability to market its products under the Marks is a substantial factor in the success of the Company's products. The Company relies primarily upon a combination of trademark, copyright, know-how, trade secrets, and contractual restrictions to protect its intellectual property rights. The Company believes that such measures afford only limited protection and, accordingly, there can be no assurance that the actions taken by the Company to establish and protect its trademarks, including the Marks, and other proprietary rights will prevent imitation of its products or infringement of its intellectual property rights by others, or prevent the loss of revenue or other damages caused thereby. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or obtain and use information that the Company regards as proprietary. In addition, there can be no assurance that one or more parties will not assert infringement claims against the Company; the cost of responding to any such assertion could be significant, regardless of whether the assertion is valid.

IMPORTS AND IMPORT RESTRICTIONS
-------------------------------

        The Company's transactions with its foreign manufacturers and suppliers are subject to the risks of doing business abroad.

        The Company's import operations are subject to constraints imposed by bilateral textile agreements between the United States and a number of foreign countries, including Taiwan, South Korea, and Hong Kong. These agreements, which have been negotiated bilaterally either under the Arrangement Regarding International Trade in Textiles, known as the Multifiber Agreement, and other applicable statues, impose quotas on the amounts and types of merchandise which may be imported into the United States from these countries. These agreements also allow the United States to impose restraints at any time on the importation of categories of merchandise that, under the terms of the agreements, are not currently subject to specified limits. The Company's imported products are also subject to United States customs duties which comprise a material portion of the cost of the merchandise. A substantial increase in customs duties could have an adverse effect on the Company's operating results. The United States and the countries in which the Company's products are produced or sold may, from time to time, impose new quotas, duties, tariffs, or other restrictions, or adversely adjust prevailing quota, duty, or tariff levels, any of which could have a material adverse effect on the Company.

        The Company monitors duty, tariff and quota-related developments and continually seeks to minimize its potential exposure to quota-related risks through, among other measures, geographical diversification of its manufacturing sources, the maintenance of overseas offices, allocation of production to merchandise categories where more quota is available and shifts production among countries and manufacturers.

        The Company's imported products are also subject to United States custom duties and duties imposed in the ordinary course of business.

        The United States and the other countries in which the Company's products are manufactured may, from time to time, impose new quotas, duties, tariffs or other restrictions, or adversely adjust presently prevailing quotas, duty or tariff levels, which could adversely affect the Company's operations and its ability to continue to import products at current or increased levels. The Company cannot predict the likelihood or frequency of any such events occurring.

        Because the Company's foreign manufacturers are located at greater geographic distances from the Company, the Company is generally required to allow greater lead time for foreign orders, which reduces the Company's manufacturing flexibility. Foreign imports are also affected by the high cost of transportation into the United States. These costs are generally offset by the lower labor costs.

        In addition to the factors outlined above, the Company's future import operations may be adversely affected by political instability resulting in the disruption of trade from exporting countries, any significant fluctuation in the value of the dollar against foreign currencies and restrictions on the transfer of funds.

BACKLOG
-------


        As of March 1, 1998, the Company had unfilled customer orders of approximately $97.5 million, compared to approximately $90.8 million of such orders at March 1, 1997, an increase of 7.4% over the comparable period. The amount of unfilled orders at a particular time is affected by a number of factors, including the scheduling of the manufacture and shipping of the product, which in some instances is dependent on the desires of the customer. Accordingly, a comparison of unfilled orders from period to period is not necessarily meaningful and may not be indicative of eventual actual shipments.


COMPETITION
-----------

        Competition is strong in the areas of the fashion industry in which the Company operates. The Company competes with numerous designers and manufacturers of apparel and accessory products, domestic and foreign, none of which accounts for a significant percentage of total industry sales, but some of which are significantly larger and have substantially greater resources than the Company. The Company's business depends, in part, on its ability to shape and stimulate consumer tastes and demands by producing innovative, attractive, and exciting fashion products, as well its ability to remain competitive in the areas of design and quality.

        The Company competes primarily on the basis of consistency of quality and fit, design, diversity of its product lines and service to its retail customers. The Company's principal competitors are Seville, Jones New York, Bicci and Liz Claiborne and department stores' private labels. The Company believes that its competitive advantages at the customer and retail levels have served to modulate its competition in the "upper moderate" women's suit category. These competitive advantages include excellent quality and consistent fit of the garments with high price-to-value relationship, long-standing relationships with fabric suppliers, low-cost but high-quality production through high unit volume and captive manufacturing facilities, and long-standing relationship with retailers.

EMPLOYEES
---------

        At January 3, 1998, the Company had approximately 1,000 employees including 688 full-time employees and 312 part-time employees. Of the 688 full-time employees, approximately 86 are employed in executive, managerial, administrative, clerical and office positions, approximately 92 in design, 263 in distribution, 97 in production, 46 in sales and marketing and 104 in retail sales. Of the 312 part-time employees, approximately 298 are employed in the Company's retail outlet stores and 14 in the Dallas showroom. Approximately 330 of the Company's 1,000 employees are members of UNITE, the Union representing the Needle Trades, Industrial and Textile Employees, which has a 3 year labor agreement with the Company expiring on May 31, 2000. The Company considers its relations with its employees to be satisfactory.

PROPERTIES
----------

        The Company's principal executive office, warehousing and distribution facilities are located in a 289,894 square foot facility located in Secaucus, New Jersey. The Company leases its headquarters facility from Import Hartz
Associates. The lease, which expires on December 31, 2006, requires an annual average rent payment of approximately $1.4 million during the term of the lease.

        At January 3, 1998, the Company operated 47 retail outlet stores, of which approximately 22 stores are currently operating on month-to-month leases. The Company is currently negotiating five-year leases for all such 22 store locations. The majority of all the new stores are leased under five-year leases. The average store size is approximately 2,700 square feet, ranging from a minimum of 1,500 square feet to a maximum of 5,700 square feet.

LEGAL PROCEEDINGS
-----------------

        During 1988, Leslie Fay purchased substantially all of the assets of Albert Nipon, Inc., including, without limitation, the "Nipon" trademarks and tradenames. As part of such transaction, Albert Nipon and Pearl Nipon (collectively, the "Nipons"), each entered into employment contracts with Leslie Fay (the "Nipon Employment Contracts"), which contracts were rejected by Leslie Fay during the course of the Chapter 11 cases. Both of the foregoing agreements contain non-competition covenants.

        On January 4, 1995, the Nipons commenced an adversary proceeding against Leslie Fay in the U.S. Federal Bankruptcy Court in New York (the "Nipon Complaint"), pursuant to which the Nipons sought a declaratory judgment that they are not bound or restricted by the non-competition covenants set forth in the Nipon Employment Contracts. By motion dated April 3, 1995, Leslie Fay sought to dismiss the Nipon Complaint pursuant to Rule 7012 of the Federal Rules of Bankruptcy Procedure and Rule 12(b)(1) of the Federal Rules of Civil Procedure for lack of subject matter jurisdiction because insufficient facts were presented to establish a judiciable controversy, and directed the parties to engage in mediation of the issues raised in the Nipon Complaint. After oral argument, the Bankruptcy Court deferred ruling on Leslie Fay's motion and appointed a mediator to attempt to reconcile the parties' differences. The mediation concluded in an impasse and, thereafter, by opinion dated September 21, 1995, the Bankruptcy Court granted Leslie Fay's motion to dismiss the adversary proceeding pending the Nipons' filing of an amended complaint within thirty days. Because the Nipons failed to file an amended complaint setting forth a justiciable case or controversy, the court dismissed the Nipon Complaint on or about October 30, 1995.

        On February 27, 1996, Albert Nipon, together with American Pop Marketing Group, Inc ("American Pop")., filed a second complaint against Leslie Fay and the Leslie Fay Licensing Corporation (the "Second Complaint") alleging breach of contract and requesting, INTER ALIA, a declaration that Mr. Nipon may use his name in a manner outlined in the Second Complaint and as contained in Opinion Letters of his special trademark/tradename counsel. Leslie Fay and the Leslie Fay Licensing Corporation served an answer to the complaint and simultaneously filed a counterclaim against Mr. Nipon and American Pop for, INTER ALIA, trademark infringement of Leslie Fay's federally registered "NIPON" trademarks. Following the conclusion of discovery, the Court and the parties agreed to have the matter resolved based on a stipulated record. The parties further agreed to reserve briefing and argument on Mr. Nipon's claims for breach of contract and tortious interference and Leslie Fay's claims for damages and attorney's fees until after the Court issues its decision on the core trademark claims. In a decision dated December 23, 1997 (the "Decision"), the Court found Mr. Nipon and American Pop to be in violation of, among other things, federal trademark law. In a final judgment with injunction entered January 27, 1998 (the "Judgment"), the Bankruptcy Court enjoined Mr. Nipon and American Pop from using the designation "ALBERT NIPON" or any confusingly similar designation to market or sell apparel or accessory items whether on labels or hangtags or in promotional materials (although the judgment and order does not prohibit Mr. Nipon from working as a designer or promoter of goods in the apparel/accessory industry or informing those industries, but not the ultimate consumer, of his association with other products or companies).


        Mr. Nipon and American Pop have appealed from the Decision and the Judgment, and Leslie Fay has cross-appealed from that portion of the Judgment denying its request that Mr. Nipon and American Pop pay its costs, attorneys' fees and other nontaxable costs. The parties perfected the appeal and cross-appeal which were transmitted to the District Court for the Southern District of New York.

        On November 17, 1997, the Company's wholly-owned subsidiary, Asia Expert, Ltd. received a letter from the United States Customs Service stating that a monetary claim in the amount of $694,860 was being contemplated against Asia Expert, Ltd. as a result of an alleged trans-shipment of goods in late 1995 from China by a contractor. The trans-shipment in question involved a Hong Kong contractor who allegedly diverted goods that were to be sewn in Hong Kong to China. Upon completion, the goods were then returned to Hong Kong for shipment to the United States without disclosing the diversion, which would be a violation of U.S. Customs laws. However, it is the Company's position that its subsidiary did not knowingly or intentionally participate in any violation of U.S. Custom laws and the Company intends to vigorously pursue all appropriate legal defenses. The Company has conducted its own investigation through its customs legal counsel. As a result of the investigation, the Company has obtained an admission from the contractor that actual trans-shipments had occurred, but that the contractor acted independently and intentionally misrepresented its actions to the Company. The contractor further confirmed in a sworn affidavit that these practices were done entirely without the knowledge of the Company. Based upon these facts, the Company has responded to US Customs in a letter dated January 8, 1998 requesting termination of the proceeding without the issuance of any penalties.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

        The Company's directors, executive officers and key employees are as follows:

NAME                      AGE                     POSITION

Arthur S. Levine          57      Chairman of the Board and Chief Executive
                                  Officer
Clifford B. Cohn          46      Director (1)
William J. Nightingale    68      Director (1)
Larry G. Schafran         59      Director (1)
Robert L. Sind            64      Director (1)
Olivier Trouveroy         42      Director (1)
Gregg I. Marks            45      President
Lester E. Schreiber       49      Chief Operating Officer and Director (1)
Dennis P. Kelly           51      Chief Financial Officer
Barbara Bennett           45      Vice President - Design
Peter Eng                 43      Vice President - Piece Goods
Peter Huang               62      Director of Production - Taiwan/Philippines
Peter Lee                 50      Managing Director - Asia Expert, Ltd.

------------

(1) All the  directors  of the Company have served in such  capacity  since June
    1997.

DIRECTORS AND EXECUTIVE OFFICERS
--------------------------------

        The Company's directors and executive officers and key employees are as follows:

        ARTHUR S. LEVINE, the Chairman of the Board and Chief Executive Officer of the Company, has been in the apparel business all his career having started with Stacy Ames. In 1975, Mr. Levine established Sassco Fashions, Ltd. which he then sold to Leslie Fay in May 1980 and since that date has operated the Company as an autonomous entity. Mr. Levine is responsible for the Company's dominance in the suit business. This has been accomplished through his emphasis on product, quality, fit and value. His attention to detail and consistency of product (fit and make) has propelled Kasper to its number one position in the suit marketplace.

        CLIFFORD B. COHN is an attorney and principal of Cohn & Associates, a private law practice he established in September 1994. Prior to organizing Cohn & Associates, Mr. Cohn was affiliated with the law firm of Sernovitz & Cohn for a period of two years. Mr. Cohn also serves as a director of Publicker Industries, a diversified investment company and an affiliated company of Balfour Investors Incorporated, a shareholder and Noteholder of the Company's Securities. Mr. Cohn has been a director of Leslie Fay since June 1997.

        WILLIAM J. NIGHTINGALE is currently a Senior Advisor of Nightingale & Associates, LLC, a general management consulting firm, and has served in various capacities with the firm, including Chairman and Chief Executive Officer, since July 1975. Mr. Nightingale is also a director of Leslie Fay, a position he has held since June 1997 and a director of Rings End, Inc., Tune Up Masters, Inc.; and a trustee of the Churchill Tax Free Fund of Kentucky, Churchill Cash Reserves Trust, and Narragansett Insured Tax Free Income Fund.

        LARRY G. SCHAFRAN, has served as the managing general partner of L.G. Schafran & Associates, a real estate investment and development firm, since October 1984. Mr. Schafran is also Chairman of the Board of Delta-Omega Technologies, Inc., a specialty chemical company involved in the research, development, manufacturing and marketing of environmentally safe products that have applications in soil remediation. He also serves as a director of Publicker Industries, a diversified investment company and an affiliated company of Balfour Investors Incorporated, a shareholder and Noteholder of the Company's Securities.

        ROBERT L. SIND has been the president and chief executive officer of Recovery Management Corporation, an operating and financial management company which he founded with a group of experienced industry and operating professionals, having served over 40 companies since its inception in May 1984. Previously, Mr. Sind had been an investment banker, and had held senior corporate operating and financial positions, including Londontown Manufacturing Company, Beker Industries Corp., and more recently, was chief operating officer of Nice-Pak Products, Inc. Mr. Sind has been a director of Leslie Fay since June 1997.

        OLIVIER TROUVEROY has served as the managing partner of ING Equity Partners, a private equity investment firm, and its predecessors since February 1992. Mr. Trouveroy also serves as a director of Cost Plus, Inc., a specialty retailing company, and American Communications Services, Inc., a telecommunications company.

        GREGG I. MARKS, the President of the Company, has been affiliated with the Company since August 1983 and has held the position of President since January 1989. Mr. Marks has been an integral part of the Company's growth through the development of numerous marketing strategies. Mr. Marks maintains numerous relationships with the management of all major customers, balancing the various product lines of the Company with the needs of the stores, and ultimately, the consumer. He is directly responsible for the supervision of the Kasper suit line sales staff and the heads of all other divisions report directly to him. Prior to joining the Company in August 1983, Mr. Marks served as sales manager at Suits Galore, a manufacturer of women's suits, for a period of two years.

        LESTER E. SCHREIBER has served as Chief Operating Officer since May 1996 and a Director of the Company since June 1997. Mr. Schreiber's responsibilities constitute the overall general management of the Company including all administrative areas as well as the operations of the Company's reprocessing and distribution center. Prior to becoming Chief Operating Officer of the Company, Mr. Schreiber served as Vice President of Operations from January 1989 to April 1996. Prior to joining the Company, Mr. Schreiber was Chief Financial Officer and Vice President of Operations at Maytex Mills, a manufacturer and distributor of household furnishings from March 1987 to December 1988.

        DENNIS P. KELLY, Chief Financial Officer, has been affiliated with the Company since May 1995. Mr. Kelly is responsible for all financial and accounting functions of the Company as well as personnel. Prior to joining the Company, Mr. Kelly worked in several executive positions, most recently as Vice President and Controller of Crystal Brands, Inc., a diversified apparel and jewelry manufacturer from October 1985 to February 1995. Mr. Kelly is a certified public accountant and an attorney.

KEY EMPLOYEES
-------------

        The   following   key   employees  of  the  Company   make   significant
contributions to the operations of the Company:

        BARBARA BENNETT, Vice President - Design, joined the Company in October 1980. As head of the Company's in-house design studio, Ms. Bennett is responsible for coordinating the input she receives from the Company's sales staff, her design staff, and her analysis of the market to oversee the design of each of the Company's product lines on a timely basis. Ms. Bennett travels frequently to Europe and monitors the domestic market to keep abreast of fashion trends. In addition, Ms. Bennett works with key customers and is involved in the development of the Company's computer design system. Prior to joining the Company, Ms. Bennett was a designer at Leslie Fay for two years.

        PETER ENG, Vice President - Piece Goods, joined the Company in November 1982. Mr. Eng is responsible for the development of new fabrics as well as variations of current fabrics. Mr. Eng travels through Europe in search of new ideas and trends, and to the Far East to ensure that the fabrics purchased by the Company meet the Company's specifications. As a result, Mr. Eng has developed key relationships with the management of the Company's contractors and suppliers.

        PETER HUANG, Director of Production - Taiwan/Philippines, has been affiliated with the Company since April 1977. Through his long-standing relationships with the Company's production factories and his staff, Mr. Huang is responsible for the timeliness of the Company's deliveries and ensuring the adherence to the Company's standards of quality.

        PETER LEE, Director - Asia Expert, Ltd., joined the Company in January 1997 as Managing Director of the Hong Kong buying office. Prior to joining the Company, Mr. Lee served for 25 years as Vice President in charge of administration and production in Taiwan and the Philippines for Carnival Textiles, a publicly traded Taiwan company and one of the Company's largest suppliers.

COMMITTEES
----------

        On June 10, 1997, the Board of Directors established an Audit Committee, a Compensation Committee and a Finance Committee.

        The Company's Audit Committee is currently composed of Messrs. Nightingale, Schafran and Sind. The function of the Audit Committee is to make recommendations concerning the selection each year of independent auditors of the Company, to review the effectiveness of the Company's internal accounting methods and procedures, and to determine, through discussions with the independent auditors, whether any instructions or limitations have been placed upon them in connection with the scope of their audit or its implementation.

        The Compensation Committee is currently composed of Messrs. Trouveroy, Cohn and Schafran. The function of the Compensation Committee is to review and recommend to the Board of Directors policies, practices and procedures relating to compensation of key employees and to administer employee benefit plans.

        The Finance Committee is currently composed of Messrs. Sind, Trouveroy, Cohn, Nightingale, and Schafran. The function of the Finance Committee is to evaluate and review on a continuing basis specific financing programs and requirements to meet the near and long-term needs of the Company; to advise management on the Company's business plans and budgets; to review the organization and functions of the Company's finance department; and to participate in the development and implementation of the investment and the investor programs.

COMPENSATION OF DIRECTORS
-------------------------

        Each Director who is not an employee of the Company is paid for service on the Board of Directors a retainer at the rate of $40,000. Each current non-employee Director also received an option to purchase 20,000 shares of Common Stock. Such options vest ratably over the first three anniversaries of the date of grant and are exercisable at a price of $14.00 per share. The Company also reimburses each Director for reasonable expenses in attending meetings of the Board of Directors. Directors who are also employees of the Company are not separately compensated for their services as Directors.

EXECUTIVE COMPENSATION
----------------------

        The following table sets forth information concerning the annual compensation paid by the Company for services rendered during the fiscal years ended December 28, 1996 and January 3, 1998 to each of the Company's executive officers whose total compensation exceeded or is expected to exceed $100,000 (the "Named Executive Officers") and to all executive officers of the Company as a group.

                           SUMMARY COMPENSATION TABLE


NAME AND PRINCIPAL POSITION                                      LONG-TERM
                                        ANNUAL COMPENSATION     COMPENSATION
                                                                 SECURITIES
                                                                 UNDERLYING     ALL OTHER
                               YEAR     SALARY        BONUS       OPTIONS     COMPENSATION
                               ----     ------        -----       -------     ------------
Arthur S. Levine
   Chairman of the Board and   1997   $1,200,000   $     --  (1) 1,240,252   $1,507,635(2)
   Chief Executive Officer     1996   $  100,000   $   65,000         --     $3,418,732(3)

Gregg I. Marks                 1997   $  500,000   $  370,000      171,068   $   16,824(4)
     President                 1996   $  260,000   $  474,200         --     $   11,228(5)

Lester E. Schreiber            1997   $  162,580   $   62,500       85,536   $   16,382(6)
     Chief Operating Officer   1996   $  100,080   $  131,500         --     $   15,310(7)

Dennis P. Kelly                1997   $  150,000   $   65,000         --     $      576(8)
     Chief Financial Officer   1996   $  150,000   $   60,000         --     $      348(8)

Barbara Bennett                1997   $  600,000   $   50,000      171,068   $    3,218(9)
     Vice President - Design   1996   $  600,000   $   50,000         --     $    1,477(9)

All Executive Officers as a    1997   $2,012,580   $  497,500    1,496,856   $1,541,417
group (4 persons)              1996   $  610,080   $  730,700         --     $3,445,618

-----------------------

(1) Mr. Levine's employment agreement with the Company provides for a bonus commencing in the 1998 fiscal year in an amount between $500,000 and $1.5 million based upon the fulfillment of certain EBITDA hurdles for the fiscal years 1998, 1999 and thereafter.

(2) Includes $2,325 in Group Term Life Insurance, $17,390 in automobile allowance and $1,487,920 in consulting fees which Mr. Levine received as principal of two consulting firms prior to June 4, 1997 at which time Mr. Levine became Chairman of the Board and Chief Executive Officer of the Company. See "Certain Transactions."
(3) Includes $450 in Group Term Life Insurance, $15,640 in automobile allowance and $3,402,642 in consulting fees which Mr. Levine received as principal of two consulting firms prior to June 4, 1997 at which time Mr. Levine became Chairman of the Board and Chief Executive Officer of the Company. See "Certain Transactions."

(4) Includes $1,824 in Group Term Life Insurance and $15,000 in automobile allowance.
(5) Includes $428 in Group Term Life Insurance and $10,800 in automobile allowance.
(6) Includes $482 in Group Term Life Insurance and $15,900 in automobile allowance.
(7) Includes $160 in Group Term Life Insurance and $15,150 in automobile allowance.
(8) Represents $576 in Group Term Life Insurance.
(9) Represents $1,566 and $1,218 in Group Term Life Insurance for fiscal 1997 and fiscal 1996, respectively, and a clothing allowance of $2,000 and $259 for fiscal 1997 and fiscal 1996, respectively.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

        The following table contains information concerning the grant of stock options under the 1997 Management Stock Option Plan to the Named Executive Officers in 1997. These grants are also reflected in the Summary Compensation Table. In addition, in accordance with the SEC disclosure rules, the hypothetical gains or "option spreads" for each option grant are shown based on compound annual rates of stock price appreciation of 5% and 10% from the grant date to the expiration date. The assumed rates of growth are prescribed by the SEC and are for illustration purposes only; they are not intended to predict future stock prices, which will depend upon market conditions and the Company's future performance and prospects. Accordingly, none of the following would have realized any value if they had exercised their options on such date. No SARs were granted to any Named Executive Officer in 1997.


                                                                        Potential Realizable
                                                                       Value at Assumed Annual
                                                                        Rates of Stock Price
                                                                          Appreciation for
                        Individual Grants                                    Option Term
----------------------------------------------------------------------------------------------
                                   % of Total
   Name               Number of     Options
                     Securities    Granted to                 Expiration
                     Underlying    Employees in   Exercise      Date
                  Options Granted  Fiscal Year    Price (1)      (2)          5%         10%
-----------------------------------------------------------------------------------------------
Arthur S. Levine         1,240,252     71%        $ 14.00     6/1/04     $6,110,272 $14,067,749
Gregg I. Marks             171,068     10%        $ 14.00     6/1/04        842,790   1,940,365
Lester E. Schreiber         85,536      5%        $ 14.00     6/1/04        421,405     970,205
Dennis P. Kelly               --        0%        $ 14.00     6/1/04           --          --
Barbara Bennett            171,068     10%        $ 14.00     6/1/04        842,790   1,940,365


(1) The Market price per share on the grant date was $13.19.
(2) Options may be exercised on a cumulative basis for 25% of the grant on the date of the grant and for 15% annually thereafter on June 4 from the years 1998 to 2002.

EMPLOYMENT AGREEMENTS
---------------------

        The Company has entered into a five-year employment agreement dated June 4, 1997 with Mr. Levine which provides for an annual compensation of $2 million. In addition to the base compensation, the agreement provides for a bonus commencing in the 1998 fiscal year in an amount between $500,000 and $1.5 million based upon the fulfillment of certain EBITDA hurdles for the fiscal years 1998, 1999 and thereafter. The Company does not maintain a key person life insurance policy on the life of Mr. Levine. The loss of Mr. Levine could have a material adverse effect on the Company's business if a suitable replacement or replacements could not be promptly found.

        The employment agreement requires Mr. Levine to provide at least 30 days' notice of intent to terminate the agreement. In addition, the employment agreement provides that following termination, other than termination by Mr. Levine for "good reason" (as defined in the agreement) or by the Company without "cause" (as defined in the agreement) Mr. Levine shall not participate or engage in, either directly or indirectly, any business activity that is directly competitive with the Company for the balance of the original term of the employment agreement.

        The Company is currently negotiating employment agreements with Messrs. Schreiber and Marks.

1997 MANAGEMENT STOCK OPTION PLAN
---------------------------------

        On December 2, 1997, the Board of Directors approved the 1997 Management Stock Option Plan (the "Management Plan"). To date, the Company has issued Management Options to purchase 1,753,459 shares of Common Stock, which upon issuance will represent approximately 20.5% of the Company's outstanding Common Stock. Such options are exercisable at $14.00 per share, which was greater than the market value per share on the date of grant, and vest as follows: 25% vested immediately with 15% vesting annually thereafter on June 4 from the years 1998 to 2002. The Management Options expire on June 1, 2004.

        The Management Plan provides for the grant to officers and employees of and consultants to the Company and its affiliates who are responsible for or contribute to the management, growth and profitability of the Company of options to purchase Common Stock. The total number of shares of Common Stock for which options may be granted under the Plan is 2,500,000 shares. No participant may be granted stock options covering in excess of 1,500,000 shares of Common Stock over the life of the Management Plan. Management Options are not transferable by the optionee other than by will or the laws of descent and distribution or to facilitate estate planning, and each option is exercisable during the lifetime of the optionee only by such optionee.

        The Management Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Management Options granted as of the dated hereof are nonqualified stock options. The term of each option granted pursuant to the Management Plan may be established by the Committee, in its sole discretion; provided, however, that the maximum term of each option granted pursuant to the Management Plan is six and one-half years. Options shall become exercisable at such times and in such installments as the Committee shall provide in the terms of each individual option agreement.

NON-EMPLOYEE DIRECTOR STOCK OPTIONS
-----------------------------------

        On June 10, 1997, the Board of Directors approved the grant of stock options ("Director Options") to purchase 20,000 shares of Common Stock to each of its five non-employee directors. Each option has an exercise price of $14.00 per share and will vest ratably over the first three anniversaries following the date of grant. The Director Options will expire on the fifth anniversary of the date of grant. Director Options are not transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by such optionee.

                             PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information regarding (i) the beneficial ownership of the Common Stock as of April 24, 1998 based upon the most recent information available to the Company for (i) each person known by the Company who owns beneficially more than five percent of the Common Stock,
(ii) each of the Company's executive officers and directors and (iii) all executive officers and directors of the Company as a group. Unless otherwise indicated, each stockholder's address is c/o the Company, 77 Metro Way, Secaucus, New Jersey 07094.


NAMES AND ADDRESS OF BENEFICIAL OWNER                              PERCENTAGE
-------------------------------------                              ----------
                                          NUMBER OF SHARES        OWNERSHIP OF
                                          ----------------        ------------
                                          BENEFICIALLY OWNED      COMMON STOCK
                                          ------------------      ------------

Arthur S. Levine                               341,333(1)              4.8%

Clifford B. Cohn                                 6,667(2)                *

William J. Nightingale                           6,667(2)                *

Larry G. Schafran                                6,667(2)                *

Robert L. Sind                                   6,667(2)                *

Olivier Trouveroy                                6,667(2)                *


Gregg I. Marks                                  46,767(3)              0.6%


Lester E. Schreiber                             21,384(4)              0.3%

Dennis P.  Kelly                                  --                     *

ING Equity Partners, L.P. I
135 East 57 Street
New York, N.Y 10022                            610,971(5)              8.8%


Officers and Directors as a group (9 persons)  442,819(6)              6.1%




(1) Includes 310,063 shares of Common Stock issuable upon exercise of currently exercisable Management Options, 6,254 shares of Common Stock subject to the Holdback and 25,016 shares issued to Alco Design Associates, Inc.
(2) Includes 6,667 shares of Common Stock issuable upon exercise of currently exercisable options.
(3) Includes 42,767 shares of Common Stock issuable upon exercise of currently exercisable Management Options.
(4) Includes 21,384 shares of Common Stock issuable upon exercise of currently exercisable Management Options.
(5) Includes 119,043 shares of Common Stock subject to the Holdback. Mr. Trouveroy, a director of the Company, is a partner of ING Equity Partners, L.P. He disclaims beneficial ownership of all securities beneficially owned by ING Equity Partners, L.P. Notwithstanding his disclaimer, Mr. Trouveroy may be deemed to be a beneficial owner to the extent of his pecuniary interests in the partnership.

(6) Includes 407,549 shares of Common Stock issuable upon exercise of currently exercisable Management and Director Options.

                  SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION


        The Company has issued an aggregate of 6,800,000 shares of Common Stock and 12.75% Senior Notes in the aggregate principal amount of $110 million. Of such Common Stock and Senior Notes, 1,310,336 shares of Common Stock and $11,391,438 principal amount of Senior Notes were issued to the Selling Stockholders and are being offered pursuant to this Prospectus. The Selling Stockholders may effect sales of shares of Common Stock and Senior Notes from time to time by themselves, their pledgees and/or their donees, in transactions (which may include block transactions) on the over-the-counter market, in negotiated transactions, through the writing of options on the Common Stock or Senior Notes or a combination of such methods of sale, at a fixed price or at prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Stockholders, their pledgees and/or their donees, may effect such transactions by selling Common Stock and Senior Notes directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of shares of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Company has agreed to bear all expenses in connection with the registration of the Securities. The Selling Shareholders shall pay any underwriting discounts or commissions relating to the Securities sold by them pursuant to this Prospectus.


        The Selling Stockholders, their pledgees and/or their donees, and any broker-dealers that act in connection with the sale of the shares of the Securities as principals may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the shares of the Securities as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders, their pledgees and/or their donees, may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Securities against certain liabilities, including liabilities arising under the Securities Act.

        The following table sets forth certain information with respect to persons for whom the Company is registering the Securities for resale to the public. Beneficial ownership of the Securities by such Selling Shareholders after the offering will depend on the number of Selling Shareholders' Securities sold by each Selling Stockholder.


                                                BENEFICIAL           MAXIMUM
                                                OWNERSHIP           AMOUNT TO
SELLING SHAREHOLDER                         PRIOR TO OFFERING        BE SOLD
-------------------                         -----------------        -------
COMMON STOCK

   Betje Partners                                  1,935(1)         1,935(1)
   Phaeton BVI                                     3,841(2)         3,841(2)
   Phoenix Partners                                5,551(3)         5,551(3)
   Endowment Restart                             128,361(4)       128,361(4)
   Morgens Waterfall Income Partners              23,344(5)        23,344(5)
   Restart Partners, L.P.                         89,086(6)        89,086(6)
   Restart Partners II, L.P.                     179,237(7)       179,237(7)
   Restart Partners III, L.P.                    147,932(8)       147,932(8)
   Restart Partners IV, L.P.                      89,015(9)        89,015(9)

                                                BENEFICIAL           MAXIMUM
                                                OWNERSHIP           AMOUNT TO
SELLING SHAREHOLDER                         PRIOR TO OFFERING        BE SOLD
-------------------                         -----------------        -------


   Restart Partners V, L.P.                       31,063(10)       31,063(10)
   ING Equity Partners, L.P. I                   610,971(11)      610,971(11)
                                             -----------      -----------
TOTAL SHARES OF COMMON STOCK                   1,310,336        1,310,336
                                             ===========      ===========


SENIOR NOTES (12)
Betje Partners                               $    31,170(13)   $    31,170(13)
Phaeton BVI                                  $    61,884(14)   $    61,884(14)
Phoenix Partners                             $    89,434(15)   $    89,434(15)

Endowment Restart                            $   458,205(16)   $   458,205(16)

Morgens Waterfall Income Partners            $    83,330(17)   $    83,330(17)

Restart Partners, L.P.                       $   318,002(18)   $   318,002(18)
Restart Partners II, L.P.                    $   639,813(19)   $   639,813(19)
Restart Partners III, L.P.                   $   528,061(20)   $   528,061(20)
Restart Partners IV, L.P.                    $   317,750(21)   $   317,750(21)
Restart Partners V, L.P.                     $   110,884(22)   $   110,884(22)
The Prudential Series Fund, Inc.
 High Yield Bond Portfolio                   $ 2,250,000       $ 2,250,000
Dreyfus Short-Term High Yield Fund           $ 1,317,519       $ 1,317,519
Dreyfus Premier Limited Term High Income     $ 3,000,000       $ 3,000,000
ING Equity Partners, L.P. I                  $ 2,185,386(23)   $ 2,185,386(23)
                                             -----------       -----------
TOTAL SENIOR NOTES                           $11,391,438       $11,391,438
                                             ===========      ===========


----------------------


(1) Includes 1,615 shares of Common Stock subject to the Holdback.
(2) Includes 3,206 shares of Common Stock subject to the Holdback.
(3) Includes 4,633 shares of Common Stock subject to the Holdback.
(4) Includes  23,736 shares of Common Stock subject to the Holdback.
(5) Includes 4,317 shares of Common Stock subject to the Holdback.
(6) Includes  16,474 shares of Common Stock subject to the Holdback.
(7) Includes  33,144 shares of Common Stock subject to the Holdback.
(8) Includes 27,355 shares of Common Stock subject to the Holdback.
(9) Includes 16,461 shares of Common Stock subject to the Holdback.
(10)Includes 5,744 shares of Common Stock subject to the Holdback.
(11)Includes 119,043 shares of Common Stock subject to the Holdback.
(12)Refers to face amount of the Senior Notes.
(13)Includes $25,996 face amount of Senior Notes subject to the Holdback.
(14)Includes $51,611 face amount of Senior Notes subject to the Holdback.
(15)Includes  $74,588 face amount of Senior Notes subject to the Holdback.
(16)Includes  $382,141 face amount of Senior Notes subject to the Holdback.
(17)Includes $69,497 face amount of Senior Notes subject to the Holdback.
(18)Includes  $265,212 face amount of Senior Notes subject to the Holdback.
(19)Includes  $533,601 face amount of Senior Notes subject to the Holdback.

(20) Includes $440,400 face amount of Senior Notes subject to the Holdback.
(21) Includes $265,002 face amount of Senior Notes subject to the Holdback.
(22) Includes $92,477 face amount of Senior Notes subject to the Holdback.
(23) Includes $1,823,133 face amount of Senior Notes subject to the Holdback.


                              CERTAIN TRANSACTIONS

        Prior to the separation from Leslie Fay, Arthur S. Levine was a principal in two companies, Kerrison Trading Co. ("Kerrison") and Alco Design Associates, Inc. ("Alco") that provided design and consulting services to the Company and its subsidiaries. Kerrison provided consulting services in the Far East with respect to the manufacture and importation of apparel products into the United States. It provided such services to Asia Expert, Ltd., Viewmon, Ltd. and Tomwell, Ltd., wholly owned Hong-Kong subsidiaries of The Leslie Fay Companies until June 4, 1997. Alco provided consulting services with respect to the design, manufacturing and importation of apparel for the Sassco Fashions Division of Leslie Fay. Mr Arthur Levine was the principal owner of both Kerrison and Alco. Those consulting arrangements ceased as of June 4, 1997. For the 1996 and 1997 fiscal years, Mr. Levine received $3,402,642 and $1,487,920, respectively, as compensation for such consulting services. Payments totaling $236,000 were made to the two companies in August 1997 for services rendered prior to June 5, 1997.

        On June 10, 1997, the Board of Directors approved the grant of stock options ("Director Options") to purchase 20,000 shares of Common Stock to each of its five non-employee directors. Each option has an exercise price of $14.00 per share and will vest ratably over the first three anniversaries following the date of grant. The Director Options will expire on the fifth anniversary of the date of grant. Director Options are not transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by such optionee. As of such date, the market value per share was $15.50. As a result, the Company took a charge to earnings of $150,000, or $30,000 per non-employee director.

                          DESCRIPTION OF CAPITAL STOCK

        The following is a summary description of the Company's capital stock, the Senior Notes and certain provisions of the Company's Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part. The following discussion is qualified in its entirety by reference to such exhibits.

COMMON STOCK
------------

        The Company is authorized to issue up to 20,000,000 shares of Common Stock, par value $0.01 per share. Prior to this offering, there were issued and outstanding 6,800,000 shares of Common Stock.

PREFERRED STOCK
---------------

        The Company is authorized to issue up to 1,000,000 shares of preferred stock, par value $0.01 per share. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions.

        No shares of preferred stock will be outstanding as of the closing of this offering, and the Company has no present plans for the issuance thereof. The issuance of any such preferred stock could adversely affect the rights of the holders of Common Stock and, therefore, reduce the value of the Common Stock. The ability of the Board of Directors to issue preferred stock could discourage, delay, or prevent a takeover of the Company.

VOTING, SHAREHOLDERS' MEETINGS AND RESOLUTIONS
----------------------------------------------

        Holders of Common Stock have one vote for each share held on all matters submitted to a vote of shareholders. The quorum required for an ordinary meeting of shareholders consists of at least a majority of the voting power of the outstanding shares of the Company entitled to vote generally in the election of directors, represented in person or by proxy. The chairman of the meeting or a majority of the shares voting at such meeting may adjourn such meeting from time to time, whether or not there is a quorum. No notice of the time and place of adjourned meetings need be given except as required by law.

        An ordinary resolution (such as resolutions for the election of directors, the declaration of dividends and the appointment of auditors) requires approval by the holders of a majority of the Common Stock represented at the meeting, in person or by proxy, and voting thereon. A special or extraordinary resolution (such as resolutions regarding mergers, consolidations, and winding up) requires approval of the holders of at least 80% of the Common Stock then outstanding, including the affirmative vote of the holders of at least 80% of the voting power of the then outstanding voting stock not owned directly or indirectly by an interested stockholder or any affiliate of any interested stockholder.

DIVIDEND AND LIQUIDATION RIGHTS
-------------------------------

        Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, if any, holders of Common Stock are entitled to receive dividends when, as, and if declared by the Board of Directors out of funds legally available therefor and, upon the liquidation, dissolution or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding Common Stock is, and the Common Stock to be outstanding upon completion of this offering will be, duly authorized and validly issued, fully paid and nonassessable.

        In case of a stock dividend (or bonus shares), holders of each class of Common Stock are entitled to receive Common Stock of one class, whether such class existed prior thereto or was created therefor, or shares of the same class which conferred upon the holder the right to receive such dividend.

TRANSFER OF COMMON STOCK
------------------------

        Fully paid shares of Common Stock are issued in registered form and may be transferred freely. Each shareholder of record is entitled to receive at least ten days' prior notice of shareholders' meetings.

ELECTION OF DIRECTORS
---------------------

        The Shares do not have cumulative voting rights in the election of Directors. Thus, the holders of the Common Stock conferring more than 50% of the voting power have the power to elect all the Directors, to the exclusion of the remaining shareholders. See "Principal Stockholders."

SENIOR NOTES
------------

        The Senior Notes were issued pursuant to an Indenture Agreement dated June 4, 1997 between the Company and IBJ Schroder Bank & Trust Company, as trustee. The Senior Notes bear interest at an annual rate of 12.75% payable semi-annually in arrears and mature on March 31, 2004. The Senior Notes are unsecured obligations of the Company and rank PARI PASSU with the Company's other permitted unsecured indebtedness which, under the terms of the Indenture, include (i) restricted investments in existence as of June 4, 1997; (ii) certificates of deposit with final maturities of one year or less issued by commercial banks chartered in the United States of America (a "Commercial Bank") with capital and surplus in excess of $100 million; (iii) commercial paper rated at least P-1 by Moody's Investors Service, Inc. or at least A-1 by Standard & Poor's Corporation; (iv) direct obligations issued by the United States of America or any agency thereof with a maturity not more than one year from the date of acquisition; (v) money market preferred stock rated A or above; (vi) tax-exempt floating rate option tender bonds backed by a letter of credit issued by a Commercial Bank rated AA by Standard & Poor's Corporation or AA by Moody's Investors Service, Inc.; and (vii) equity or debt investments in wholly-owned subsidiaries with lines of business similar to that of the Company or any of its subsidiaries' existing lines of business.


        The Senior Notes contain certain restrictive covenants which include, among others: (i) generally, no addition to long term debt is allowed until the interest coverage exceeds 1.75 for 1 for four consecutive quarters; (ii) the Company can only make investments in certain high quality investments, such as treasury bills, etc.; (iii) generally, the Company cannot incur any liens upon its property other than those incurred in the ordinary course of business; and
(iv) the Company cannot make restricted payments including dividends until it is permitted to incur additional indebtedness in accordance with item (i) above and the Company has accumulated a minimum amount of funds prior to the restrictive payment.


        The Senior Notes may be redeemed starting January 1, 2000 at the Company's option, in whole or in part, at a prepayment premium. Subject to certain exceptions, the Senior Notes may not be redeemed in whole or in part prior to January 1, 2000. On or after that date the Company may redeem the Senior Notes in whole or part, plus any accrued interest, based upon the following schedule:


               Period Redeemed                    Redemption Price
               ---------------                    ----------------
January 1, 2000 through December 31, 2000              106.375%
January 1, 2001 through December 31, 2001              104.250%
January 1, 2002 through December 31, 2002              102.125%
January 1, 2003 through Maturity Date                  100.000%

        In the event the Company does a public offering prior to January 1, 2000, the Company may redeem up to 35% of the original aggregate principal amount of the Senior Notes at 110%, plus any accrued interest.

        In the event of a change of control, the Company is required to redeem any tendered Senior Notes at 101% plus any accrued interest.

EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT
------------------------------------------------------------------

        The Company believes the issuance of the Common Stock and the Senior Notes was exempt from the registration requirements of the Securities Act and the equivalent state securities and "blue sky" laws pursuant to Section 1145(a)(1) of the U.S. Bankruptcy Code. Generally, Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a bankruptcy plan of reorganization from registration under the Securities Act and under equivalent state securities and "blue sky" laws if the following requirements are satisfied: (i) the securities are issued under a plan of reorganization by the debtor or a successor to the debtor under the plan; (ii) the recipients of the securities hold a claim against the debtor, an interest in the debtor or a claim for an administrative expense against the debtor; and (iii) the securities are issued entirely in exchange for the recipient's claim against or interest in the debtor or are issued "principally" in such exchange and "partly" for cash or property. The Company believes that the offer and exchange of the Common and the Senior Notes under the Reorganization Plan satisfies such requirements and therefore, such offer and exchange is exempt from the registration requirements referred to above.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW
---------------------------------------------------

        The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("DGCL"). In general, this statute prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless (i) prior to the date at which the stockholder became an interested stockholder, the Board of Directors approved either the business combination or the transaction in which the person became an interested stockholder; (ii) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of the transaction in which the stockholder became an interested stockholder; or (iii) the business combination is approved by the Board of Directors and by at least 66-2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent) held on or subsequent to the date such stockholder became an interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15% or more of the corporation's voting stock. Section 203 defines a "business combination" to include, without limitation, mergers, consolidations, stock sales and asset-based transactions and other transactions resulting in a financial benefit to the interested stockholder.

LIMITATION ON DIRECTOR'S LIABILITY
----------------------------------

        In accordance with the DGCL, the Certificate of Incorporation provides that the directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of duty as a director except
(i) for any breach of the director's duty of loyalty to the Company and its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct, or knowing violation of law; (iii) under Section 174 of the DGCL, which relates to unlawful payments of dividends and unlawful stock repurchases and redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. This provision does not eliminate a director's fiduciary duties; it merely eliminates the possibility of damage awards against a director personally which may be occasioned by certain unintentional breaches (including situations that may involve grossly negligent business decisions) by the director of those duties. The provision has no effect on the availability of equitable remedies, such as injunctive relief or rescission, which might be necessitated by a director's breach of his or her fiduciary duties. However, equitable remedies may not be available as a practical matter where transactions (such as merger transactions) have already been consummated. The inclusion of this provision in the Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders.

INDEMNIFICATION
---------------

        The Certificate of Incorporation provides that the Company shall indemnify its officers, directors, employees and agents to the fullest extent permitted by the DGCL. Section 145 of the DGCL provides that the Company may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a "derivative" action by or in the right of the Company) by reason of the fact that such person is or was a director, officer, employee or agent of the Company, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful. A similar standard of care is applicable in the case of derivative actions, except that no indemnification shall be made where the person is adjudged to be liable to the Company, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that such person is fairly and reasonably entitled to such indemnity and such expenses.

        The Company has purchased director and officer liability insurance. Such insurance covers its directors and officers with respect to liability which they may incur in connection with their serving as such, which liability includes liability under the Securities Act. The insurance also provides certain additional coverage for the directors and officers against certain liability even though such liability would not be subject to indemnification under Article Ten of the Company's Certificate of Incorporation.

MARKET INFORMATION
------------------

        The Company's Common Stock has been quoted in the over-the-counter market under the symbol "SASX" since June 4, 1997, when the Company emerged from bankruptcy as a separate stand-alone entity as a result of the Reorganization. The quotations are dealer prices without retail mark-ups, mark-downs or commissions and may not represent actual transactions.

        The high and low bid prices for the Company's Common Stock for each quarter from inception, June 4, 1997 were as follows:


        Period                            High               Low
        ------                            ----               ---

1997  Second Quarter                   $  18             $  12 3/4
      Third Quarter                       17 1/2            13 3/4
      Fourth Quarter                      15 1/8            11


1998  First Quarter                    $  13 1/2         $  11 3/8
      Second Quarter                      12 3/4            11 1/2
     (through April 24th)

        As of April 24, 1998, there were 777 holders of record of the Company's Common Stock.


TRANSFER AGENT AND REGISTRAR
----------------------------

        The Company has appointed American Stock Transfer & Trust Company as Transfer Agent and Registrar for the Common Stock.

                         SHARES ELIGIBLE FOR FUTURE SALE


        Upon completion of the Offering, the Company will have an aggregate of 6,800,000 shares of Common Stock outstanding. Of these shares, 6,774,984 shares of Common Stock of which 1,310,336 are offered hereby will be freely tradeable without restriction or limitation under the Securities Act, except for any shares purchased by "affiliates" of the Company, as such term is defined under the Securities Act. The remaining 25,016 shares will be "restricted securities" within the meaning of Rule 144 adopted under the Securities Act.

        Of the 6,800,000 shares of Common Stock outstanding, 6,774,984 shares are exempt from the registration requirements of the Securities Act under
Section 1145(a) of the Bankruptcy Code. Such shares are deemed to be issued in a registered public offering under the Securities Act and, therefore, may be resold by any holder thereof without registration under the Securities Act pursuant to the exemption provided by Section 4(1) thereof, unless the holder is an "underwriter" with respect to such securities, as that term is defined in
Section 1145(b)(1) of the Bankruptcy Code.

        Section 1145(b) of the Bankruptcy Code defines "underwriter" for purposes of the Securities Act as one who (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim, or (b) offers to sell securities issued under a plan for the holders of such securities, or (c) offers to buy securities issued under a plan for persons receiving such securities, if the offer to buy is made with a view to distribution of such securities, or (d) is an issuer of the securities within the meaning of Section 2(11) of the Securities Act (or a "control person" of the issuer, i.e. officers, directors and 10% shareholders of the issuer). Shares held by such persons will be deemed to be "restricted securities" under Rule 144 under the Securities Act and may be resold without registration pursuant to the resale provisions of Rule 144A under the Securities Act.

        In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned "restricted securities" for at least one year and persons who are deemed "affiliates" of the Company, are entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then-outstanding shares of Common Stock (68,000 shares of Common Stock immediately after this offering) or the average weekly trading volume in the Company's Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Company. However, a person who is not deemed to have been an "affiliate" of the Company at any time during the three months preceding a sale and who has beneficially owned restricted securities for at least two years, would be entitled to sell his shares under Rule 144 without regard to the volume limitations, manner-of-sale provisions, notice or current public information requirements. The foregoing summary of Rule 144 is not intended to be a complete description thereof.

        The Company's shares of Common Stock and Senior Notes currently trade in the over-the counter market. No predictions can be made of the effect, if any, that market sales of restricted shares of Common Stock or their eligibility for sale under Rule 144 will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the restricted Common Stock on the public market could adversely affect such market price and could impair the Company's future ability to raise capital through the sale of equity securities.


                                  LEGAL MATTERS

        The validity of the shares of Common Stock offered hereby has been passed upon for the Company by Parker Chapin Flattau & Klimpl, LLP, New York, New York.

                                     EXPERTS

        The combined balance sheets of the Company as of December 28, 1996 and December 30, 1995 and the combined statements of operations, divisional equity and cash flows for the years then ended included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving the said reports.

        The consolidated balance sheet of the Company as of June 4, 1997 and the combined statements of operations, divisional equity and cash flows for the five-month period ended June 4, 1997 included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report thereto and are included in reliance upon the authority of said firm as experts in giving the said report.

        The consolidated balance sheet of the Company as of January 3, 1998 and the consolidated statements of operations, shareholders' equity and cash flows for the seven month period ended January 3, 1998 included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report thereto and are included in reliance upon the authority of said firm as experts in giving the said report.

                             ADDITIONAL INFORMATION

        The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in the exhibits and schedules thereto as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Regional Offices of the
Commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60604 and Seven World Trade Center, New York, New York 10048. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also makes electronic filings publicly available on the Internet within 24 hours of acceptance. The Commission's Internet address is http:\\www.sec.gov. The Commission's web site also contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission.

        Upon the effectiveness of the Registration Statement, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, will file periodic reports and other information with the Commission. The Company intends to furnish its stockholders and the holders of Senior Notes with annual reports containing audited financial statements and such interim reports as it deems appropriate and as may be required by law.

                          INDEX TO FINANCIAL STATEMENTS

AUDITED FINANCIAL STATEMENTS                                                PAGE
----------------------------                                                ----

Report of Arthur Andersen LLP................................................F-2


Consolidated/Combined Balance Sheets at January 3, 1998, June 4, 1997
       and December 28, 1996.................................................F-3

Consolidated/Combined  Statements of Operations for the Seven Months
       Ended January 3, 1998, the Five Months Ended June 4, 1997,
       and the Fiscal Year Ended December 28, 1996...........................F-4

Consolidated/Combined Statements of Shareholders' Equity for the Seven Months
       Ended January 3, 1998, the Five Months Ended June 4, 1997,
       and the Fiscal Year Ended December 28, 1996...........................F-5

Consolidated/Combined Statements of Cash Flows for the Seven Months
       Ended January 3, 1998, the Five Months Ended June 4, 1997,
       and the Fiscal Year Ended December 28, 1996...........................F-6

Notes to Condensed Consolidated/Combined Financial Statements for the Seven
       Months Ended January 3, 1998, the Five Months Ended June 4, 1997,
       and the Fiscal Year Ended December 28, 1996..........................F-8

Combined Balance Sheets of the Company at December 28, 1996
       and December 30, 1995................................................F-23

Combined Statements of Operations for the Fiscal Years Ended
       December 28, 1996 and December 30, 1995..............................F-24

Combined Statements of Divisional Equity for the Fiscal Years Ended
       December 28, 1996 and December 30, 1995..............................F-25

Combined Statements of Cash Flows for the Fiscal Years Ended
       December 28, 1996 and December 30, 1995..............................F-26

Notes to Combined Financial Statements for the Fiscal Years Ended
       December 28, 1996 and December 30, 1995..............................F-27

                               Arthur Andersen LLP
                    Report of Independent Public Accountants


To the Shareholders and Board of Directors of Kasper A.S.L., Ltd and Subsidiaries (formerly Sassco Fashions, Ltd., a division of the Leslie Fay Companies):

We have audited the accompanying consolidated balance sheets of Kasper A.S.L., Ltd. (a Delaware corporation) and subsidiaries (the "Reorganized Company" see
Note 2) as of January 3, 1998 and June 4, 1997, and the related consolidated statements of operations and shareholders' equity and cash flows for the seven-month period ended January 3, 1998. We have also audited the accompanying combined balance sheets of the Predecessor Company as of December 28, 1996 and December 30, 1995 and the related combined statements of operations and divisional equity and cash flows for the five month period ended June 4, 1997, the year ended December 28, 1996 and the year ended December 30, 1995. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As more fully described in Note 2 to the consolidated/combined balance sheets effective June 4, 1997, the Reorganized Company emerged from protection under Chapter 11 of the U.S. Bankruptcy Code pursuant to a Reorganization Plan which was confirmed by the Bankruptcy Court on April 21, 1997. In accordance with AICPA Statement of Position 90-7, the Reorganized Company adopted "Fresh Start Reporting" whereby its assets, liabilities and new capital structure were adjusted to reflect estimated fair values as of June 4, 1997. As a result, the consolidated financial statements for the periods subsequent to June 4, 1997 reflect the Reorganized Company's new basis of accounting and are not comparable to the Predecessor Company's pre-reorganization financial statements.

In our opinion, the financial statements referred to above, present fairly, in all material respects (a) the financial position of the Reorganized Company as of January 3, 1998 and June 4, 1997 and the results of their operations and their cash flows for the seven month period ended January 3, 1998, and (b) the financial position of the Predecessor Company as of December 28, 1996, and as of December 30, 1995, and the results of their operations and their cash flows for the five month period ended June 4, 1997, the year ended December 28, 1996, and the year ended December 30, 1995 all in conformity with generally accepted accounting principles.



                                                         /s/ Arthur Andersen LLP
                                                         -----------------------

New York, New York
February 25, 1998

                      KASPER A.S.L., LTD. AND SUBSIDIARIES
                      CONSOLIDATED/COMBINED BALANCE SHEETS
                      (In thousands, except per share data)

                                                               REORGANIZED        | PREDECESSOR
                                                                 COMPANY          |   COMPANY
                                                           ---------------------- |  ---------
                        ASSETS                             JANUARY 3,    JUNE 4,  | DECEMBER 28,
                                                             1998         1997    |    1996
                                                           ---------    --------- |  ---------
Current Assets:                                                                   |
    Cash and cash equivalents ..........................   $  16,677    $   3,081 |  $   1,886
    Accounts  receivable-net of allowances for possible                           |
        losses of $18,725, $14,021 and $18,369,                                   |
        respectively ...................................      30,000       50,882 |     55,389
    Inventories ........................................      78,796       60,267 |     84,425
    Prepaid expenses and other current assets ..........       2,767        1,744 |      1,877
    Deferred taxes .....................................       1,695         --   |       --
                                                           ---------    --------- |  ---------
    Total Current Assets ...............................     129,935      115,974 |    143,577
                                                           ---------    --------- |  ---------
Property, Plant and Equipment, at cost less accumulated                           |
    depreciation and amortization of $2,985, $1,571                               |
    and $8,084, respectively ...........................      14,337       14,002 |     11,904
Excess of Purchase Price over Net Assets                                          |
    Acquired -net of accumulated amortization                                     |
    of $8,035 ..........................................        --           --   |     17,400
Reorganization value in excess of identifiable assets,                            |
    net of accumulated amortization of $1,902 and $0,                             |
    respectively .......................................      63,279       65,181 |       --
Trademarks, net of accumulated amortization of $850                               |
    and $0, respectively ...............................      50,150       51,000 |       --
Other Assets, at cost less accumulated amortization of                            |
    $596 and $98, respectively .........................       2,955        3,453 |       --
                                                           ---------    --------- |  ---------
    Total Assets.......................................    $ 260,656    $ 249,610 |  $ 172,881
                                                           =========    ========= |  =========
                                                                                  |
         LIABILITIES AND SHAREHOLDERS' EQUITY                                     |
Current Liabilities:                                                              |
    Accounts payable ...................................   $  17,637    $   9,915 |  $  11,412
    Accrued expenses and other current liabilities .....       6,703        9,004 |      3,820
    Interest Payable ...................................       3,555           42 |         42
    Income taxes payable ...............................       1,164          649 |        403
                                                           ---------    --------- |  ---------
    Total Current Liabilities ..........................      29,059       19,610 |     15,677
Long-Term Liabilities:                                                            |
    Deferred Taxes .....................................         639         --   |       --
    Long-Term Debt .....................................     110,000      110,000 |       --
    Bank Revolver ......................................        --           --   |       --
                                                           ---------    --------- |  ---------
    Total Liabilities ..................................     139,698      129,610 |     15,677
Commitments and Contingencies                                                     |
Shareholders' Equity:                                                             |
    Common Stock, $0.01 par value; 20,000,000 shares                              |
        authorized; 6,800,000 shares issued and                                   |
        outstanding ....................................          68           68 |       --
    Preferred Stock, $0.01 par value; 1,000,000 shares                            |
        authorized; none issued and outstanding ........        --           --   |       --
    Capital in excess of par value .....................     119,932      119,932 |       --
    Retained Earnings ..................................         972         --   |       --
    Divisional Equity ..................................        --           --   |    157,204
    Cumulative Translation Adjustment ..................         (14)        --   |       --
                                                           ---------    --------- |  ---------
    Total Shareholders' Equity .........................     120,958      120,000 |    157,204
                                                           ---------    --------- |  ---------
    Total Liabilities and Shareholders' Equity                                    |
                                                           $ 260,656    $ 249,610 |  $ 172,881
                                                           =========    ========= |  =========

  The accompanying Notes to Consolidated/Combined Financial Statements are an
                     integral part of these balance sheets.

                      KASPER A.S.L., LTD. AND SUBSIDIARIES
                 CONSOLIDATED/COMBINED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)



                                             REORGANIZED |
                                               COMPANY   |   PREDECESSOR COMPANY
                                             ----------  | -----------------------
                                            SEVEN MONTHS | FIVE MONTHS  FISCAL YEAR
                                                ENDED    |    ENDED        ENDED
                                             ----------  | ----------   ----------
                                              JANUARY 3, |   JUNE 4,   DECEMBER 28,
                                                 1998    |     1997         1996
                                             ----------  | ----------   ----------
Net Sales ................................   $  175,602  | $  136,107   $  311,550
Cost of Sales ............................      127,784  |    101,479      238,268
                                             ----------  | ----------   ----------
    Gross Profit .........................       47,818  |     34,628       73,282
Operating Expenses:                                      |
Selling, warehouse, general and                          |
administrative expenses ..................       31,802  |     23,374       50,263
Depreciation and Amortization ............        4,738  |      1,191        2,238
                                             ----------  | ----------   ----------
    Total operating expenses .............       36,540  |     24,565       52,501
                                             ----------  | ----------   ----------
Operating income .........................       11,278  |     10,063       20,781
Interest and Financing Costs .............        9,358  |        667        1,634
                                             ----------  | ----------   ----------
Income before provision for income taxes .        1,920  |      9,396       19,147
Provisions for Income Taxes ..............          948  |      3,758        7,659
                                             ----------  | ----------   ----------
Net Income ...............................   $      972  | $    5,638   $   11,488
                                             ==========  | ==========   ==========
                                                         |
Basic earnings per share .................          .14  |       --           --
                                             ==========  | ==========   ==========
                                                         |
Diluted earnings per share ...............          .14  |       --           --
                                             ==========  | ==========   ==========
Weighted average number of shares used                   |
in computing Basic earnings per share ....    6,800,000  |       --           --
Weighted average number of shares used                   |
incomputing Diluted earnings per share ...    6,805,000  |       --           --



  The accompanying Notes to Consolidated/Combined Financial Statements are an
                  integral part of these financial statements.

                      KASPER A.S.L., LTD. AND SUBSIDIARIES
                   CONSOLIDATED/COMBINED SHAREHOLDERS' EQUITY
                                 (In thousands)

FISCAL YEAR ENDED DECEMBER 28, 1996 -PREDECESSOR COMPANY


                                                     DIVISIONAL
                                                       EQUITY
                                                 ------------------

BALANCE AT DECEMBER 30, 1995                          $135,601

NET INCOME FOR THE PERIOD                               11,488

INCREASE IN INVESTMENT WITH LESLIE FAY                  10,115

                                                      --------
BALANCE AT DECEMBER 28, 1996                          $157,204
                                                      ========



FIVE MONTHS ENDED JUNE 4, 1997 -PREDECESSOR COMPANY

                                                     DIVISIONAL
                                                       EQUITY
                                                 ------------------

BALANCE AT DECEMBER 28, 1996                          $ 157,204

NET INCOME FOR THE PERIOD                                 5,638

DECREASE IN INVESTMENT WITH LESLIE FAY                  (30,479)

                                                      ---------
BALANCE AT JUNE 4, 1997                               $ 132,363
                                                      =========



--------------------------------------------------------------------------------

SEVEN MONTHS ENDED JANUARY 3, 1998 -REORGANIZED COMPANY



                                              CAPITAL IN   CUMULATIVE
                                    COMMON     EXCESS OF   TRANSLATION   RETAINED
                                     STOCK        PAR      ADJUSTMENT    EARNINGS     TOTAL
                                   ---------   ---------   ---------    ---------   ---------
BALANCE AT JUNE 4, 1997            $    --     $    --     $    --      $    --     $    --
Common Stock issued to Leslie
Fay Creditors                             68     119,932        --           --       120,000
Translation  Adjustment  for the
period                                  --          --           (14)        --           (14)
Net Income for the Period               --          --          --            972         972
                                   ---------   ---------   ---------    ---------   ---------
BALANCE AT JANUARY 3, 1998         $      68   $ 119,932   $     (14)   $     972   $ 120,958
                                   =========   =========   =========    =========   =========


  The accompanying Notes to Consolidated/Combined Financial Statements are an
                  integral part of these financial statements.

                      KASPER A.S.L., LTD. AND SUBSIDIARIES
                 CONSOLIDATED/COMBINED STATEMENTS OF CASH FLOWS
                                 (In thousands)


                                                       REORGANIZED |
                                                         COMPANY   |   PREDECESSOR COMPANY
                                                         --------  |  --------------------
                                                      SEVEN MONTHS | FIVE MONTHS FISCAL YEAR
                                                          ENDED    |   ENDED       ENDED
                                                         --------  |  --------    --------
                                                        JANUARY 3, |   JUNE 4,   DECEMBER 28,
                                                           1998    |    1997        1996
                                                         --------  |  --------    --------
Cash Flows from Operating Activities:                              |
    Net income .......................................   $    972  |  $  5,638    $ 11,488
                                                                   |
    Adjustments to reconcile net income to net cash                |
        provided by/(used in) operating activities:                |
    Depreciation and amortization ....................      2,762  |       916       1,546
    Amortization of reorganization value in                        |
        excess of  identifiable assets ...............      1,902  |      --          --
    Amortization of excess purchase over net                       |
        assets acquired ..............................       --    |       275         693
    Excess of cost over fair  value of assets acquired       --    |       (26)       (111)
    Change in allowance for possible losses                        |
        on accounts receivable .......................      4,704  |    (4,348)      2,836
    Decrease (increase) in:                                        |
       Accounts receivable ...........................     16,178  |     9,071     (10,290)
       Inventories ...................................    (18,529) |    24,158          21
       Prepaid expenses and other current                          |
         assets ......................................     (1,023) |    (1,080)        101
       Deferred Taxes ................................     (1,695) |      --          --
       Deferred charges and other assets .............       --    |      --         1,481
    Increase (decrease) in:                                        |
       Accounts payable, accrued expenses and                      |
          other current liabilities ..................      5,421  |    (1,236)     (9,202)
       Interest Payable ..............................      3,513  |      --          --
       Income taxes payable ..........................        515  |       246      (1,629)
       Deferred taxes ................................        639  |      --          --
                                                         --------  |  --------    --------
       Total adjustments .............................     14,387  |    27,976     (14,554)
                                                         --------  |  --------    --------
       Net cash provided by/(used in)                              |
         operating activities ........................     15,359  |    33,614      (3,066)
                                                         --------  |  --------    --------
                                                                   |
CASH FLOWS FROM INVESTING ACTIVITIES:                              |
    Capital expenditures net of proceeds                           |
       from the sale of                                            |
       fixed assets ..................................     (1,749) |    (2,960)     (6,982)
                                                         --------  |  --------    --------
    Net cash used in investing activities ............     (1,749) |    (2,960)     (6,982)
                                                         --------  |  --------    --------
                                                                   |
CASH FLOWS FROM FINANCING ACTIVITIES:                              |
    Net (decrease)/increase in cash invested                       |
       with Leslie Fay ...............................       --    |   (30,479)     10,115
                                                         --------  |  --------    --------
    Net cash (used in)/provided by financing                       |
       activities ....................................       --    |   (30,479)     10,115
                                                         --------  |  --------    --------
    Effect of exchange rate changes on cash                        |
       and cash equivalents ..........................        (14) |      --          --
                                                         --------  |  --------    --------
Net increase in cash and cash equivalents ............     13,596  |       175          67
                                                                   |
Cash and cash equivalents, at beginning of                         |
period ...............................................      3,081  |     1,886       1,819
                                                         --------  |  --------    --------
Cash and cash equivalents, at end of period ..........   $ 16,677  |  $  2,061    $  1,886
                                                         ========  |  ========    ========

  The accompanying Notes to Consolidated/Combined Financial Statements are an
                  integral part of these financial statements.

                      KASPER A.S.L., LTD. AND SUBSIDIARIES
                 CONSOLIDATED/COMBINED STATEMENTS OF CASH FLOWS
                                 (In thousands)



                                                  REORGANIZED|
                                                    COMPANY  |   PREDECESSOR COMPANY
                                                    -------- |   -------------------
                                                    SEVEN    |    FIVE      FISCAL
                                                    MONTHS   |   MONTHS      YEAR
                                                     ENDED   |    ENDED      ENDED
                                                    -------- |   --------   --------
                                                   JANUARY 3,|    JUNE 4,  DECEMBER 28,
                                                      1998   |     1997       1996
                                                    -------- |   --------   --------
SUPPLEMENTAL SCHEDULE OF NONCASH OPERATING,                  |
INVESTING AND FINANCING ACTIVITIES                           |
                                                             |
NONCASH OPERATING                                            |
                                                             |
Other current assets recorded upon emergence                 |
from Bankruptcy                                    $     (23)|   $   --     $   --
                                                             |
                                                             |
Other current liabilities recorded upon                      |
emergence from Bankruptcy                              4,923 |       --         --
                                                             |
Deferred financing costs recorded upon                       |
emergence from Bankruptcy                             (2,422)|       --         --
                                                             |
                                                             |
NONCASH INVESTING                                            |
                                                             |
Elimination of divisional equity upon                        |
emergence from Bankruptcy                           (132,363)|       --         --
                                                             |
Elimination of excess of costs over fair                     |
value of assets upon emergence from Bankruptcy        16,066 |       --         --
                                                             |
Establishment of reorganization in excess of                 |
identifiable assets upon emergence from Bankruptcy   (65,181)|       --         --
                                                             |
Establishment of Trademark valuation upon                    |
emergence from Bankruptcy                            (51,000)|       --         --
                                                             |
NONCASH FINANCING                                            |
                                                             |
Senior notes issued to creditors upon                        |
emergence from Bankruptcy                            110,000 |       --         --
                                                             |
Issuance of Common Stock to creditors upon                   |
emergence from Bankruptcy                            120,000 |       --         --




  The accompanying Notes to Consolidated/Combined Financial Statements are an
                  integral part of these financial statements.

                      KASPER A.S.L., LTD. AND SUBSIDIARIES
               NOTES TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS

NOTE 1.  BASIS OF PRESENTATION AND ORGANIZATION:

    The Consolidated/Combined Financial Statements (the "Financial Statements") included herein have been prepared by Kasper A.S.L., Ltd. (name changed from Sassco Fashions, Ltd. on November 5, 1997) and subsidiaries (Kasper A.S.L., Ltd. being sometimes referred to, and together with its subsidiaries collectively referred to, as the "Company" or "Kasper" as the context may require). The Company's fiscal year ends on the Saturday closest to December 31st. The fiscal years ended January 3, 1998 ("1997") and December 28, 1996 ("1996"), included 53 and 52 weeks, respectively.

    Due to the Company's Reorganization and implementation of Fresh Start Reporting (see Note 2), the Consolidated Financial Statements for the new "Reorganized Company" (period starting June 4, 1997, the effective date of the reorganized Company's emergence from bankruptcy) are not comparable to the Combined Financial Statements of the "Predecessor Company" (period ending June 4, 1997) .

    Kasper was a division of The Leslie Fay Company, Inc. ("Leslie Fay"-formerly The Leslie Fay Companies, Inc.), a Delaware corporation which operated its business as a debtor in possession subject to the jurisdiction and supervision of the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") until June 4, 1997. The Financial Statements herein presented include the operations of three related Hong Kong corporations, Asia Expert Limited ("AEL"), Tomwell Limited ("Tomwell"), and Viewmon Limited ("Viewmon"), none of which were part of the Leslie Fay bankruptcy proceeding. These three Hong Kong corporations were subsidiaries of Leslie Fay (upon emergence from bankruptcy these entities became subsidiaries of Kasper) that procure and arrange for the manufacture of apparel products in the Far East solely for the benefit of Kasper. These Financial Statements also include the financial statements of Kasper, A.S.L. Europe, Ltd., ASL Retail Outlets Inc. and ASL/K Licensing Corp., all of which are wholly owned subsidiaries of the Company. The Financial Statements have been prepared on a stand-alone basis in accordance with generally accepted accounting principles applicable to a going concern.

    On April 5, 1993, Leslie Fay and certain of its wholly owned subsidiaries filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code"), as a result of the announcement of accounting irregularities, numerous stockholder and other party lawsuits filed against Leslie Fay and its directors, and the breach of certain provisions of its financing agreement at the time. On October 31, 1995, the Debtors and the Committee of Unsecured Creditors (the "Creditors Committee") filed the Plan pursuant to Chapter 11 of the Bankruptcy Code.

    The Plan was subsequently amended on March 13, 1996, December 5, 1996, February 3, 1997 and February 28, 1997. On December 5, 1996, the Debtors filed a Disclosure Statement for the Amended Joint Plan of Reorganization pursuant to Chapter 11 of the Bankruptcy Code (the "Disclosure Statement"), which was also subsequently amended on February 3, 1997 and February 28, 1997. The Plan provided for, among other things, the separation of the Debtors' estates and assets into two separate reorganized entities. Under the Plan, stockholders of the Company would not retain or receive any value for their interest. The Debtors obtained Bankruptcy Court approval of the Disclosure Statement on February 28, 1997. The Plan was approved by the creditors and on April 21, 1997, the Bankruptcy Court confirmed the Plan. Refer to the Consolidated Financial Statements of Leslie Fay for the fiscal year ended December 28, 1996, included in Leslie Fay's Annual Report on Form 10-K, for more information regarding Leslie Fay's bankruptcy proceedings.

    The Plan called for the spin-off of Kasper as a newly organized entity which consisted of Kasper, AEL, Tomwell, Viewmon, Kasper A.S.L. Europe, Ltd. and ASL Retail Outlets, Inc. (collectively referred to as "Kasper A.S.L., Ltd. and Subsidiaries").


    On June 4, 1997, the Plan was consummated by Leslie Fay 1) transferring the equity interest in both Leslie Fay and Kasper, to its creditors in exchange for relief from the aggregate amount of the claims estimated at $338,000,000; 2) assigning to certain creditors the ownership rights to notes aggregating $110,000,000 payable by Kasper; and 3) transferring the assets (including $10,963,000 of cash) and liabilities of the Sassco division to Kasper and the assets and liabilities of Leslie Fay's Dress and Sportswear divisions to three wholly owned subsidiaries of Leslie Fay. In addition, Leslie Fay retained approximately $41,080,000 in cash, of which $23,580,000 will be used to pay administrative claims as defined in the Plan. As provided for in the Plan, the Company has issued approximately eighty (80%) percent of its 6,800,000 of new shares to its creditors in July 1997. The remaining shares will be held back pending the resolutions of certain litigation before the Bankruptcy Court. On June 4, 1997, Leslie Fay emerged from bankruptcy and Kasper emerged as a newly organized separate entity.


NOTE 2.  FRESH START REPORTING:

    The effects of the Company's reorganization under Chapter 11 have been accounted for in the Company's balance sheet as of June 4, 1997 using principles required by the American Institute of Certified Public Accountants -Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code ("Fresh Start Accounting"). Pursuant to the guidelines provided by SOP 90-7, the Company adopted fresh-start accounting with a reorganization value of $120,000,000 and allocated the reorganization value to its net assets on the basis of the purchase method of accounting.

    The fresh-start reporting reorganization value of $120,000,000 was based on averaging several valuation methodologies prepared by an independent appraiser. A five-year analysis of the Company's actual and forecasted operations (fiscal years ended 1997-2001) was prepared by management and a discounted cash flow methodology was applied to those numbers. An equity value was determined by calculating the impact of various assumption changes to the five-year forecasts and adding the forecasted cash flows for the first four years to a "capitalization" of the fifth year's forecasted cash flow under each assumption. The fifth year's forecasted cash flow was capitalized into value and discounted to the present.

    The aggregate cash flow value was then discounted to its present value, using a discount rate of 14%. The reorganization values were then weighted with a range between $118,000,000 and $123,000,000, and $120,000,000 was established as the Company's reorganization value.

    The five-year cash flow forecasts were based on estimates and assumptions about circumstances and events that have not yet taken place. Such estimates and assumptions are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Company, including, but not limited to, those with respect to the future course of the Company's business activity.

    Since   fresh-start   reporting  has  been  reflected  in  the  accompanying
Consolidated Balance Sheet as of June 4, 1997, the Consolidated Balance Sheet as of that date is not comparable to prior periods.

    The Reorganization and the adoption of Fresh Start Reporting resulted in the following adjustments to the Company's Consolidated Balance Sheet for the period ended June 4, 1997:



                                 PREDECESSOR             REORGANIZATION FRESH                REORGANIZED
                                   COMPANY                 START ADJUSTMENTS                   COMPANY
                                 JUNE 4, 1997           DEBIT              CREDIT            JUNE 4, 1997
                                 -----------         -------------------------------         -----------
ASSETS                                             (in thousands)

Total current assets             $   115,951      (a)$     1,236      (b)$     1,213         $   115,974

Property and equipment, net           14,002                --                  --                14,002
Excess of purchase price over
    net assets acquired               17,097                --        (c)     16,066               1,031
Reorganization value in excess
    of identifiable assets              --        (d)     65,181                --                65,181

Other assets                            --        (e)     53,422                --                53,422
                                 -----------         -----------         -----------         -----------

    TOTAL ASSETS                 $   147,050         $   119,839         $    17,279         $   249,610
                                 ===========         ===========         ===========         ===========

LIABILITIES AND
    SHAREHOLDERS' EQUITY
Total current liabilities        $    14,687                --        (f)$     4,923         $    19,610
Long-term debt                          --                  --        (g)    110,000             110,000
Common Stock                            --                  --        (h)    120,000             120,000
Divisional Equity                    132,363      (i)    132,363                --                  --
                                 -----------         -----------         -----------         -----------

TOTAL LIABILITIES AND
    SHAREHOLDERS EQUITY          $   147,050         $   132,363         $   234,923         $   249,610
                                 ===========         ===========         ===========         ===========

The significant fresh-start reporting adjustments are summarized as follows:

   a. Cash and other receivables recorded at closing.

   b. Reclass prepaid bank fees to other assets.

   c. Elimination of excess of purchase price over net asset acquired.

   d. Allocation of the fair market value of identifiable net assets in excess of the reorganization value in accordance with the purchase method of accounting. The goodwill will be amortized over twenty (20) years.

   e. Recording $51,000,000 of trademark valuation and $2,422,000 in bank commitment and related fees.

   f. To record additional liabilities.

   g. Recording of $110,000,000 of ten-year notes that bear interest at 12.75% per annum with interest payable semiannually in September and March.

   h. Recording of the reorganization value of $120,000,000.

   i. Elimination  of divisional  equity and  intercompany  accounts with Leslie
      Fay.

NOTE 3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

(a) BUSINESS -

    The Company is principally engaged in the design and sale of women's apparel.

(b) PRINCIPLES OF CONSOLIDATION-

    The consolidated financial statements include the accounts of Sassco, AEL, Tomwell, Viewmon, Kasper A.S.L. Europe, Ltd., ASL Retail Outlets, Inc. and ASL/K Licensing Corp. All significant intercompany balances and transactions have been eliminated in consolidation.

(c) FAIR VALUE OF FINANCIAL INSTRUMENTS -

    Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" requires disclosure of the fair value of certain financial instruments. Cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are reflected at fair value because of the short term maturity of these instruments.

(d) USE OF ESTIMATES -

    The financial statements are prepared in conformity with generally accepted accounting principles. Such preparation requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

(e) REORGANIZATION VALUE -

    Reorganization value in excess of identifiable assets is being amortized using the straight-line method over 20 years. The Company, under the requirements of SFAS No. 121, will continually evaluate, based upon income and/or cash flow projections and other factors as appropriate, whether events and circumstances have occurred that indicate that the remaining estimated useful life of this asset warrants revision or that the remaining balance of this asset may not be recoverable.

(f) TRADEMARKS -

    Trademarks are being amortized using the straight-line method over 35 years which is the estimated useful life. The Company, under the requirements of SFAS No. 121, will continually evaluate, based upon income and/or cash flow projections and other factors as appropriate, whether events and circumstances have occurred that indicate that the remaining estimated useful life of this asset warrants revision or that the remaining balance of this asset may not be recoverable.

(g) CASH EQUIVALENTS -

    All highly liquid investments with a remaining maturity of three months or less at the date of acquisition are classified as cash equivalents

(h) INVENTORIES -

    Inventories are valued at the lower of cost (first-in, first-out; "FIFO") or market.

(i) PROPERTY, PLANT AND EQUIPMENT -

    Land, buildings, fixtures, equipment and leasehold improvements are recorded at cost. Major replacements or betterments are capitalized. Maintenance and repairs are charged to earnings as incurred. For financial statement purposes, depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets.

(j) REVENUE RECOGNITION -

    Sales are recognized upon shipment of products to customers and, in the case of sales by Company owned retail stores, when goods are sold to customers. Allowances for estimated uncollected accounts and discounts are provided when sales are recorded.


(k) ADVERTISING COSTS -

    Costs for advertising are expensed as incurred and are included under selling, warehouse, general and administrative expenses.

(l) INCOME TAXES -


    Prior to the reorganization, as a division of Leslie Fay, the Company was not subject to Federal, State and Local income taxes. Concurrent with the reorganization, the Company became fully subject to such taxes and is subject to the provisions of SFAS No. 109. Under this method, any deferred income taxes recorded are provided for at currently enacted statutory rates on the differences in the basis of assets and liabilities for tax and financial reporting purposes. When recorded, deferred income taxes are classified in the balance sheet as current or non-current based upon the expected future period in which such deferred income taxes are anticipated to reverse.


(m) EARNINGS PER SHARE


    Basic and Fully Diluted Earnings Per Share are computed under the provisions of SFAS No. 128. Under this standard, Basic EPS is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS includes the effect of potential dilution from the exercise of outstanding dilutive stock options and warrants into common stock using the treasury stock method.


NOTE 4.  INVENTORIES:

    Inventories, net of reserves, consist of the following:


                             January 3,           June 4,    |     December 28,
                                1998               1997      |         1996
                            -----------        -----------   |     -----------
                                              (in thousands) |
Raw materials               $    32,121        $    29,943   |     $    25,061
Work in process                       3                 65   |              30
Finished goods                   46,672             30,259   |          59,334
                            -----------        -----------   |     -----------
                                                             |
     Total inventories      $    78,796        $    60,267   |     $    84,425
                            ===========        ===========   |    ===========

NOTE 5.  PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment consist of the following:



                                                                   |
                                      January 3,       June 4,     | December 28,   Estimated
                                        1998           1997             1996       Useful Lives
                                      ----------     ----------    |  ----------   ------------
                                                   (in thousands)  |
Land and Buildings                    $       --     $       --    |  $       32   25-40 years
Building under capitalized lease                                   |
obligation                                    --             --    |         122   Term of lease
Machinery, equipment and fixtures         11,153         10,665    |      11,179   5-10 years
Leasehold improvements                     6,078          4,805    |       5,044   5 years
Construction in Progress                      91            103    |       3,611   N/A
                                      ----------     ----------    |  ----------
Property, plant and equipment,                                     |
at cost                                   17,322         15,573    |      19,988
Less: Accumulated depreciation                                     |
and amortization                          (2,985)        (1,571)   |      (8,084)
                                      ----------     ----------    |  ----------
    Total property, plant                                          |
     and equipment, net               $   14,337     $   14,002    |  $   11,904
                                      ==========     ==========    |  ==========


NOTE 6.  DEBT:

CREDIT AGREEMENT -

    On June 4, 1997 the Company entered into a three-year financing agreement (the "Credit Agreement") with BankBoston ("BOB") to provide direct borrowings and the issuance of letters of credit on Company's behalf in an aggregate amount not exceeding $ 100,000,000, with a sublimit on letters of credit of $50,000,000. Direct borrowings bear interest at the higher of the annual rate of interest announced from time to time by BOB as its "Base Rate" or one-half of one percent (0.50%) above the Federal Funds Effective Rate, plus the Base Rate Applicable Margin of 0.75%. (9.25% at January 3, 1998) and the Credit Agreement requires a fee, payable monthly, on average outstanding letters of credit at a rate of 1.75% annually. At January 3, 1998, there were no direct borrowings outstanding under the BOB Credit Agreement and approximately $21,700,000 outstanding in letters of credit under the facility. The Company has approximately $27,600,000 available for future borrowings as of January 3, 1998.

    The BOB Credit Agreement, as amended, contains certain reporting requirements, as well as financial and operating covenants related to capital expenditures and the attainment of a current assets to current liabilities ratio, an interest to earnings ratio and minimum earnings. As collateral for borrowings under the BOB Credit Agreement, the Company has granted to BOB a security interest in substantially all of its assets. In addition, the BOB Credit Agreement contains certain restrictive covenants, including limitations on the incurrence of additional liens and indebtedness and a prohibition on paying dividends.

    The Company paid $2,422,000 in commitment and related fees in connection with the credit facility in June 1997. These fees are included in other assets and will be amortized as interest and financing costs over the term of the Credit Agreement (three years).

LONG TERM DEBT -

    Pursuant to the reorganization the former creditors of Leslie Fay received 12.75% Senior Notes in the aggregate principal amount of $110,000,000. These notes bear interest at twelve and three quarter percent (12.75%) and mature on June 4, 2004. Interest is paid semi-annually on March 31 and September 30. The Senior Notes contain certain restrictive covenants which include, among others:
(i) generally, no addition to long term debt is allowed until the interest coverage exceeds 1.75 for 1 for four consecutive quarters; (ii) the Company can only make investments in certain high quality investments, such as treasury bills, etc.; (iii) generally, the Company cannot incur any liens upon its property other than those incurred in the ordinary course of business; and (iv) the Company cannot make restricted payments including dividends until it is permitted to incur additional indebtedness in accordance with item (i) above and the Company has accumulated a minimum amount of funds prior to the restrictive payment.


NOTE 7.  SHAREHOLDERS EQUITY:


    As provided under the Plan, the authorized common stock of the reorganized company consists of 20,000,000 shares of common stock with a par value of $.01 per share. At June 4, 1997, 6,800,000 were issued and outstanding and were being held by the plan administrator in trust. In July 1997, approximately 5,380,859 of the shares were distributed. Pursuant to the Reorganization Plan, and based on the Company's estimate of the amount of certain outstanding claims by creditors of Leslie Fay that ultimately will be allowed by the Bankruptcy Court, the plan administrator currently retains approximately 1,419,141 shares of Common Stock and $22,948,279 principal amount of Senior Notes for payment of certain classes of claims against Leslie Fay . Such shares of Common Stock and Senior Notes are being held in trust by the plan administrator under the Reorganization Plan and are disbursed as such claims are either settled or dismissed. In addition, 1,000,000 shares of Preferred Stock of the new reorganized Company were authorized at June 4, 1997 with a par value of $.01. None of the shares have been issued.



NOTE 8.  INCOME TAXES:

    As a division of Leslie Fay, the Predecessor Company was not subject to Federal, State and Local income taxes. Provisions for deferred taxes were not reflected on the Company's books, but were reflected on Leslie Fay's books and records. Leslie Fay and it's subsidiaries filed a consolidated Federal income tax return. AEL, Tomwell and Viewmon file separate returns in Hong Kong. Income taxes have been provided herein for the Predecessor Company as if the Company had filed a separate return in the United States, in addition to the separate returns mentioned above.

    Beginning June 4, 1997, the Reorganized Company became fully subject to such taxes and accounts for income taxes under the liability method prescribed by SFAS No. 109. Under this method, any deferred income taxes recorded are provided for at currently enacted statutory rates on the differences in the basis of assets and liabilities for tax and financial reporting purposes. When recorded, deferred income taxes are classified in the balance sheet as current or non-current based upon the expected future period in which such deferred income taxes are anticipated to reverse.

    The financial statements for the Predecessor Company reflect an effective tax rate of 40%, which reasonably reflects what the Company's tax rate would have been as a separate company.

    For January 3, 1998, June 4, 1997 and December 28, 1996, the following provisions for income taxes were made:


                                 JANUARY 3,  |       JUNE 4,       DECEMBER 28,
                                    1998     |        1997             1996
                                -----------  |    -----------      -----------
                                             |   (In thousands)
Current:                                     |
    Federal                     $     1,631  |    $     2,818      $     5,744
    State                               276  |            639            1,302
    Foreign                              97  |            301              613
                                -----------  |    -----------      -----------
   Total Current:               $     2,004  |    $     3,758      $     7,659
                                -----------  |    -----------      -----------
Deferred:                                    |
    Federal                          (1,056) |           --               --
                                -----------  |    -----------      -----------
Provision for income taxes      $       948  |    $     3,758      $     7,659
                                ===========  |    ===========      ===========

    Deferred taxes for the Predecessor Company were reflected as a component of divisional equity as Leslie Fay was the taxable legal entity.

    Deferred tax liabilities (assets) are comprised of the following:


                                JANUARY 3,
                                   1998
                                -----------
                              (in thousands)

Deferred tax assets
    A/R reserve                 $    (1,166)
    Inventory, net                     (529)
                                -----------
Total deferred tax assets            (1,695)
                                ===========
Deferred tax liabilities
    Amortization                        601
    Compensation costs                   38
                                -----------
Total deferred tax liabilities          639
                                ===========
Net deferred tax assets         $   (1,056)
                                ===========


    The difference between the Company's effective income tax rate and the statutory federal income tax rate for January 3, 1998, June 4, 1997 and December 28, 1996, respectively, is as follows:


                               JANUARY 3,   |      JUNE 4,        DECEMBER 28,
                                 1998       |       1997             1996
                              -----------   |    -----------      -----------
                                     (In thousands, except percentages)
Provision for income taxes    $       948   |    $     3,758      $      7,659
                              ===========   |    ===========      ===========
Income before taxes           $     1,920   |    $     9,396      $     19,147
                              ===========   |    ===========      ===========
                                            |
Effective tax rate                   49.4%  |           40.0%             40.0%
Net state tax                       (14.4)  |           (6.8)             (6.8)
Foreign tax rate differential        (5.0)  |            2.8               2.8
Other                                 4.0   |           (1.0)            (1.0)
                              -----------   |    -----------      -----------
     Federal statutory rate          34.0%  |           35.0%             35.0%
                              ===========   |    ===========      ===========

    At June 4, 1997, Leslie Fay had consolidated federal tax loss carryforwards of $135,100,000 expiring in 2009, 2010 and 2011. No benefit with respect to these tax loss carryforwards has been reflected in the June 4, 1997 and December 28, 1996 financial statements of the Company. As of January 3, 1998, Kasper has no net operating loss carryforwards.

NOTE 9. COMMITMENTS AND CONTINGENCIES:

LEGAL PROCEEDINGS -

    On April 5, 1993, Leslie Fay and several of its subsidiaries filed voluntary petitions in the Bankruptcy Court under Chapter 11 of the Bankruptcy Code. All civil litigation commenced against Leslie Fay and those referenced subsidiaries prior to that date was stayed under the Bankruptcy Code. By an order dated April 30, 1997 (the "Confirmation Order"), the Bankruptcy Court confirmed the Plan. The Plan was consummated on June 4, 1997.

    The Confirmation Order, inter alia, dismissed with prejudice all pending litigation, and released all claims that could have been brought in litigation. Both prior to and subsequent to the Filing Dates, various class action suits were commenced on behalf of certain prior stockholders of the Company. Any claims against the Company arising out of these suits were discharged as part of, and in accordance with the terms of the Plan. Accordingly, whatever the eventual outcome of these cases, there can be no material financial impact on the Company based on the terms of the Plan.

    On November 17, 1997, the Company's wholly-owned subsidiary, Asia Expert, Ltd. received a letter from the United States Customs Service stating that a monetary claim in the amount of $694,860 was being contemplated against Asia Expert, Ltd. as a result of an alleged trans-shipment of goods in late 1995 from China by a contractor. At this time, the case is in preliminary stages of investigation. However, it is the Company's position that its subsidiary did not knowingly or intentionally participate in any violation of U.S. Custom laws and the Company intends to vigorously pursue all appropriate legal defenses.

LEASES -

    The Company rents real and personal property under leases expiring at various dates through 2008. Certain of the leases stipulate payment of real estate taxes and other occupancy expenses.

    Minimum annual rental commitments under leases in effect at January 3, 1998 are summarized as follows:


                                                    (In thousands)
FISCAL YEAR ENDED                          REAL ESTATE           EQUIPMENT
                                                                   & OTHER
                                           ----------            ----------
1998                                       $    4,762            $       59
1999                                            4,214                    31
2000                                            3,764                  --
2001                                            3,743                  --
2002                                            3,288                  --
Later years                                    12,649                  --
                                           ----------            ----------
Total minimum lease payments               $   32,420            $       90
                                           ==========            ==========

    Rent expense for the seven months ended January 3, 1998, five months ended June 4, 1997 and the year ended December 28, 1996 amounted to $3,431,529, $3,226,566 and $4,356,709, respectively.

CONCENTRATIONS OF CREDIT RISK -

    Financial instruments which potentially expose the Company to concentrations of credit risk, as defined by SFAS No. 105, consist primarily of trade accounts receivable. The Company's customers are not concentrated in any specific geographic region, but are concentrated in the retail apparel business. The Company has established an allowance for possible losses based upon factors surrounding the credit risk of specific customers, historical trends and other information. For the years ended January 3, 1998 and December 28, 1996, sales to three customers accounted for approximately 18%, 17% and 14% and 18%, 15% and 11% of total sales, respectively.

GEOGRAPHIC SEGMENTS -

    Identifiable assets in the United States and the Far East are $218,586,000 and $42,070,000 at January 3, 1998. The Company's Hong Kong entities sole source of revenues comes from intercompany transactions, as their sole function is to procure and arrange for the manufacture of apparel in the Far East for Kasper.

NOTE 10.  RETIREMENT PLANS:

    (a)  DEFINED BENEFIT PLAN

    In January 1992, Leslie Fay established a non-contributory defined benefit pension plan covering certain salaried, hourly and commission-based employees. Employees of the Predecessor Company participated in this plan. Plan benefits are based upon the participants' salaries and years of service. The plan had been amended to freeze benefit accruals effective December 31, 1994 and to terminate the plan effective December 31, 1996. Investments are made primarily in U.S. Government obligations and common stock. The following major assumptions were used in the actuarial valuations:


                                              JUNE 4,     DECEMBER 28,
                                               1997           1996
                                               ----           ----
Discount rate                                   7.5%           7.5%
Long-term rate of return on assets              8.8%           8.8%
Average increase in compensation                N/A            N/A

    Net periodic pension cost recognized by Leslie Fay for the five months ended
June  4,  1997  and  year  ended   December  28,  1996,  was  $0  and  $195,000,
respectively. The components of this cost are as follows:


                                              JUNE 4,     DECEMBER 28,
                                               1997          1996
                                               ----          ----
                                                 (in thousands)
Service costs                                 $  --          $  --
Interest cost                                    38            127
Actual return on assets                         (98)          (111)
Recognition of partial settlement of pension     --           (106)
obligations
Net amortization and deferral                    60             73
                                              -----          -----
    Net periodic pension cost                 $  --          $ 195
                                              =====          =====

    Net periodic pension cost charged to Kasper for the five months ended June 4, 1997 and year ended 1996 was $0 and $107,000, respectively.

    The following table summarizes the funding status of the plan at June 4, 1997 and December 28, 1996:


                                                          JUNE 4,  DECEMBER 28,
                                                            1997       1996
                                                          -------    -------
Actuarial present value of benefit obligations:             (In thousands)
Accumulated benefit obligation:
       Vested                                             $ 1,867    $(2,034)
       Non-vested                                            --          (97)
                                                          -------    -------
Total accumulated benefit obligation                      $ 1,867    $(2,131)
                                                          =======    =======

Projected benefit obligation                              $ 1,867    $(2,131)
Estimated fair value of assets                              1,054      1,062
                                                          -------    -------
Excess of projected benefit obligation over plan assets      (813)    (1,069)
Unrecognized prior service costs                             --         --
Unrecognized net loss                                        --         --
Additional minimum liability under SFAS No. 87               --         --
                                                          -------    -------
   Leslie Fay Accrued Pension Costs                       $  (813)   $(1,069)
                                                          =======    =======


The above accrued pension costs have not been allocated to Sassco.

    As a result of the plan termination, Leslie Fay recorded an additional $676,000 as reorganization expenses to write-off these assets and record an additional liability to fully fund the plan in the fourth quarter of 1996.

    The Company has not established a defined benefit pension plan subsequent to June 4, 1997.

    (b)  DEFINED CONTRIBUTION PLAN

    Kasper established a 401(k) Savings Plan for its employees on June 4, 1997. It is open to employees over the age of 21, who have completed at least twelve consecutive months of service. The Company makes matching contributions up to a percentage of employee contributions. Total contributions to the plan may not exceed the amount permitted pursuant to the Internal Revenue Code. Contributions to the plan for the seven months ended January 3, 1998 were $52,650.

    Leslie Fay also maintained a qualified voluntary contributory profit sharing plan covering certain salaried, hourly and commission-based employees, including some employees of the Predecessor Company. Certain matching contributions to the plan were mandatory. Other contributions to the plan were discretionary. Total contributions to the plan may not exceed the amount permitted as a deduction pursuant to the Internal Revenue Code. The contributions charged to Kasper for the five months ended June 4, 1997 and the year ended December 28, 1996 amounted to $ 46,200 and $175,000, respectively.

    (c)  OTHER

    Leslie Fay participates in multi-employer pension plans, which also covered certain Predecessor Company employees. The plans provide defined benefits to unionized employees. Amounts charged to Kasper for contributions to the pension funds for the five months ended June 4, 1997 and the year ended December 28, 1996, amounted to approximately $283,000 and $629,400, respectively.

    The Company has not established a multi-employer pension plan subsequent to June 4, 1997

    The Company does not provide for postemployment or postretirement benefits other than the plans described above.

NOTE 11. STOCK OPTION PLANS:

MANAGEMENT STOCK OPTION PLAN -

    On December 2, 1997, the Board of Directors approved the 1997 Management Stock Option Plan (the "Management Plan"). To date, the Company has issued Management Options to purchase 1,753,459 shares of Common Stock, which upon issuance will represent approximately 20.5% of the Company's outstanding Common Stock. Such options are exercisable at $14.00 per share and vest as follows: 25% vested immediately with 15% vesting annually thereafter on June 4 from the years 1998 to 2002. The Management Options expire on June 1, 2004.

    The Management Plan provides for the grant to officers and employees of and consultants to the Company and its affiliates who are responsible for or contribute to the management, growth and profitability of the Company of options to purchase Common Stock. The total number of shares of Common Stock for which options may be granted under the Plan is 2,500,000 shares. No participant may be granted stock options in excess of 1,500,000 shares of Common Stock over the life of the Management Plan. Management Options are not transferable by the optionee other than by will or the laws of descent and distribution or to facilitate estate planning, and each option is exercisable during the lifetime of the optionee only by such optionee.

    The Management Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Management Options granted as of the date hereof are nonqualified stock options. The term of each option granted pursuant to the Management Plan may be established by the Committee, in its sole discretion: provided, however, that the maximum term of each option granted pursuant to the Employee Plan is six and one-half years. Options shall become exercisable at such times and in such installments as the Committee shall provide in the terms of each individual option agreement.

NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN -

    On June 10, 1997, the Board of Directors approved the grant of stock options ("Director Options") to purchase 20,000 shares of Common Stock to each of its five non-employee directors for a total of 100,000 options. Each option has an exercise price of $14.00 per share and will vest ratably over the first three anniversaries following the date of grant. The Director Options will expire on the fifth anniversary of the date of grant. Director Options are not transferable by the optionee other than by will or the laws of descent and distribution or to facilitate estate planning, and each option is exercisable during the lifetime of the optionee only by such optionee. At the date of issuance, the fair market value per share was $15.50. The fair market value in excess of the exercise price paid is being amortized over the vesting period.

    In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation". This statement establishes a fair market value based method of accounting for an employee stock option but allows companies to continue to measure compensation cost for those plans using the intrinsic value based method prescribed by APB Opinion No. 25 "Accounting for Stock Issued to Employees". Companies electing to continue using the accounting under APB Opinion No. 25 must, however, make pro forma disclosure of net income and earnings per share as if the fair value based method of accounting in SFAS No. 123 had been applied. The Company has elected to account for its stock based compensation awards to employees and directors under the accounting prescribed by APB Opinion No. 25, under which no compensation cost has been recognized.

    Had compensation cost for these plans been determined consistent with SFAS No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:


                                                   SEVEN MONTHS ENDED
                                                    JANUARY 3, 1998
                                                    ---------------
                                           (in thousands, except per share)

        Net Income:      As Reported                  $     972
                         Pro Forma                       (7,645)
        Basic EPS:       As Reported                        .14
                         Pro Forma                        (1.12)
        Diluted EPS:     As Reported                        .14
                         Pro Forma                        (1.12)

    The option price under the Management Plan exceeded the stock's market price on the date of grant. The option price under the Director Options was less than the stock's market price on the date of grant.

    A summary of the status of the Company's two stock plans at January 3, 1998 and changes during the seven months then ended is presented in the table and narrative below:


                                                      JANUARY 3, 1998
                                                      ---------------
                                                  Shares       Weighted Avg.
                                                  (000)       Exercise Price
                                                --------      --------------
Outstanding at beginning of year                      --        $   --
Granted                                            1,853              14
Exercised                                             --            --
Forfeited                                             --            --
Expired                                               --            --
                                                --------        --------
Outstanding at end of year                         1,853              14
                                                --------        --------
Exercisable at end of year                           472              14
Weighted average of fair value
of options granted                                 $4.65

    All of the options outstanding at January 3, 1998 have an exercise price of $14 and a weighted average remaining contractual life of 6.7 years. 472 of these options are exercisable.

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used in 1997: risk-free interest rate of 5.8% for the Management Plan and 6.4% for the Director Options; expected dividend yield of 0%, expected lives of 5 years and expected stock price volatility of 34%, all for both plans.


NOTE 12. INCOME PER SHARE:

    In 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share". This statement establishes standards for computing and presenting earnings per share ("EPS"), replacing the presentation of currently required Primary EPS with a presentation of Basic EPS. For entities with complex capital structures, the statement requires the dual presentation of both Basic EPS and Diluted EPS on the face of the statement of operations. Under this new standard, Basic EPS is computed on the weighted average number of shares actually outstanding during the year. Diluted EPS includes the effect of potential dilution from the exercise of outstanding dilutive stock options and warrants into common stock using the treasury stock method. SFAS No. 128 is effective for the current fiscal year end.


                                      FOR THE SEVEN MONTHS ENDED JANUARY 3, 1998
                                        (in thousands except per share amounts)
                                        INCOME         SHARES         PER-SHARE
                                       (NUMERATOR)   (DENOMINATOR)     AMOUNT
                                       ----------    ----------    ----------
Basic EPS
   Income available to common
     shareholders                      $      972         6,800    $      .14
                                                                   ==========


Effect of Dilutive Securities
   Non-Employee Director Stock Options        --              5
   Management Stock Options                   --            --
                                       ----------    ----------

Diluted EPS
   Income available to
     common shareholders +             $      972         6,805    $      .14
assumed conversions                    ==========    ==========    ==========



    The Management Stock Options issued on December 2, 1997 were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares, for the entire time outstanding during the year. All options were still outstanding at January 3, 1998.


NOTE 13. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS:

    In June 1997, the Financial Accounting Standards Board issued two new disclosure standards. Results of operations and financial position will be unaffected by implementation of these new standards.

    Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"), established standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 now requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

    Statement of Financial  Accounting  Standards  No. 131,  "Disclosures  about
Segments of an Enterprise and Related Information" ("SFAS No. 131"), which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise", establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by Management in deciding how to allocate resources and in assessing performance.

    Both SFAS No. 130 and 131 are effective for financial statements for periods beginning after December 15, 1997 and require comparative information for earlier years to be restated. The Company has not yet determined what additional disclosures, if any, may be required in connection with adopting these statements.


NOTE 14. SUPPLEMENTAL CASH FLOW INFORMATION:

    Net cash paid for interest and income taxes were as follows:


                             JANUARY 3,   |      JUNE 4,          DECEMBER 28,
                                1998      |        1997              1996
                             ----------   |     ----------        ----------
                                          |   (in thousands)
Interest                     $    5,869   |     $      307        $      496
Income taxes                      1,462   |             82               626

                   SASSCO FASHIONS, LTD. AND RELATED ENTITIES

                  a Division of The Leslie Fay Companies, Inc.
                        (a Debtor In Possession -Note 1)

                             COMBINED BALANCE SHEETS
                                 (In thousands)

                        ASSETS                           DECEMBER 28,  DECEMBER 30,
                                                             1996         1995
                                                           --------     --------
Current Assets:
    Cash and cash equivalents ............................ $  1,886     $  1,819

    Accounts  receivable-net of allowances for possible
        losses of $18,369 and $15,532, respectively ......   55,389       47,936
    Inventories ..........................................   84,425       84,446
    Prepaid expenses and other current assets ............    1,877        1,978
                                                           --------     --------
        Total Current Assets .............................  143,577      136,179
                                                           --------     --------
Property, Plant and Equipment, at cost less
    accumulated depreciation and
    amortization of $8,084 and $6,539, respectively ......   11,904        6,467
Excess of Purchase Price over Net Assets Acquired-net
    of accumulated amortization of $8,035 and $7,342,
    respectively .........................................   17,400       17,982
Deferred Charges and Other Assets ........................     --          1,481
                                                           --------     --------
Total Assets ............................................. $172,881     $162,109
                                                           ========     ========

LIABILITIES AND DIVISIONAL EQUITY
Current Liabilities:
    Accounts payable ..................................... $ 11,412     $ 15,351
    Accrued expenses and other current liabilities .......    3,862        9,125
    Income taxes payable .................................      403        2,032
                                                           --------     --------
        Total Current Liabilities ........................   15,677       26,508
Commitments and Contingencies.............................
Divisional Equity ........................................  157,204      135,601
                                                           --------     --------
    Total Liabilities and Divisional Equity .............. $172,881     $162,109
                                                           ========     ========





The accompanying Notes to Combined Financial Statements are an integral part of these financial statements.

                   SASSCO FASHIONS, LTD. AND RELATED ENTITIES
                  a Division of The Leslie Fay Companies, Inc.
                        (a Debtor In Possession -Note 1)

                        COMBINED STATEMENTS OF OPERATIONS
                                 (In thousands)



                                                      DECEMBER 28,  DECEMBER 30,
                                                          1996          1995
                                                        --------      --------

Net Sales ............................................  $311,550      $279,974
Cost of Sales ........................................   238,268       207,161
                                                        --------      --------
    Gross profit .....................................    73,282        72,813
                                                        --------      --------
Operating Expenses:
Selling, warehouse, general and administrative
expenses .............................................    50,263        49,604
Depreciation and Amortization ........................     2,238         2,033
                                                        --------      --------
        Total operating expenses .....................    52,501        51,637
                                                        --------      --------
Operating income .....................................    20,781        21,176
Interest and Financing Costs .........................     1,634           525
                                                        --------      --------
Income before provision for income taxes .............    19,147        20,651
Provision for Income Taxes ...........................     7,659         8,260
                                                        --------      --------
Net Income ...........................................  $ 11,488      $ 12,391
                                                        ========      ========













The accompanying Notes to Combined Financial Statements are an integral part of these financial statements.

                   SASSCO FASHIONS, LTD. AND RELATED ENTITIES

                  a Division of The Leslie Fay Companies, Inc.
                        (a Debtor In Possession -Note 1)

                    COMBINED STATEMENTS OF DIVISIONAL EQUITY
                                 (In thousands)



                                         DECEMBER 28, 1996    DECEMBER 30, 1995
                                         -----------------    -----------------
Divisional Equity, beginning of year ....    $135,601              $109,563
Net Income ..............................      11,488                12,391
Less: Net increase in investment with
 Leslie Fay .............................      10,115                13,647
                                             --------              --------
Divisional Equity, end of year ..........    $157,204              $135,601
                                             ========              ========














The accompanying Notes to Combined Financial Statements are an integral part of these financial statements.

                   SASSCO FASHIONS, LTD. AND RELATED ENTITIES

                  a Division of The Leslie Fay Companies, Inc.
                        (a Debtor In Possession -Note 1)

                        COMBINED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                               FOR THE FISCAL YEARS
                                                            -------------------------
                                                            DECEMBER 28,  DECEMBER 30,
                                                                1996        1995
                                                              --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income ............................................   $ 11,488    $ 12,391
    Adjustments to reconcile net income to net cash (used
        in) operating activities:
        Depreciation and amortization .....................      1,546       1,456
        Amortization of excess purchase price over net
           assets acquired ................................        693         577
        Excess of cost over fair value of assets acquired .       (111)     (1,524)
        Change in provision for possible losses on accounts
           receivable .....................................      2,836       2,636
        (Increase) Decrease in:
           Accounts receivable ............................    (10,290)     (8,313)
           Inventories ....................................         21     (22,900)
           Prepaid expenses and other current assets ......        101      (1,361)
           Deferred charges and other assets ..............      1,481      (1,155)
        Increase (Decrease) in:
           Accounts payable, accrued expenses and other
               current liabilities ........................     (9,202)      7,397
           Income taxes payable ...........................     (1,629)        743
                                                              --------    --------
               Total adjustments ..........................    (14,554)    (22,444)
                                                              --------    --------

               Net cash (used in) operating activities ....     (3,066)    (10,053)
                                                              --------    --------


Cash Flows from Investing Activities:
    Capital expenditures net of proceeds from the sale of
        fixed assets ......................................     (6,982)     (3,149)
                                                              --------    --------
        Net cash (used in) investing activities ...........     (6,982)     (3,149)
                                                              --------    --------

Cash Flows from Financing Activities:
    Net increase in cash invested with Leslie Fay .........     10,115      13,647
                                                              --------    --------
        Net cash provided by financing activities .........     10,115      13,647
                                                              --------    --------

Net increase in cash and cash equivalents .................         67         445

Cash and cash equivalents, at beginning of period .........      1,819       1,374
                                                              --------    --------

Cash and cash equivalents, at end of period ...............   $  1,886    $  1,819
                                                              ========    ========



The accompanying Notes to Combined Financial Statements are an integral part of these financial statements.

                   SASSCO FASHIONS, LTD. AND RELATED ENTITIES
                  a Division of The Leslie Fay Companies, Inc.
                        (a Debtor In Possession -Note 1)

                     NOTES TO COMBINED FINANCIAL STATEMENTS


1.      BASIS OF PRESENTATION AND ORGANIZATION:

        Sassco Fashions, Ltd. ("Sassco") is a division of The Leslie Fay Companies, Inc. ("Leslie Fay"), a Delaware corporation operating its business as a debtor in possession subject to the jurisdiction and supervision of the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"). The combined financial statements herein presented include the operations of three related Hong Kong corporations, Asia Expert Limited ("AEL"), Tomwell Limited ("Tomwell") and Viewmon Limited ("Viewmon"), none of which are part of the Leslie Fay bankruptcy proceeding. These three Hong Kong corporations are subsidiaries of Leslie Fay that procure and arrange for the manufacture of apparel products in the Far East solely for the benefit of Sassco. The combined financial statements of Sassco, AEL, Tomwell and Viewmon (Sassco being sometimes individually referred to, and together with its related entities collectively referred to, as the "Company" as the context may require) have been prepared on a stand-alone basis in accordance with generally accepted accounting principles applicable to a going concern. The Company's fiscal year ends on the Saturday closest to December 31st. The fiscal years ended December 28, 1996 ("1996") and December 30, 1995 ("1995"), included 52 weeks in each year.


        On April 29, 1997, the Bankruptcy Court confirmed Leslie Fay's Plan of Reorganization (the "Plan") (see Note 11). The Plan called for the spin-off of Sassco as a newly organized entity and will consist of Sassco, AEL, Tomwell, Viewmon, Sassco Europe and ASL Retail (collectively referred to as "Sassco Fashions, Ltd.").


2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

        (a)    BUSINESS

        The Company is principally engaged in the design and sale of women's apparel.

        (b)    PRINCIPLES OF COMBINATION


        The combined financial statements include the accounts of Sassco, AEL, Tomwell, Viewmon, Sassco Europe and ASL Retail. All significant intercompany balances and transactions have been eliminated in combination.


        (c)    FAIR VALUE OF FINANCIAL INSTRUMENTS

        Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" requires disclosure of the fair value of certain financial instruments. Cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are reflected at fair value because of the short term maturity of these instruments.

        (d)    CASH EQUIVALENTS

        All highly liquid investments with a remaining maturity of three months or less at the date of acquisition are classified as cash equivalents.

        (e)    INVENTORIES

        Inventories are valued at the lower of cost (first-in, first-out; "FIFO") or market.

        (f)    PROPERTY, PLANT AND EQUIPMENT

        Land, buildings, fixtures, equipment and leasehold improvements are recorded at cost. Major replacements or betterments are capitalized. Maintenance and repairs are charged to earnings as incurred. For financial statement purposes, depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets.

        (g)    EXCESS OF PURCHASE PRICE OVER NET ASSETS ACQUIRED


        The excess of purchase price over net assets acquired is amortized on a straight-line basis, primarily over a forty year period. In 1995, Sassco Europe purchased assets from Leslie Fay and recorded excess purchase price over net assets acquired of $1,043,500. The additional balance was recorded in connection with the purchase of Sassco by Leslie Fay.


        The Company continually evaluates, based upon income and/or cash flow projections and other factors as appropriate, whether events and circumstances have occurred that indicate that the remaining estimated useful life of this asset warrants revision or that the remaining balance of this asset may not be recoverable.

        (h)    DIVISIONAL EQUITY

        Divisional equity as used in these financial statements, represents a summary of all intercompany activity between Sassco and Leslie Fay and its affiliates as well as the accumulation of earnings.


        (i)    REVENUE RECOGNITION

        Sales are recognized upon shipment of products to customers and, in the case of sales by Company owned retail stores, when goods are sold to customers. Allowances for estimated uncollectible accounts and discounts are provided when sales are recorded.


        (j)    FOREIGN CURRENCY TRANSLATION

        The functional currency of the Hong Kong subsidiaries is the U.S. dollar, and remeasurement gains and losses (which were not material) are included in determining net income for the period.

        (k)    INCOME TAXES


        Leslie Fay and its subsidiaries file a consolidated Federal income tax return. As a division of Leslie Fay, the Company was not subject to Federal, State and Local income taxes. AEL, Tomwell and Viewmon file separate tax returns in Hong Kong. The effective tax rate used herein reflects the rate that would have been applicable, had the Company been independent. Provisions for deferred taxes were not reflected on the Company's books, but were reflected on Leslie Fay's books and records. Going forward, the Company will record deferred taxes in accordance with the provision of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes".

        (l)    USE OF ESTIMATES

        The financial statements are prepared in conformity with generally accepted accounting principles, such preparation requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

3.      INVENTORIES:

        Inventories consist of the following:


                                               December 28,        December 30,
                                                   1996                1995
                                               ----------          ----------
                                                       (In thousands)
          Raw materials                        $   25,061          $   36,035
          Work in process                              30                  23
          Finished goods                           59,334              48,388
                                               ----------          ----------
                  Total inventories            $   84,425          $   84,446
                                               ==========          ==========


4.      PROPERTY, PLANT AND EQUIPMENT:

        Property, plant and equipment consist of the following:

                                                                      Estimated
                                           December 28,  December 30,  Useful
                                               1996        1995        Lives
                                             -------     -------      -------
(In thousands)
Land and buildings                           $    32     $    32   25-40 years
Building under capitalized lease obligation      122         122   Term of lease
Machinery, equipment and fixtures             11,179       7,256   5-10 years
Leasehold improvements                         5,044       4,331   5 years
Construction in progress                       3,611       1,265   N/A
                                             -------     -------
Property, plant and equipment, at cost        19,988      13,006
Less: Accumulated depreciation and
      amortization                             8,084       6,539
                                             -------     -------

Total property, plant and equipment, net     $11,904     $ 6,467
                                             =======     =======




5.      DEBT:

        (a)    FNBB CREDIT AGREEMENT/DIP CREDIT AGREEMENT

        Leslie Fay utilizes a centralized cash management system. As such, cash has not been allocated on a divisional level. Cash and cash equivalents on the accompanying balance sheets is primarily held by AEL, Tomwell and Viewmon. On occasion, the Company has required funding from Leslie Fay for short periods. The Company has not reflected either interest income or interest expense on centralized cash balances or borrowings in the statement of operations. Interest expense on the accompanying combined statements of operations and divisional equity represents fees for letters of credit utilized by Sassco during respective fiscal years.

        In connection with Leslie Fay's chapter 11 filing on April 5, 1993, Leslie Fay and certain of its subsidiaries entered into an interim post-petition credit agreement with Citibank N.A. On April 28, 1993, Leslie Fay refinanced this agreement when they entered into a Post-Petition Credit Agreement (the "DIP Credit Agreement") which was to expire on the earlier of April 26, 1994 or the consummation of a plan of reorganization.

        In April 1994, the Bankruptcy Court signed an order approving an amendment to the DIP Credit Agreement which extended this facility until April 27, 1995. This DIP Credit Agreement was further amended to extend the facility until December 15, 1995, subject to Bankruptcy Court approval. On May 2, 1995, a replacement credit facility for a new $80,000,000 credit agreement with The First National Bank of Boston ("FNBB") and BankAmerica Business Credit, Inc. ("BABC"), as facility Agents and FNBB as Administrative Agent (the "FNBB Credit Agreement") was approved by the Bankruptcy Court. This facility replaced the original post-petition credit agreement (the "DIP Credit Agreement") and was subsequently extended twice and currently matures on the earlier of (i) May 16, 1997, (ii) the date of termination of the Commitments (as the term is defined in the FNBB Credit Agreement) or (iii) the first date on which a reorganization plan for the Company is substantially consummated. The FNBB Credit Agreement provides for post-petition direct borrowings and the issuance of letters of credit on Leslie Fay's behalf in an aggregate amount not exceeding $80,000,000, subject to being permanently reduced on an equal basis for any net cash proceeds received from the sale of assets after March 20, 1995 for which the cumulative proceeds exceed $20,000,000 up to a maximum of $40,000,000 on a cumulative basis. On November 15, 1995, the facility was amended to reduce the aggregate borrowing limit to $60,000,000, and beginning January 1, 1996 a sublimit for borrowings under the revolving line of credit was set at $15,000,000 and a sublimit for letters of credit was set at $50,000,000. No qualifying asset sales have been made which would reduce the facility borrowing limits. Direct borrowings bear interest at prime plus 1.5% (9.75% at December 28, 1996 and 10.0% at December 30, 1995).

        The FNBB Credit Agreement as amended contains certain reporting requirements, as well as financial and operating covenants through December 28, 1996, related to minimum and maximum inventory levels, capital expenditures and attainment of minimum earnings before reorganization, interest, taxation, depreciation and amortization. As collateral for borrowings under the FNBB Credit Agreement, Leslie Fay has granted to FNBB and BABC a security interest in substantially all assets of Leslie Fay, including the Sassco division assets. In addition, the FNBB Credit Agreement contains certain restrictive covenants including limitations on the incurrence of additional liens and indebtedness and a prohibition on paying dividends. Leslie Fay is in compliance with all covenants contained in the FNBB Credit Agreement.


        The above Facilities were utilized during 1996 and 1995 primarily to provide letter of credit facilities to Sassco and Leslie Fay's other divisions. Approximately $17,692,000 and $24,847,200, respectively, was committed under unexpired letters of credit as of December 28, 1996 and December 30, 1995, relating to Sassco.


        (b)    NEW COMPANY FINANCING AGREEMENTS

        On February 24, 1997, the Bankruptcy Court approved in substance the term sheet from a financial institution to provide financing for Sassco Fashions, Ltd. upon consummation of Leslie Fay's Plan of Reorganization. This agreement takes effect upon consummation of the Plan. The financing agreement for Sassco Fashions, Ltd. provides a revolving line of credit and letters of credit to support their working capital needs. This agreement contains financial operating covenants and other limitations which require Sassco Fashions, Ltd. to achieve a level of profitability within a range included in Leslie Fay's December 5, 1996 Disclosure Statement For Amended Joint Plan of Reorganization.

6.      INCOME TAXES:


        The financial statements reflect an effective tax rate of 40%, which reasonably reflects what the Company's tax rate would have been as a separate company. Deferred taxes are reflected as a component of divisional equity as Leslie Fay is the taxable legal entity. If the Company was a separate taxable entity, the components of the temporary differences would be primarily due to customer reserves and allowances, inventory, depreciation and vacation pay accrued.

        For 1996 and 1995, the following provisions for income taxes were made:



                                                  1996             1995
                                                 ------           ------
Current:                                             (In thousands)
Federal                                          $5,744           $6,195
State                                             1,302            1,409
Foreign                                             613              656
                                                 ------           ------
Provision for income taxes                       $7,659           $8,260
                                                 ======           ======


        The difference between the Company's effective income tax rate and the statutory federal income tax rate for 1996 and 1995, respectively, is as follows:



                                                  1996             1995
                                                 ------           ------
                                            (In thousands, except percentages)
Provision for income taxes                      $ 7,659          $ 8,260
                                                =======          =======
Income before taxes                             $19,147          $20,651
                                                =======          =======
Effective tax rate                                 40.0%            40.0%
Net state tax                                      (6.8)            (6.8)
Foreign tax rate differential                       2.8              2.8
Other                                              (1.0)            (1.0)
                                                -------          -------
Federal statutory rate                             35.0%            35.0%
                                                =======          =======

        At December 28, 1996, Leslie Fay had consolidated federal tax loss carryforwards of $135,100,000 expiring in 2009, 2010 and 2011. No benefit with respect to these tax loss carryforwards has been reflected in the accompanying financial statements.

7.      COMMITMENTS AND CONTINGENCIES:

        (a)    LEASES


        The Company rents real and personal property under leases expiring at various dates through 1999. Certain of the leases stipulate payment of real estate taxes and other occupancy expenses. Total rent expenses charged to operations for 1996 and 1995, amounted to $4,356,709 and $2,498,608, respectively.

        Minimum annual rental commitments under leases in effect at December 28, 1996 are summarized as follows:



                                                    (In thousands)
                                                               Equipment
                                          Real Estate           & Other
                                          -----------           -------

1997                                         $ 3,808            $    56
1998                                           3,397                 56
1999                                           2,488                 25
2000                                           2,032               --
2001                                           1,781               --
Later years                                    8,520               --
                                             -------            -------
Total minimum lease payments                 $22,026            $   137
                                             =======            =======


        (b)    LEGAL PROCEEDINGS

        On April 5, 1993, Leslie Fay and several of its subsidiaries filed voluntary petitions in the Bankruptcy Court under Chapter 11 of the Bankruptcy Code. All civil litigation commenced against Leslie Fay and those referenced subsidiaries prior to that date has been stayed under the Bankruptcy Code.

        (c)     SETTLEMENT OF LABOR DISPUTE

        On July 8, 1994 Leslie Fay and the International Ladies Garment Workers' Union (the "ILGWU") reached a negotiated settlement agreement (the "ILGWU Agreement") following a six-week labor strike which commenced at the end of the expiration of the contract period, May 31, 1994. The Final Settlement Agreement was approved by the Bankruptcy Court on September 15, 1995 and all payments were made by December 1995.

        (d)    ILGWU NATIONAL RETIREMENT FUND


        Leslie Fay is obligated to contribute to the ILGWU Retirement Fund (the "Fund"), a multi-employer pension fund, pursuant to its collective bargaining agreement with the ILGWU. The Fund has filed a proof of claim with the Bankruptcy Court for Leslie Fay's estimated withdrawal liability representing its allocable share of unfunded vested benefits under the Multi-employer Pension Plan Amendments Act ("MPPA") of the Employee Retirement Income Security Act. The Fund's most recent estimate of Leslie Fay's withdrawal liability through plan year 1996 is approximately $14,875,000. In February 1997, Leslie Fay and the Fund resolved the claim for withdrawal liability within reserves that had been established for the claim (included in Liabilities subject to compromise). It has not been determined what effect, if any, this will have on Sassco. As such, no reserve has been provided in the accompanying financial statements.


        (e)    CONCENTRATIONS OF CREDIT RISK

        Financial instruments which potentially expose the Company to concentrations of credit risk, as defined by SFAS No. 105, consist primarily of trade accounts receivable. The Company's customers are not concentrated in any specific geographic region, but are concentrated in the retail apparel business. In 1996, three customers accounted for 19%, 16% and 12% of the Company's sales. In 1995, three customers accounted for 21%, 14% and 12% of the

Company's sales. The Company has established an allowance for possible losses based upon factors surrounding the credit risk of specific customers, historical trends and other information.

        (f)    GEOGRAPHIC SEGMENTS

        Identifiable   assets  in  the  United  States  and  the  Far  East  are
$104,129,600   and   $68,751,800  at  December  28,  1996  and  $86,047,500  and
$76,061,000 at December 30, 1995, respectively. The Company's Hong Kong entities sole source of revenues comes from intercompany transactions as their sole function is to procure and arrange for the manufacture of apparel in the Far East for Sassco.

8.      RELATED PARTY TRANSACTIONS:

        (a)    INTERCOMPANY ACTIVITIES


        Leslie Fay has provided services to Sassco, including but not limited to financial, systems and legal services, administration of benefit and insurance programs, income tax management, cash management and treasury services. These financial statements include an allocation of Leslie Fay's administrative expenses totaling $1,858,969 and $10,781,475 for 1996 and 1995, respectively. In addition, Sassco incurred $5,737,054 of administrative expenses in 1996. Management estimates that Sassco would have incurred $5,550,000 in 1995, relative to the type of services provided to it by Leslie Fay, had Sassco been operating as an unaffiliated entity. This estimate does not include costs associated with the factoring of receivable which would have been approximately $136,000 and $1,120,000 in 1996 and 1995, respectively. In addition, Sassco incurred $1,161,900 of factoring charges from Heller Financial in 1996.


        Sassco has taken possession of the Albert Nipon trademark in 1996. Royalty income of $798,000 in 1996 is included as an offset to Sassco operating expenses. In 1995 royalty income of $835,000 relating to this trademark was included in the books and records of Leslie Fay.

        (b)    CONSULTING SERVICES


        Sassco is a party to a consulting agreement with Alco Design Associates, Inc. ("Alco"), whereby Alco performs consulting services relating to the manufacture and importation of apparel for Sassco. The senior executive of Sassco is a controlling stockholder of Alco. This consulting agreement had been continuing on a month to month basis and has been terminated effective June 4, 1997. During 1996 and 1995, charges associated with this agreement were $2,176,047 and $3,958,567, respectively.

        AEL, Viewmon and Tomwell are parties to a consulting agreement with Kerrison Trading Co. ("Kerrison"), whereby Kerrison performs consulting services relating to the manufacture and importation into the United States of apparel for Sassco and the manufacturing operations of Tomwell. The senior executive of Sassco and the senior executive of AEL are controlling stockholders of Kerrison. This consulting agreement had been continuing on a month to month basis and was subsequently terminated effective June 4, 1997. During 1996 and 1995, charges associated with this agreement were $2,459,000 and $2,277,000, respectively.


        (c)    OTHER


        AEL sources product from two factories in Hong Kong which are controlled by the husband of the senior executive of AEL. In February 1997, the senior executive of AEL resigned from the Company. The Company believes that all purchases were made under ordinary and customary practices of the industry. During 1996 and 1995, AEL purchased goods from these two factories in the amount of $20,344,000 and $19,204,000, respectively.

9.      RETIREMENT PLANS:

        (a)    DEFINED BENEFIT PLAN

        In January 1992, Leslie Fay established a non-contributory defined benefit pension plan covering certain salaried, hourly and commission-based employees. Sassco employees participate in this plan. Plan benefits are based upon the participants' salaries and years of service. The plan has been amended to freeze benefit accruals effective December 31, 1994 and to terminate the plan effective December 31, 1996. Investments are made primarily in U.S. Government obligations and common stock. The following major assumptions were used in the actuarial valuations:


                                                     1996         1995
                                                     ----         ----
            Discount rate                            7.5%         8.8%
            Long-term rate of return on assets       8.8%         8.8%
            Average increase in compensation         N/A          N/A


        Net periodic pension cost was recognized by Leslie Fay in 1996 and 1995, respectively, of $195,000 and $341,000. The components of this cost are as follows:



                                                                (In thousands)
                                                              1996         1995
                                                             -----        -----
   Service costs                                             $ --         $ --
   Interest cost                                               127          223
   Actual return on assets                                    (111)         417
   Recognition of partial settlement of pension obligations    106          200
   Net amortization and deferral                                73         (499)
                                                             -----        -----

         Net periodic pension cost                           $ 195        $ 341
                                                             =====        =====


        Net  periodic   pension  cost  charged  to  Sassco  in  1996  and  1995,
respectively, was $107,000 and $85,000.

        The following table summarizes the funding status of the plan at December 28, 1996 and December 30, 1995:


Actuarial present value of benefit obligations:          (In thousands)

  Accumulated benefit obligation:                           1996         1995
                                                           -------      -------
    Vested                                                 $(2,034)     $(1,639)
    Non-vested                                                 (97)        (196)
                                                           -------      -------
Total accumulated benefit obligation                       $(2,131)     $(1,835)
                                                           =======      =======

Projected benefit obligation                               $(2,131)     $(1,835)
Estimated fair value of assets                               1,062        1,359
                                                           -------      -------
Excess of projected benefit obligation
        over plan assets                                    (1,069)        (476)
Unrecognized prior service costs                              --            262
Unrecognized net loss                                         --            313
Additional minimum liability under SFAS No.87                 --           (575)
                                                           -------      -------

Leslie Fay Accrued Pension Costs                           $(1,069)     $  (476)
                                                           =======      =======

The above accrued pension costs have not been allocated to Sassco.


        Under the requirements of SFAS No. 87 -"Employers' Accounting for Pension", an additional minimum pension liability representing the excess of accumulated benefits over plan assets and accrued pension costs, was recognized at December 30, 1995. A corresponding amount was recognized as an intangible asset to the extent of unrecognized prior service costs with the balance recorded as a separate reduction of stockholders' equity. As a result of the plan termination, Leslie Fay recorded an additional $676,000 as reorganization expenses to write-off these assets and record an additional liability to fully fund the plan in the fourth quarter of 1996.


        (b)    DEFINED CONTRIBUTION PLAN


        Leslie Fay also maintains a qualified voluntary contributory profit sharing plan covering certain salaried, hourly and commission-based employees, which also covers some Sassco employees. Certain matching contributions to the plan are mandatory. Other contributions to the plan are discretionary. Total contributions to the plan may not exceed the amount permitted as a deduction pursuant to the Internal Revenue Code. The contributions charged to Sassco for 1996 and 1995, amounted to $175,000 and $130,000, respectively.


        (c)    OTHER


        Leslie Fay participates in multi-employer pension plans, which also cover certain Sassco employees. The plans provide defined benefits to unionized employees. Amounts charged to Sassco's operations for contributions to the pension funds in 1996 and 1995, amounted to approximately $629,400 and $545,400, respectively.


        The Company does not provide for postemployment or postretirement benefits other than the plans described above.

10.     SUPPLEMENTAL CASH FLOW INFORMATION:

        Net cash paid for interest and income taxes were as follows:


                                               (In thousands)
                                                1996   1995
                                                ----   ----
                     Interest                   $496   $525
                     Income taxes               $626   $230

11.     LESLIE FAY BANKRUPTCY

        As mentioned in Note 1, Leslie Fay was operating its business as a debtor in possession subject to the jurisdiction of the Bankruptcy Court. On April 5, 1993, Leslie Fay and certain of its wholly owned subsidiaries filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code"), as a result of the announcement of accounting irregularities, numerous stockholder and other party lawsuits filed against the Company and its directors, and the breach of certain provisions of its financing agreement at the time. On February 28, 1997, Leslie Fay filed an Amended Joint Plan of Reorganization pursuant to Chapter 11 of the Bankruptcy Code. The Plan has been approved by the creditors and on April 29, 1997, the Bankruptcy Court confirmed the Plan. Refer to the consolidated financial statements of Leslie Fay for the fiscal year ended December 28, 1996, included in Leslie Fay's Annual Report on Form 10-K, for more information regarding Leslie Fay's bankruptcy proceedings and reorganization case.

        Leslie Fay's ability to continue as a going concern is dependent upon the confirmation of a plan of reorganization by the Bankruptcy Court, securing ongoing debtor in possession financing, compliance with all debt covenants under their debtor in possession financing, the achievement of profitable operations and positive cash flow, a favorable resolution of certain legal proceedings against Leslie Fay, the success of future operations, the resolutions of future uncertainties in the Chapter 11 cases and legal proceedings as discussed in Notes 2 and 8, respectively, of Notes to the Consolidated Financial Statements contained in the 1996 Form 10-K, and the ability to obtain financing for its operations that will enable it to emerge from Chapter 11. Because of the uncertainties relating to Leslie Fay's bankruptcy and future operations, the financial condition of Leslie Fay raises substantial doubt as to Sassco's ability to continue as a going concern. In addition, Sassco is supported by the overall financing facility of Leslie Fay. The accompanying combined financial statements do not include any adjustments relating to recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should Sassco be unable to continue as a going concern.

12.     SUBSEQUENT EVENTS

        At the close of business on June 4, 1997, Leslie Fay emerged from bankruptcy and Sassco Fashions, Ltd. emerged as a newly organized separate entity.

        On June 4, 1997, the Plan was consummated by Leslie Fay 1) transferring the equity interest in both Leslie Fay and Sassco, to its creditors in exchange for relief from the aggregate amount of the claims estimated at $338,000,000; 2) assigning to certain creditors the ownership rights to notes aggregating $110,000,000 payable by Sassco; and 3) transferring the assets (including $10,963,000 of cash) and liabilities of the then Sassco division to Sassco and the assets and liabilities of Leslie Fay Dress and Sportswear divisions to three wholly owned subsidiaries of Leslie Fay. In addition, Leslie Fay retained approximately $41,080,000 in cash, of which $23,580,000 will be used to pay administrative claims as defined in the Plan. As provided for in the Plan, the Company will issue eighty (80%) percent of its 6,800,000 of new shares to its creditors in July 1997. The remaining twenty (20%) percent will be held back pending the resolutions of certain litigation before the Bankruptcy Court. On June 4, 1997, Leslie Fay emerged from bankruptcy and Kasper has emerged as a newly organized separate entity.

        The effects of the Company's reorganization under Chapter 11 will be accounted for in the Company's financial statements using the principles required by the American Institute of Certified Public Accountants' Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code ("Fresh Start Accounting"). Pursuant to such principles, the Company's assets, upon emergence from Chapter 11 will be stated at "reorganization value", which is defined as the value of the entity before considering liabilities on a going-concern basis following the reorganization and represents the estimated amount a willing buyer would pay for the assets of the Company immediately after the reorganization. The reorganization value for the Company will be determined by reference to the remaining liabilities plus the estimated value of shareholders' equity of the outstanding shares of the Common Stock. The reorganization value of the Company will be allocated to the assets of the Company in conformity with the procedures specified by Accounting Principles Board Opinion No. 16, Business Combinations, for transactions reported on the basis of the purchase method of accounting. In this allocation, identifiable assets were valued at estimated fair values, and any excess reorganization value has been recorded as "reorganization value in excess of amounts allocated to identifiable assets" (a long-term intangible asset similar to "goodwill").

================================================================================

        NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.


                                TABLE OF CONTENTS
                                                                            PAGE

Prospectus Summary ........................................................... 3
Risk Factors ................................................................. 6
Non-Comparability of Historical
       Financial Statements...................................................13
Use of Proceeds...............................................................13
Dividend Policy...............................................................13
Capitalization................................................................13
Selected Consolidated / Combined
       Financial Data ........................................................14
Management's Discussion and Analysis of
       Financial Condition and Results
       of Operations..........................................................18
Business .....................................................................26
Management ...................................................................39
Principal Stockholders .......................................................45
Selling Stockholders'
       and Plan of Distribution...............................................46
Certain Transactions .........................................................48
Description of Capital Stock .................................................48
Shares Eligible for Future Sale ..............................................52
Legal Matters ................................................................53

Experts ......................................................................54

Additional Information .......................................................54
Index to Financial Statements ...............................................F-1


UNTIL __________, 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS REPRESENTATIVES AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

================================================================================


================================================================================




                               KASPER A.S.L., LTD.







                      1,310,336 SHARES OF COMMON STOCK AND


                       $11,391,438 OF 12.75% SENIOR NOTES









                                   PROSPECTUS






                                             , 1998


================================================================================

                                           PART II.
                            INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        It is estimated that the following expenses will be incurred in connection with the proposed Offering hereunder. All of such expenses will be borne by the registrant.


       Registration fee - Securities and Exchange Commission........ $  9,024.17
        Legal fees and expenses.....................................  150,000.00
       Accounting fees and expenses.................................  200,000.00
       Transfer agent fees and expenses.............................    5,000.00
       Blue sky fees and expenses (including counsel fees)..........   10,000.00
       Printing expenses............................................    2,500.00
       Miscellaneous................................................   10,000.00
                                                                     -----------
                      Total......................................... $386,524.17
                                                                     ===========


----------------------------


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        1. Section 145 of Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, shall not, in and of itself, create a presumption that his conduct was unlawful.

        Section 145 also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon adjudication that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by such person in connection therewith.

        Any such indemnification (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth above. Such determination shall be made:

        (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or

        (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

        (3)     by the stockholders.

        Section 145 permits a Delaware business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by him in such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person.

        2. Charter Provisions on Indemnity. Article Ten of the Certificate of Incorporation of the Company sets forth the extent to which the Company's directors and officers may be indemnified by the Company against liabilities which they may incur while serving in such capacity. Such indemnification will be provided to the fullest extent permitted and in the manner required by the Delaware General Corporation Law. This article generally provides that the Company shall indemnify the directors and officers of the Company who are or were a party to any threatened, pending, or completed action, suit or proceeding, whether in nature civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company or of any constituent corporation absorbed into the Company by consolidation or merger or serves or served with another corporation, partnership, joint venture, trust or other enterprise at the request of the Company or of any such constituent corporation and, at the Company's option, provides advances for expenses incurred in defending any such action, suit or proceeding, upon receipt of an undertaking by or on behalf of such officer or director to repay such advances unless it is ultimately determined that he is entitled to indemnification by the Company.

        3. Limitation of Liability of Directors. As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of the fiduciary duty of care as a Director. By its terms and in accordance with the Delaware General Corporation Law, however, this provision does not eliminate or limit the liability of a director of the Company (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law (relating to unlawful payments of dividends or unlawful stock repurchases or redemptions), or
(iv) for any transaction from which the director derived an improper personal benefit.

        4. Director and Officer Liability Insurance. The Company has purchased director and officer liability insurance. Such insurance covers its directors and officers with respect to liability which they may incur in connection with their serving as such, which liability includes liability under the Securities Act. The insurance also provides certain additional coverage for the directors and officers against certain liability even though such liability would not be subject to indemnification under Article Ten of the Company's Certificate of Incorporation.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

        None.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

        (a)     EXHIBITS



EXHIBIT
NUMBER         DESCRIPTION
------         -----------

2(1) Fourth Amended and Restated Joint Plan of Reorganization for Debtors (Leslie Fay Companies, Inc.) Pursuant to Chapter 11 of the United States Bankruptcy Code Proposed by Debtors and Creditors' Committee, dated April 18, 1997.

3.1(5)         Amended and Restated Certificate of Incorporation as filed on May
               30, 1997.

3.2(5) Amendment to Certificate of Incorporation as filed on November 5, 1997.

3.3(5)         By-laws, as amended.

4.1(2) Indenture dated as of June 4, 1997 by and between the Registrant and IBJ Schroder Bank & Trust Company, as Trustee.

4.2(3) Supplemental Indenture, dated as of June 30, 1997, by and between the Registrant and IBJ Schroder Bank & Trust Company, as Trustee.

4.3(4)         Form of Senior Note issued under the Indenture.

5(5)           Opinion of Parker Chapin Flattau & Klimpl, LLP.

10.1(5) Credit Agreement dated June 5, 1997 by and between the Registrant and BankBoston (without exhibits).

10.2(5) Employment Agreement dated June 4, 1997 between the Registrant and Arthur S. Levine.

10.3           Lease  Modification  Agreement  and Lease  Agreement,  each dated
               August  20,  1996,   between  the  Registrant  and  Import  Hartz
               Associates.

10.4(5)        Acquisition  Agreement  dated  June  2,  1997  by and  among  the
               Registrant, ASL/K Licensing Corp, Herbert Kasper AND Forecast Designs, Inc.

10.5(5) Employment, Consulting and Non-Competition Agreement dated as of June 4, 1997 by and among Sassco Fashions, Ltd., ASL/K Licensing Corp. and Herbert Kasper.

10.6(5)        1997 Management Stock Option Plan.

10.7(5)        Form of stock option agreement issued to Directors.

21(5)          Subsidiaries of the Registrant

23.1           Consent of Arthur Andersen LLP.

23.2           Consent of Parker Chapin Flattau & Klimpl, LLP (Included in
               Exhibit 5).

24(6)          Power of Attorney (included in signature page).


27             Financial Data Schedule.



---------------------------------



(1) Incorporated by reference to Exhibit No. 4 to the Registrant's Report on Form 8-K (Commission File No. 022-22269) filed with the Commission on July 14, 1997 (the "Report on Form 8-K").

(2) Incorporated by reference to Exhibit No. 1 to the Registrant's Report on Form 8-K.

(3) Incorporated by reference to Exhibit No. 3 the Registrant's Report on Form 8-K.

(4) Incorporated by reference to Exhibit No. 2 to the Registrant's Report on Form 8-K.

(5) Incorporated by reference to the Registrant's Registration Statement on Form S-1 (Commission File No. 333-41629) filed with the Commission on December 5, 1997.

(6) Incorporated   by  reference  to  the   Registrant's   Amendment  No.  1  to
    Registration Statement on Form S-1 (Commission File No. 333-41629) filed with the Commission on December 23, 1997.


(b)     FINANCIAL STATEMENT SCHEDULE

        None.

ITEM 17.  UNDERTAKINGS.

        (a)    The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                        (ii) To  reflect in the  prospectus  any facts or events
                arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum Offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate Offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                        (iii) To include any material  information  with respect
                to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

        (c) The undersigned registrant hereby undertakes to provide to the Representatives, at the closing specified in the underwriting agreement included in Exhibit 1.1 hereto, certificates in such denominations and registered in such names as required by the Representatives to permit delivery to each purchaser.

        (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under
Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

        (e) The undersigned registrant hereby undertakes that:

               (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

               (2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on the 28th day of April 1998.


                                                KASPER A.S.L., LTD.


                                                By   /s/ Arthur S. Levine
                                                   -----------------------------
                                                       Arthur S. Levine
                                                       Chairman of the Board and
                                                       Chief Executive Officer


        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


             SIGNATURE                   TITLE                       DATE



/s/ Arthur S. Levine          Chairman of the Board and Chief    April 28, 1998
---------------------------   Executive Officer
Arthur S. Levine



/s/ Lester E. Schreiber       Chief Operating Officer and        April 28, 1998
---------------------------   Director
Lester E. Schreiber



/s/ Dennis P. Kelly           Chief Financial Officer            April 28, 1998
---------------------------
Dennis P. Kelly



/s/ Clifford B. Cohn          Director                           April 28, 1998
---------------------------
Clifford B. Cohn



/s/ William J. Nightingale    Director                           April 28, 1998
---------------------------
William J. Nightingale



/s/ Larry G. Schafran         Director                           April 28, 1998
---------------------------
Larry G. Schafran

/s/ Robert L. Sind            Director                           April 28, 1998
---------------------------
Robert L. Sind



                              Director                           April 28, 1998
---------------------------
Olivier Trouveroy